As filed with the Securities and Exchange Commission on December 21, 2006
Registration No. 333-136248

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Freedom Acquisition Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6770	20-5009693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1114 Avenue of the Americas, 41st Floor
New York, New York 10036
(212) 380-2230
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Nicolas Berggruen
President and Chief Executive Officer
1114 Avenue of the Americas, 41st Floor
New York, New York 10036
(212) 380-2230
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Alan I. Annex, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 (212) 801-9200 Fax: (212) 801-6400	Raymond B. Check, Esq. Cleary Gottlieb Steen & Hamilton LLP 1 Liberty Plaza New York, New York 10006 (212) 225-2000 Fax: (212) 225-3999

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of each Class of	Amount being	Offering Price Per	Aggregate Offering	Amount of
Security being Registered	Registered	Security(1)	Price(1)	Registration Fee
Units, each consisting of one share of Common Stock, $0.0001 par value, and one Warrant(2)	46,000,000 Units	$10.00	$460,000,000	$49,220(3)
Common Stock included in the Units(2)	46,000,000 Shares	—	—	— (4)
Warrants included in Units(2)	46,000,000 Warrants	—	—	— (4)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 6,000,000 Units, consisting of 6,000,000 shares of Common Stock and 6,000,000 Warrants, which may be issued upon exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.

(3)	Previously paid.

(4)	No fee pursuant to Rule 457(g).
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2006

PROSPECTUS

$400,000,000
Freedom Acquisition Holdings, Inc.
40,000,000 Units

Freedom Acquisition Holdings, Inc. is a blank check company recently formed to acquire one or more operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination. Our efforts in identifying a prospective target business will not be limited to a particular industry. We do not have any specific merger, stock exchange, asset acquisition, reorganization or similar business combination under consideration or contemplation. We will have no more than 24 months to consummate a business combination. If we fail to do so, we will liquidate and distribute to our public stockholders the net proceeds of this offering, plus certain interest, less certain costs, each as described in this prospectus. We have not, nor has anyone on our behalf, contacted, or been contacted by, any potential target business or had any substantive discussions, formal or otherwise, with respect to such a transaction.

This is the initial public offering of our units. Each unit consists of one share of common stock and one warrant. We are offering 40,000,000 units. We expect that the public offering price will be $10.00 per unit. Each warrant entitles the holder to purchase one share of our common stock at a price of $7.50 commencing on the later of our consummation of a business combination or one year from the date of this prospectus, provided in each case that there is an effective registration statement covering the shares of common stock underlying the warrants in effect. The warrants will expire five years from the date of this prospectus, unless earlier redeemed.

Our principal stockholders and sponsors, Berggruen Holdings North America Ltd. and Marlin Equities II, LLC, have agreed to purchase in equal amounts an aggregate of 4,500,000 warrants at a price of $1.00 per warrant ($4.5 million in the aggregate) in a private placement that will occur immediately prior to this offering. The proceeds from the sale of the warrants in the private placement will be deposited into a trust account and subject to a trust agreement, described below, and will be part of the funds distributed to our public stockholders in the event we are unable to complete a business combination. The sponsors’ warrants will be substantially similar to the warrants included in the units sold in this offering. Each of Berggruen Holdings and Marlin Equities has agreed not to transfer, assign or sell any of these warrants (including the common stock to be issued upon exercise of these warrants) until one year after we consummate a business combination.

In addition, Berggruen Holdings and Marlin Equities have agreed to purchase in equal amounts an aggregate of 5,000,000 units at a price of $10.00 per unit ($50.0 million in the aggregate) in a private placement that will occur immediately prior to our consummation of a business combination. These private placement units will be identical to the units sold in this offering. Each of Berggruen Holdings and Marlin Equities has agreed not to transfer, assign or sell any of these units or the common stock or warrants included in these units (including the common stock to be issued upon exercise of these warrants), until one year after we consummate a business combination.

Currently, no public market exists for our units, common stock or warrants. Our units have been approved for listing on the American Stock Exchange under the symbol “FRH.U” upon consummation of this offering. The common stock and warrants comprising the units will begin separate trading five business days (or as soon as practicable thereafter) following the earlier to occur of the expiration of the underwriters’ over-allotment option or their exercise in full, subject to our filing a Current Report on Form 8-K with the SEC containing an audited balance sheet reflecting our receipt of the gross proceeds of this offering and issuing a press release announcing when such separate trading will begin. We expect that once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the American Stock Exchange under the symbols “FRH” and “FRH.WS,” respectively. We cannot assure you, however, that our securities will be listed or will continue to be listed on the American Stock Exchange.

The underwriters may also purchase up to an additional 6,000,000 units from us, at the public offering price less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments, if any.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 20 for a discussion of information that should be considered in connection with investing in our securities.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price	$10.00	$400,000,000
Underwriting discounts and commissions(1)	$0.70	$28,000,000
Proceeds, before expenses, to us	$9.30	$372,000,000

(1)	Includes $13.2 million, or $0.33 per unit, payable to the underwriters for deferred underwriting discounts and commissions from the funds to be placed in the trust account described below. Such funds will be released to the underwriters only on consummation of an initial business combination, as described in this prospectus.

The underwriters are offering the units on a firm commitment basis. The underwriters expect to deliver the units to purchasers on or about          , 2006. Of the proceeds we receive from this offering and the sale of the sponsors’ warrants to our sponsors described in this prospectus, approximately $389.0 million, or approximately $9.72 per unit, will be deposited into the trust account, of which $13.2 million is attributable to the deferred underwriters’ discounts and commissions, at Continental Stock Transfer & Trust Company, as trustee.

Citigroup
Ladenburg Thalmann & Co. Inc.

The date of this prospectus is          , 2006

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. References in this prospectus to “we,” “us” or “our company” refer to Freedom Acquisition Holdings, Inc. References to “public stockholders” refer to purchasers in this offering. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

Except as otherwise specified, all information in this prospectus and all per share information has been adjusted to reflect (i) a four-fifths (4/5) reverse stock split that was effected on November 29, 2006 and (ii) a 1 for 3 stock dividend that was effected on December 14, 2006.

We are a blank check company formed under the laws of the State of Delaware on June 8, 2006. We were formed to acquire a currently unidentified operating business or several operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination, which we refer to throughout this prospectus as a business combination. To date, our efforts have been limited to organizational activities. We have not, nor has anyone on our behalf, contacted, or been contacted by, any potential target business or had any substantive discussions, formal or otherwise, with respect to such a transaction.

Our efforts in identifying prospective target businesses will not be limited to a particular industry. Instead, we intend, after consummation of this offering, to focus on various industries and target businesses in the United States and Western Europe that may provide significant opportunities for growth. However, we may decide to pursue an acquisition outside of these geographies if we believe it is an attractive opportunity.

We will seek to capitalize on the significant private equity investing experience and contacts of our principal stockholders and sponsors, Berggruen Holdings North America Ltd., which we refer to in this prospectus as Berggruen Holdings, and Marlin Equities II, LLC, which we refer to in this prospectus as Marlin Equities. However, our ability to benefit from these contacts will be limited by conflict of interest procedures which require that certain business opportunities be presented to other companies before they are made available to us.

Berggruen Holdings and Marlin Equities share a similar investment philosophy focused on businesses with sustainable competitive advantages, a strong market position and strong free cash flow characteristics. Businesses that Berggruen Holdings and Marlin Equities have previously invested in have a history of profitability and cash flow generation. The principals of Berggruen Holdings and Marlin Equities have invested together in the past and have a complementary long-term perspective on their investment holdings. However, our ability to benefit from these investment philosophies will be limited by the conflict of interests procedures described elsewhere in this prospectus.

Founded in June of 1984 and advised by Nicolas Berggruen, our president and chief executive officer, Berggruen Holdings (which includes its predecessor companies) is a private investment company investing internationally in an extensive range of asset classes on an opportunistic basis, including direct private equity, stocks and bonds, hedge funds, private equity funds, and real estate. Berggruen Holdings and related entities have made over 50 control and non-control private equity investments over the last 20 years. Those have mostly been in branded consumer goods businesses, services, light manufacturing, distribution, telecom and media, both in the United States and Europe. In connection with such acquisitions, Berggruen Holdings was not subject to the conflict of interest procedures described elsewhere in this prospectus that we will be subject to which generally require that if a business opportunity is competitive with a Berggruen Holdings portfolio company, it must first be presented to such company before it is made available to us. We believe Berggruen Holdings is well positioned to source a business combination as a result of its extensive infrastructure which includes eight offices and a network of investment professionals worldwide. Although none of these investment professionals, other than Mr. Berggruen, will be employees of ours, and although we have no offices located outside of New York, Berggruen Holdings has agreed to make four investment professionals located at the Berggruen Holdings’ offices in New York, Los Angeles and London available at no cost to us to actively source an acquisition for us. None of Mr. Berggruen or any individuals and entities associated with him are required to commit any specified amount of time to our affairs.

Marlin Equities is an investment vehicle majority owned by its managing member, Martin E. Franklin, the chairman of our board of directors, and Ian G.H. Ashken, the other principal member who has been Mr. Franklin’s business partner for over 15 years. Mr. Franklin has over 20 years of experience in numerous businesses and has been involved in originating, structuring, negotiating, managing and consummating more than 75 transactions. None of Mr. Franklin or any individuals and entities associated with him are required to commit any specified amount of time to our affairs. Marlin Equities does not have any portfolio companies. Therefore, Mr. Franklin does not have any potential conflict of interests with any entity other than Jarden Corporation, the conflict of interests procedures for which are described elsewhere in this prospectus.

We believe that the extensive network of private equity sponsor relationships as well as relationships with management teams of public and private companies, investment bankers, attorneys and accountants developed by the principals of Berggruen Holdings and Marlin Equities should provide us with significant business combination opportunities. However, in each of these cases, our ability to benefit from these extensive relationships will be limited by the conflict of interest procedures which require that (i) if a business opportunity is competitive with a Berggruen Holdings portfolio company, it must first be presented to such company before it is made available to us and (ii) if a business opportunity fits within Jarden Corporation’s publicly announced acquisition criteria, it must first be presented to Jarden before it is made available to us. Since Marlin Equities is a newly formed investment vehicle whose first investment will be in us, it does not have any operations and its network, relationships and contacts that we expect to benefit from will be the network, relationships and contacts of Mr. Franklin.

Each of Berggruen Holdings, which is controlled by Mr. Berggruen, and Marlin Equities, which is controlled by Mr. Franklin, has agreed to purchase in equal amounts (i) an aggregate of 4,500,000 warrants at a price of $1.00 per warrant ($4.5 million in the aggregate) in a private placement that will occur immediately prior to this offering, and (ii) an aggregate of 5,000,000 units at a price of $10.00 per unit ($50.0 million in the aggregate) in a private placement that will occur immediately prior to our consummation of a business combination, which will not occur until after the signing of a definitive business combination agreement and the approval of that business combination by a majority of our public stockholders.

The proceeds from the sale of the co-investment units will provide us with additional equity capital to fund a business combination. We believe that the net proceeds of this offering and the private placement offerings will enable us to pursue either “spin off” transactions with larger, well established companies or acquisitions of mid-cap companies with valuations between approximately $500 million and $1.5 billion. Our sole employee, Mr. Berggruen, does not have experience in acquiring businesses in this specified target range. In addition, we believe that the co-investment demonstrates our management team’s commitment of significant capital on the same terms as our public stockholders, which helps differentiate our management team from the management teams of other similar companies. However, we may need to raise additional funds, in addition to the co-investment, through a private offering of debt or equity securities if such funds were required to consummate a business combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of a business combination.

Our sponsors have agreed to act together for the purpose of acquiring, holding, voting or disposing of our shares and will be deemed to be a “group” for reporting purposes under the Securities Exchange Act of 1934. The $4.5 million of proceeds from the sale of the sponsors’ warrants will be added to the proceeds of this offering and will be held in the trust account pending our consummation of a business combination on the terms described in this prospectus. If we do not complete such a business combination, then the $4.5 million proceeds from the sale of the sponsors’ warrants will be part of the liquidating distribution to our public stockholders, and the warrants will expire worthless. As the proceeds from the sale of the co-investment units will not be received by us until immediately prior to our consummation of a business combination, these proceeds will not be deposited into the trust account and will not be available for distribution to our public stockholders in the event of a liquidating distribution. Each of our sponsors has agreed to provide our audit committee, on a quarterly basis, with evidence that such sponsor has sufficient net liquid assets available to consummate the co-investment. In the event that a sponsor is unable to consummate the co-investment when required to do so, such sponsor has agreed to surrender and forfeit its founders’ units to us.

Our initial business combination must be with one or more target businesses whose fair market value, individually or collectively, is equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) at Continental Stock Transfer & Trust Company referenced on the cover of this prospectus at the time of such business combination plus the proceeds of the co-investment. This may be accomplished by identifying and acquiring a single business or multiple operating businesses, which may or may not be related, contemporaneously. Although there is no limitation on our ability to raise funds privately or through loans that would allow us to acquire a company with a fair market value greater than 80% of the sum of the balance in the trust account plus the proceeds of the co-investment, no such financing arrangements have been entered into or contemplated with any third parties to raise such additional funds through the sale of securities or otherwise. If our initial business combination involves a transaction in which we acquire less than a 100% interest in the target company, the value of the interest that we acquire will be equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions) plus the proceeds of the co-investment. In all instances, we would be the controlling shareholder of the target company. The key factors that we will rely on in determining controlling shareholder status would be our acquisition of at least 51% of the voting equity interests of the target company and control of the majority of any governing body of the target company. We will not consider any transaction that does not meet such criteria.

Each of Berggruen Holdings and Marlin Equities has advanced $125,000 to us ($250,000 in the aggregate) as of the date of this prospectus to cover expenses related to this offering. These advances are non-interest bearing, unsecured and are due within 60 days following the consummation of this offering. The loans will be repaid out of the proceeds of this offering not placed in trust.

Mr. Berggruen and our other directors have advised us that they do not intend to participate in this offering. However, they may purchase our units, common stock and/or warrants in the open market following this offering.

Our executive offices are located at 1114 Avenue of the Americas, 41st Floor, New York, New York 10036, and our telephone number is (212) 380-2230.

THE OFFERING

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of the members of our management team, but also the special risks we face as a blank check company and the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933. You will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings.

Securities offered:	40,000,000 units, each unit consisting of:

• one share of common stock; and

• one warrant.

Trading commencement and separation of common stock and warrants:	The units will begin trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin separate trading five business days (or as soon as practicable thereafter) following the earlier to occur of expiration of the underwriters’ over-allotment option or their exercise in full, subject to our having filed the Current Report on Form 8-K described below and having issued a press release announcing when such separate trading will begin.

Separate trading of the common stock and warrants is prohibited until we have filed a Current Report on Form 8-K:	In no event will the common stock and warrants be traded separately until we have filed a Current Report on Form 8-K with the SEC containing an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file the Current Report on Form 8-K upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. If the over-allotment option is exercised following the initial filing of such Current Report on Form 8-K, a second or amended Current Report on Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option.

Number of securities to be outstanding:

	Prior to	After this		After the
	this Offering	Offering		Co-Investment

Units	10,000,001	50,000,001		55,000,001
Common Stock	10,000,001	50,000,001		55,000,001
Warrants	10,000,001	54,500,001	(1)	59,500,001	(1)

(1) Includes 4,500,000 sponsors’ warrants described below.

Warrants:

Exercisability:	Each warrant is exercisable to purchase one share of our common stock.

Exercise price:	$7.50

Exercise period:	The warrants will become exercisable on the later of:

• the consummation of our initial business combination with one or more target businesses; or

• one year from the date of this prospectus,

provided in each case that there is an effective registration statement covering the shares of common stock underlying the warrants in effect.

The warrants will expire at 5:00 p.m., New York time, on , 2011 or earlier upon redemption.

Redemption:	Once the warrants become exercisable and except as described below with respect to the warrants attached to the founders’ units and the sponsors’ warrants, we may redeem the outstanding warrants:

• in whole but not in part;

• at a price of $.01 per warrant;

• upon a minimum of 30 days’ prior written notice of redemption; and

     • if, and only if, the last sale price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Reasons for redemption limitations:	We have established the above conditions to our exercise of redemption rights to provide:

• warrant holders with adequate notice of exercise only after the then-prevailing common stock price is substantially above the warrant exercise price; and

• a sufficient differential between the then-prevailing common stock price and the warrant exercise price so there is a buffer to absorb the market reaction, if any, to our redemption of the warrants.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. The price of the common stock may not exceed the $14.25 trigger price or the warrant exercise price after the redemption notice is issued.

Founders’ Units:	On July 20, 2006, Berggruen Holdings, Marlin Equities and our three independent directors purchased an aggregate of 10,000,001 of our units (after giving effect to our reverse stock split and stock dividend) for an aggregate purchase price of $25,000 in a private placement. We sometimes collectively refer to Berggruen Holdings, Marlin Equities and our three independent directors as our founders.

Each unit consisted of one share of common stock and one warrant. We refer to these units, shares of common stock and warrants included in the units as the founders’ units, founders’ common stock and founders’ warrants throughout this prospectus.

The founders’ units are identical to those sold in this offering, except that:

     • each of our founders has agreed to vote its founders’ common stock in the same manner as a majority of the public stockholders who vote at the special or annual meeting called for the purpose of approving our initial business combination. As a result, they will not be able to exercise redemption rights (as described below) with respect to the founders’ common stock if our initial business combination is approved by a majority of our public stockholders;

     • each of our founders has agreed that the founders’ common stock included therein will not participate with the common stock included in the units sold in this offering in any liquidating distribution; and

• the founders’ warrants included therein will:

          • become exercisable after our consummation of a business combination if and when the last sales price of our common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination; and

• be non-redeemable so long as they are held by our founders or their permitted transferees.

Pursuant to a registration rights agreement between us and our founders, the holders of our founders’ units and founders’ common stock will be entitled to certain registration rights one year after the consummation of a business combination and the holders of our founders’ warrants and the underlying common stock will be entitled to certain registration rights 90 days after the consummation of a business combination.

Each of our founders has agreed, subject to certain exceptions described below, not to sell or otherwise transfer any of its founders’ units, founders’ common stock or founders’ warrants (including the common stock to be issued upon exercise of the founders’ warrants) for a period of one year from the date of the consummation of a business combination.

Each of our founders is permitted to transfer its founders’ units, founders’ common stock or founders’ warrants (including the common stock to be issued upon exercise of the founders’ warrants) to our officer and our directors, and other persons or entities associated with such founder, but the transferees receiving such securities will be subject to the same agreement as our founders.

Sponsors’ warrants purchased through private placement:	Our sponsors have agreed to purchase in equal amounts an aggregate of 4,500,000 warrants at a price of $1.00 per warrant ($4.5 million in the aggregate) from us in a private placement that will occur immediately prior to the consummation of this offering. We refer to these warrants as the sponsors’ warrants throughout this prospectus. The sponsors’ warrants will be purchased separately and not in combination with common stock in the form of units.

The proceeds from the sale of the sponsors’ warrants will be added to the proceeds from this offering to be held in the trust account pending our consummation of a business combination. If we do not complete a business combination that meets the criteria described in this prospectus, then the $4.5 million purchase price of the sponsors’ warrants will become part of any liquidating distribution to our public stockholders following our liquidation and dissolution and the sponsors’ warrants will expire worthless.

The sponsors’ warrants will be non-redeemable so long as they are held by our sponsors or their permitted transferees. In addition, pursuant to the registration rights agreement, the holders of our sponsors’ warrants and the underlying common stock will be entitled to certain registration rights upon the consummation of a business combination. With those exceptions, the sponsors’ warrants have terms and provisions that are otherwise identical to those of the warrants being sold as part of the units in this offering.

Each of our sponsors has agreed, subject to certain exceptions described below, not to transfer, assign or sell any of its sponsors’ warrants (including the common stock to be issued upon exercise of the sponsors’ warrants) until one year after we consummate a business combination.

Each of our sponsors will be permitted to transfer its sponsors’ warrants (including the common stock to be issued upon exercise of the sponsors’ warrants) in certain limited circumstances, such as to our officer and our directors, and other persons or entities associated with such sponsor, but the transferees receiving such sponsors’ warrants will be subject to the same sale restrictions imposed on such entity.

Co-Investment units purchased through private placement:	Our sponsors have agreed to purchase in equal amounts an aggregate of 5,000,000 of our units at a price of $10.00 per unit for an aggregate purchase price of $50.0 million from us in a private placement that will occur immediately prior to our consummation of a business combination, which will not occur until after the signing of a definitive business combination agreement and the approval of that business combination by a majority of our public stockholders. Each unit will consist of one share of common stock and one warrant. We refer to this private placement as the co-investment and these private placement units, shares of common stock and warrants as the co-investment units, co-investment common stock and co-investment warrants, respectively, throughout this prospectus.

The co-investment units will be identical to the units sold in this offering. However, as the proceeds from the sale of the co-investment units will not be received by us until immediately prior to our consummation of a business combination, these proceeds will not be deposited into the trust account and will not be available for distribution to our public stockholders in the event of a liquidating distribution. Our sponsors will not receive any additional carried interest (in the form of additional units, common stock, warrants or otherwise) in connection with the co-investment.

Pursuant to the registration rights agreement, the holders of our co-investment units and co-investment common stock will be entitled to certain registration rights one year after the consummation of a business combination and the holders of our co-investment warrants and the underlying common stock will be entitled to certain registration rights upon the consummation of a business combination.

Each of our sponsors has agreed, subject to certain exceptions described below, not to transfer, assign or sell any of its co-investment units, the co-investment common stock or co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) until one year after we consummate a business combination.

Each of our sponsors will be permitted to transfer its co-investment units, co-investment common stock or co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) to our officer and our directors, and other persons or entities associated with such sponsor, but the transferees receiving such securities will be subject to the same agreement as our sponsors.

Each of our sponsors has agreed to provide our audit committee, on a quarterly basis, with evidence that such sponsor has sufficient net liquid assets available to consummate the co-investment. In the event that a sponsor is unable to consummate the co-investment when required to do so, such sponsor has agreed to surrender and forfeit its founders’ units to us.

Right of first review; potential conflict of interests with affiliates of our sponsors and our independent directors:	We have entered into an agreement with Berggruen Holdings that from the date of this prospectus until the earlier of the consummation of our initial business combination or our dissolution, we will have a right of first review that provides that if Berggruen Holdings, or one of its investment professionals, becomes aware of, or involved with, business combination opportunities with an enterprise value of $500 million or more, Berggruen Holdings will first offer the business opportunity to us and will only pursue such business opportunity if our board of directors determines that we will not do so, unless such business combination opportunity is competitive with one of the portfolio companies of Berggruen Holdings in which case it would first be offered to such portfolio company. A business combination opportunity will be considered competitive with a Berggruen Holdings portfolio company if the target company is engaged in the design, development, manufacture, distribution or sale of any products, or the provision of any services, which are the same as, or competitive with, the products or services which a Berggruen Holdings portfolio company designs, develops, manufactures, distributes or sells. Berggruen Holdings’ portfolio companies presently include a sunglasses and non-prescription reading glasses distributor, a print finishing company, a media storage company, a financial services company, a wood treatment company, an enterprise software business and an aerospace parts supplier. Berggruen Holdings may at any time, or from time to time, acquire additional portfolio companies or dispose of existing portfolio companies. Any such newly acquired portfolio company would be covered by this obligation.

Although Mr. Berggruen is the president of Berggruen Holdings, Mr. Berggruen is not on the board of directors of any of the portfolio companies of Berggruen Holdings and therefore does not owe any direct fiduciary duties to such portfolio companies. In addition, during the period while we are pursuing the acquisition of a target business, Mr. Berggruen has agreed to present business combination opportunities that fit within our criteria and guidelines to us. None of the investment professionals that are being made available to us by Berggruen Holdings owe any fiduciary duty to us, and none of them is required to commit any specified amount of time to our affairs. These individuals will only help identify target companies and assist with the due diligence of the target company. Each of those individuals has agreed with us that such individual will not present us with a potential business combination opportunity with a company (i) with which such individual has had any discussions, formal or otherwise, with respect to a business combination with another company prior to the consummation of this offering or (ii) that is competitive with any portfolio company of Berggruen Holdings until after such individual has presented the opportunity to such portfolio company and such portfolio company has determined not to proceed with that opportunity.

We recognize that Mr. Berggruen may be deemed an affiliate of Berggruen Holdings’ portfolio companies and that a conflict of interest could arise if an opportunity is an appropriate fit for one of such companies. We believe that the procedures established with respect to the sourcing of a deal by the employees of Berggruen Holdings, whereby a potential business combination opportunity with a company that is competitive with any portfolio company of Berggruen Holdings will not be presented to us until after such individual has presented the opportunity to such portfolio company and such portfolio company has determined not to proceed, eliminates such conflict for Mr. Berggruen.

Mr. Franklin is an executive officer of Jarden Corporation. Jarden’s publicly announced acquisition criteria is to acquire focused, niche consumer product companies. We have entered into an agreement with Mr. Franklin whereby (i) we have acknowledged that Mr. Franklin has committed to Jarden’s Board of Directors that we generally do not intend to seek transactions that fit within Jarden’s publicly announced acquisition criteria and (ii) we will not interfere with Mr. Franklin’s obligations to Jarden. However, in order to avoid the potential for a conflict of interest, Mr. Franklin has further committed to Jarden that he will review any potential target company to determine whether such company fits within Jarden’s publicly announced acquisition criteria. If Mr. Franklin determines that such company fits within such criteria, Mr. Franklin will first confirm with an independent committee of Jarden’s Board of Directors that Jarden is not interested in pursuing a potential business combination opportunity with such company (whether such a transaction was sourced by Mr. Franklin, Mr. Berggruen, another Berggruen investment professional or any other person). If the independent committee concludes that Jarden was interested in that opportunity, we have agreed not to continue with that transaction. We do not believe that the potential conflict of interest with Jarden will cause undue difficulty in finding acquisition opportunities for us given the nature of Jarden’s acquisition criteria.

We will not acquire an entity that is either a portfolio company of, or has otherwise received a financial investment from, our sponsors or their affiliates. Neither we nor any of our directors have given, or will give, any consideration to entering into a business combination with companies affiliated with our founders or our directors.

In addition, although we do not expect our independent directors to present investment and business opportunities to us, they may become aware of business opportunities that may be appropriate for presentation to us. In such instances they may determine to present these business opportunities to other entities with which they are or may be affiliated, in addition to, or instead of, presenting them to us.

American Stock Exchange Listing	Our securities have been approved for listing on the American Stock Exchange upon consummation of this offering. Although after giving effect to this offering we expect to meet on a pro forma basis the minimum initial listing standards set forth in Section 101(c) of the AMEX Company Guide, which only requires that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on the American Stock Exchange as we might not meet certain continued listing standards such as income from continuing operations.

American Stock Exchange symbols for our:

Units:	‘‘FRH.U”

Common stock:	“FRH”

Warrants:	“FRH.WS”

Offering and sponsors’ warrants private placement proceeds to be held in trust account and amounts payable prior to trust account distribution or liquidation:	Approximately $389.0 million, or approximately $9.72 per unit (approximately $446.7 million, or approximately $9.71 per unit, if the over-allotment option is exercised in full) of the proceeds of this offering will be placed in a trust account at Continental Stock Transfer & Trust Company, pursuant to an agreement to be signed on the date of this prospectus. These proceeds include the $4.5 million purchase price of the sponsors’ warrants and $13.2 million in deferred underwriting discounts and commissions (or $15.2 million if the underwriters’ over-allotment option is exercised in full). We believe that the inclusion in the trust account of the purchase price of the sponsors’ warrants and the deferred underwriting discounts and commissions is a benefit to our public stockholders because additional proceeds will be available for distribution to investors if a liquidation of our company occurs prior to our completing an initial business combination. Proceeds in the trust account will not be released until the earlier of consummation of a business combination or a liquidating distribution. Unless and until a business combination is consummated, proceeds held in the trust account will not be available for our use for any purpose, including the payment of expenses related to:

• this offering and

• investigation, selection and negotiation of an agreement with one or more target businesses, except there can be released to us from the trust account:

• interest income earned on the trust account balance to pay any income taxes on such interest, and

       • interest income earned of up to $3.9 million on the trust account balance to fund our working capital requirements, which include expenses for the due diligence and investigation of a target business or businesses; legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination; administrative services and support payable to Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, upon consummation of this offering; reserve for liquidation expenses; legal and accounting fees relating to our SEC reporting obligations; and general working capital that will be used for miscellaneous expenses and reserves.

With these exceptions, expenses incurred by us while seeking a business combination may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $50,000). During the 30-day period immediately following the consummation of this offering, interest income on the trust account may be released to us on a weekly basis to fund our working capital requirements. The proceeds held in trust may be subject to claims which would take priority over the claims of our public stockholders and, as a result, the per-share liquidation price could be less than $9.72 due to claims of such creditors.

There will be no fees, reimbursements or cash payments made to our directors or their affiliates other than:

• repayment of an initial $250,000 loan that is non-interest bearing that was made to us by our sponsors to cover offering expenses, of which approximately $200,000 has already been spent;

     • a payment of an aggregate of $10,000 per month to Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, for office space, administrative services and secretarial support from the consummation of this offering until the earlier of our consummation of a business combination or our liquidation; and

• reimbursement of out-of-pocket expenses incident to identifying, investigating and consummating a business combination with one or more target businesses, none of which have been incurred to date.

Our audit committee will review and approve all expense reimbursements made to our directors.

Any expense reimbursements payable to members of our audit committee will be reviewed and approved by our board of directors, with any interested director abstaining from such review and approval.

We estimate that the amount of funds that will be available to us for expenses and working capital will be $3.9 million from interest that will be paid out of the trust account. If we do not consummate a business combination within the 24 months following this offering, we expect our primary liquidity requirements during that period to include approximately $1,700,000 for expenses for the due diligence and investigation of a target business or businesses; approximately $1,700,000 for legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination; an aggregate of up to $240,000 for administrative services and support payable to Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, representing $10,000 per month for up to 24 months beginning upon consummation of this offering; $125,000 as a reserve for liquidation expenses; $34,000 for legal and accounting fees relating to our SEC reporting obligations; and approximately $101,000 for general working capital that will be used for miscellaneous expenses and reserves. These expenses are estimates only. Our actual expenditures for some or all of these items may differ from the estimates set forth herein.

All amounts held in the trust account that are not paid to redeem common stock, released to us in the form of interest income or payable to the underwriters for deferred discounts and commissions will be released to us on closing of our initial business combination:	All amounts held in the trust account that are not:

• distributed to public stockholders who exercise redemption rights (as described below),

• released to us as interest income, or

• payable to the underwriters for deferred discounts and commissions,

will be released to us on closing of our initial business combination.

At the time we complete an initial business combination, following our payment of amounts due to any public stockholders who exercise their redemption rights, there will be released to the underwriters from the trust account their deferred underwriting discounts and commissions that are equal to 3.3% of the gross proceeds of this offering, or $13.2 million (or $15.2 million if the underwriters’ over-allotment option is exercised in full). Funds released from the trust account to us can be used to pay all or a portion of the purchase price of the business or businesses with which our initial combination occurs. If the business combination is paid for using stock or debt securities, we may apply the cash released to us from the trust account to general corporate purposes, including for maintenance or expansion of operations of the acquired businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination or to fund the purchase of other companies, or for working capital.

Stockholders must approve our initial business combination:	We are required to seek stockholder approval before effecting our initial business combination, even if the business combination would not ordinarily require stockholder approval under applicable state law. If a majority of the public stockholders do not vote in favor of a proposed initial business combination but 18 months has not yet passed since the consummation of this offering, we may seek other target businesses with which to effect our initial business combination that meet the criteria set forth in this prospectus. If at the end of such 18 month period (or 24 months if a letter of intent, agreement in principle or definitive agreement has been executed within such 18 month period but as to which a combination is not yet complete) we have not obtained stockholder approval for an alternate initial business combination, we will dissolve as promptly as practicable and liquidate and release only to our public stockholders, as part of our plan of distribution, the proceeds of the trust account, including accrued interest, net of income taxes payable on such interest and net of interest income of up to $3.9 million previously released to us to fund our working capital requirements. The requirement that we seek stockholder approval before effecting our initial business combination is set forth in Article FIFTH of our amended and restated certificate of incorporation, which requires, in addition to the vote of our board of directors required by Delaware law, the affirmative vote of at least 80% of the voting power of our outstanding voting stock to amend. The requirement that we seek stockholder approval before effecting our initial business combination therefore may be eliminated only by a vote of our board and the vote of at least 80% of the voting power of our outstanding voting stock. Management will not request that the board consider such a proposal to eliminate or amend this provision. In addition, we will not seek stockholder approval to extend this 18 or 24 month period, as the case may be.

In connection with the stockholder vote required to approve our initial business combination, each of our founders has agreed to vote its founders’ common stock in the same manner as a majority of the public stockholders who vote at the special or annual meeting called for the purpose of approving our initial business combination. Each of our founders has agreed that if it acquires shares of common stock in or following this offering, it will vote all such acquired shares in favor of our initial business combination. As a result, our founders will not be able to exercise the redemption rights (as described below) with respect to any of our shares that they may acquire prior to, in or after this offering if our initial business combination is approved by a majority of our public stockholders. In addition, if within 90 days before the expiration of such 18 or 24 month period, as the case may be, we seek approval from our stockholders to consummate a business combination, the proxy statement related to such business combination will also seek stockholder approval for our board’s recommended plan of distribution in the event our stockholders do not approve such business combination or if such business combination is not consummated for other reasons.

Conditions to consummating our initial business combination:	Our initial business combination must occur with one or more target businesses that have a fair market value of at least 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) at the time of such business combination. If our initial business combination involves a transaction in which we acquire less than a 100% interest in the target company, the value of that interest that we acquire will be equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions) plus the proceeds of the co-investment. In all instances, we would be the controlling shareholder of the target company. The key factors that we will rely on in determining controlling shareholder status would be our acquisition of at least 51% of the voting equity interests of the target company and control of the majority of any governing body of the target company. We will not consider any transaction that does not meet such criteria.

We will consummate our initial business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of our initial business combination and public stockholders owning 20% or more of the shares sold in this offering do not exercise their redemption rights described below. Each of our founders has agreed that it will vote its founders’ common stock in the same manner as a majority of the public stockholders. The requirement that we not consummate our initial business combination if public stockholders owning 20% or more of the shares sold in this offering exercise their redemption rights described below is set forth in Article FIFTH of our amended and restated certificate of incorporation and may only be eliminated by a vote of our board and the vote of at least 80% of the voting power of our outstanding voting stock. It is important to note that voting against our initial business combination alone will not result in redemption of a stockholder’s shares for a pro rata share of the trust account, which only occurs when the stockholder exercises the redemption rights described below. Management will not request that the board consider such a proposal to eliminate or amend this provision.

Redemption rights for stockholders voting to reject our initial business combination:	Public stockholders voting against our initial business combination will be entitled to cause us to redeem their shares of common stock for a pro rata share of the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $3.9 million on the trust account balance previously released to us to fund our working capital requirements, if our initial business combination is approved and completed. Public stockholders who cause us to redeem their common stock for a pro rata share of the trust account will be paid their redemption price as promptly as practicable after consummation of a business combination and will continue to have the right to exercise any warrants they own. This redemption could have the effect of reducing the amount distributed to us from the trust account by up to approximately $77.8 million (assuming redemption of the maximum of 19.99% of the eligible shares of common stock). We intend to structure and consummate any potential business combination in a manner such that 19.99% of our public stockholders voting against our initial business combination could cause us to redeem their shares of common stock for a pro rata share of the aggregate amount then on deposit in the trust account, and the business combination could still go forward.

The initial per share redemption price is approximately $9.72 per share. Since this amount is less than the $10.00 per unit price in this offering and may be lower than the market price of the common stock on the date of redemption, there may be a disincentive on the part of public stockholders to exercise their redemption rights. Because stockholders who exercise their redemption rights will receive their proportionate share of deferred underwriting compensation and the underwriters will be paid the full amount of the deferred underwriting compensation at the time of closing of our initial business combination, the non-redeeming stockholders will bear the financial effect of such payments to both the redeeming stockholders and the underwriters.

Dissolution and liquidation if no business combination:	Pursuant to the terms of the trust agreement by and between us and Continental Stock Transfer & Trust Company, our amended and restated certificate of incorporation and applicable provisions of the Delaware General Corporation Law, we will dissolve as promptly as practicable and liquidate and release only to our public stockholders, as part of our plan of distribution, the amount in our trust account, including (i) all accrued interest, net of income taxes payable on such interest and net of interest of up to $3.9 million on the trust account balance previously released to us to fund our working capital requirements and (ii) all deferred underwriting discounts and commissions plus any remaining assets if we do not effect our initial business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period).

We cannot provide investors with assurances of a specific timeframe for our dissolution and liquidation. Pursuant to our amended and restated certificate of incorporation, upon the expiration of such 18- or 24-month time period, as applicable, our purposes and powers will be limited to dissolving, liquidating and winding up. Also contained in our amended and restated certificate of incorporation is the requirement that our board of directors, to the fullest extent permitted by law, consider a resolution to dissolve our company at that time. Consistent with such obligations, our board of directors will seek stockholder approval for any such plan of distribution, and our founders have agreed to vote in favor of such dissolution and liquidation. As promptly as practicable upon the later to occur of (i) the approval by our stockholders of our plan of distribution or (ii) the effective date of such approved plan of distribution, we will liquidate our trust account to our public stockholders.

Each of our founders has agreed to waive its right to participate in any liquidating distribution as part of our plan of distribution with respect to the shares of founders’ common stock acquired by it before this offering if we fail to consummate a business combination and to vote in favor of any such plan of distribution. There will be no distribution from the trust account with respect to our warrants, and all rights of our warrants will terminate on our liquidation.

We estimate that our total costs and expenses for implementing and completing our stockholder-approved dissolution and plan of distribution, if not done in connection with a shareholder vote with respect to a potential business combination, will be between $75,000 and $125,000. This amount includes all costs and expenses relating to filing our dissolution in the State of Delaware, the winding up of our company, printing and mailing a proxy statement, holding a stockholders’ meeting relating to the approval by our stockholders of our dissolution and plan of distribution, legal fees and other filing fees. We believe that there should be sufficient funds available either outside of the trust account or made available to us out of the net interest earned on the trust account and released to us as working capital, to fund the $75,000 to $125,000 in costs and expenses.

In the event we seek stockholder approval for our dissolution and plan of distribution and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. Pursuant to the terms of our amended and restated certificate of incorporation, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. If no proxy statement seeking the approval of our stockholders for a business combination has been filed 60 days prior to the date which is 18 months from the consummation of this offering (or 60 days prior to the date which is 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period), our board will, prior to such date, convene, adopt and recommend to our stockholders our dissolution and plan of distribution, and on such date file a proxy statement with the SEC seeking stockholder approval for such plan. Pursuant to the trust agreement governing such funds, the funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released (other than in connection with the funding of working capital, a redemption or a business combination as described elsewhere in this prospectus). Consequently, holders of a majority of our outstanding stock must approve our dissolution and plan of distribution in order to receive the funds held in our trust account and, other than in connection with a redemption or a business combination, the funds will not be available for any other corporate purpose.

Audit committee to monitor compliance:	We will establish and maintain an audit committee to, among other things, monitor compliance on a quarterly basis with the terms described above and the other terms relating to this offering. If any noncompliance is identified, then the audit committee will be charged with the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering.

Determination of offering amount:	We determined the size of this offering based on our estimate of the capital required to facilitate our combination with one or more viable target businesses with sufficient scale to operate as a stand-alone public entity. We believe that raising the amount described in this offering will offer us a broad range of potential target businesses possessing some or all of the characteristics we believe are important in evaluating target businesses.

Risks

We are a newly formed company that has conducted no operations and has generated no revenues. Until we complete a business combination, we will have no operations and will generate no operating revenues. In making your decision on whether to invest in our securities, you should take into account not only the background of our chairman of the board, president and chief executive officer and our other directors, but also the special risks we face as a blank check company including reliance on Mr. Berggruen’s ability to choose an appropriate target business and either conduct due diligence or monitor due diligence conducted by others, conflicts of interest of Messrs. Berggruen and Franklin, and the control of our company exercised by Messrs. Berggruen and Franklin by virtue of their direct and indirect equity interests. In addition, you will experience immediate and substantial dilution from the purchase of our common stock. This offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act. Accordingly, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 20 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	October 31, 2006
Balance Sheet Data:	Actual	As Adjusted

Working capital (deficiency)	$(186,529)	$375,827,281
Total assets	292,531	389,027,281
Total liabilities	265,250	13,200,000
Value of common stock which may be redeemed for cash ($9.72 per share)	—	77,751,105
Stockholders’ equity	27,281	298,076,176

The “as adjusted” information gives effect to the sale of the units we are offering including the application of the related gross proceeds, the receipt of $4.5 million from the sale of the sponsors’ warrants and the payment of the estimated remaining expenses of this offering. The “as adjusted” working capital and “as adjusted” total assets include $13.2 million being held in the trust account representing deferred underwriting discounts and commissions.

The “as adjusted” working capital and total assets amounts include approximately $389.0 million to be held in the trust account, which will be distributed on consummation of our initial business combination (i) to any public stockholders who exercise their redemption rights, (ii) to the underwriters in the amount of $13.2 million in payment of their deferred underwriting discounts and commissions and (iii) to us in the amount remaining in the trust account following the payment to any public stockholders who exercise their redemption rights and payment of deferred discounts and commissions to the underwriters. All such proceeds will be distributed from the trust account only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will dissolve and the proceeds held in the trust account, including the deferred underwriting discounts and commission and all interest thereon, net of income taxes on such interest and net of interest income of up to $3.9 million on the trust account balance previously released to us to fund our working capital requirements, will be distributed to our public stockholders as part of a plan of distribution.

We will not consummate a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their redemption rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the 40,000,000 shares sold in this offering exercise their redemption rights. If this occurred, we would be required to redeem for cash up to approximately 19.99% of the shares of common stock sold in this offering, or 7,996,000 shares of common stock (9,195,400 if the underwriters exercise their over-allotment option in full) at an initial per-share redemption price of approximately $9.72 for approximately $77,751,105 in the aggregate (approximately $89,301,327 in the aggregate if the underwriters exercise their over-allotment option in full). The actual per-share redemption price will be equal to the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including accrued interest, net of income taxes on such interest and net of interest income on the trust account balance previously released to us as described above, as of two business days prior to the proposed consummation of the business combination, divided by the number of shares of common stock included in the units sold in this offering. We intend to structure and consummate any potential business combination in a manner such that 19.99% of our public stockholders voting against our initial business combination could cause us to redeem their shares of common stock for a pro rata share of the aggregate amount then on deposit in the trust account, and the business combination could still go forward.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

We are a newly formed, development stage company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

We are a recently formed development stage company with no operating results, and we will not commence operations until obtaining funding through this offering. Because we lack an operating history, you have no basis on which to evaluate our ability to achieve our business objective of completing a business combination with one or more target businesses. We have no plans, arrangements or understandings with any prospective target businesses concerning a business combination and may be unable to complete a business combination. We will not generate any revenues from operations until after completing a business combination. If we expend all of the $50,000 in proceeds from this offering not held in trust and interest income earned of up to $3.9 million (net of income taxes on such interest) on the balance of the trust account that may be released to us to fund our working capital requirements in seeking a business combination but fail to complete such a combination, we will never generate any operating revenues.

We may not be able to consummate a business combination within the required time frame, in which case, we would dissolve and liquidate our assets.

Pursuant to our amended and restated certificate of incorporation, among other things, we must complete a business combination with a fair market value of at least 80% of the sum of the balance of the trust account plus the proceeds of the co-investment at the time of the business combination (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). If we fail to consummate a business combination within the required time frame, we will, in accordance with our amended and restated certificate of incorporation dissolve, liquidate and wind up. The foregoing requirements are set forth in Article FIFTH of our amended and restated certificate of incorporation and may not be eliminated without the vote of our board and the vote of at least 80% of the voting power of our outstanding voting stock. We may not be able to find suitable target businesses within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the deadline for the consummation of a business combination. We do not have any specific business combination under consideration, and neither we, nor any representative acting on our behalf, has had any contacts with any target businesses regarding a business combination, nor taken any direct or indirect actions to locate or search for a target business.

If we dissolve and liquidate before concluding a business combination, our public stockholders will receive less than $10.00 per share on distribution of trust account funds and our warrants will expire worthless.

If we are unable to complete a business combination and must dissolve and liquidate our assets, the per-share liquidating distribution will be less than $10.00 because of the expenses of this offering, our general and administrative expenses and the planned costs of seeking a business combination. We expect these costs and expenses to include approximately $1,700,000 for expenses for the due diligence and investigation of a target business or businesses; approximately $1,700,000 for legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination; an aggregate of up to $240,000 for office space, administrative services and secretarial support payable to Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, representing $10,000 per month for up to 24 months beginning upon consummation of this offering; $125,000 as a reserve for liquidation expenses; $34,000 for legal and accounting fees relating to our SEC reporting obligations; and approximately $101,000 for general working capital that will be used for miscellaneous expenses and reserves. If we were unable to conclude an initial business combination and expended all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, net of income taxes payable on such interest and net of up to $3.9 million in interest income on the trust account balance previously released to us to fund working capital requirements, the initial per-share liquidation price would be $9.72, or $0.28 less than the per-unit offering price of $10.00. Furthermore, our outstanding warrants are not entitled to participate in a liquidating distribution and the warrants will therefore expire worthless if we dissolve and liquidate before completing a business combination.

You will not receive protections normally afforded to investors in blank check companies.

Since the net proceeds of this offering are designated for completing a business combination with a target business that has not been identified, we may be deemed a “blank check” company under the United States securities laws. However, because on consummation of this offering we will have net tangible assets in excess of $5.0 million and will at that time file a Current Report on Form 8-K with the SEC that includes an audited balance sheet demonstrating this fact, we are exempt from SEC rules such as Rule 419 that are designed to protect investors in blank check companies. Accordingly, investors in this offering will not receive the benefits or protections of that rule. Among other things, this means our units will be immediately tradable and we will have a longer period of time to complete a business combination in some circumstances than do companies subject to Rule 419.

If third parties bring claims against us, the proceeds held in trust may be reduced and the per share liquidation price received by you will be less than $9.72 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors that we engage after the consummation of this offering, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements, or if executed, that this will prevent potential contracted parties from making claims against the trust account. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust may be subject to claims which would take priority over the claims of our public stockholders and, as a result, the per-share liquidation price could be less than $9.72 due to claims of such creditors. If we are unable to complete a business combination and are forced to dissolve and liquidate, each of Mr. Berggruen and Mr. Franklin will, by agreement, be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses, vendors or other entities that are owed money by us for services rendered or products sold to us. Mr. Berggruen and Mr. Franklin have provided us with documentation showing sufficient liquid assets with which they could meet their respective obligations.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due them.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

We will dissolve and liquidate if we do not complete a business combination within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution conducted in accordance with the Delaware General Corporation Law. We do not intend to comply with the procedures set forth in Section 280 of the Delaware General Corporation Law, which prescribes various procedures by which stockholder liability may be limited. Because we will not be complying with Section 280, we will seek stockholder approval to comply with Section 281(b) of the Delaware General Corporation Law, requiring us to adopt a plan of dissolution that will reasonably provide for our payment, based on facts known to us at such time, of (i) all existing claims, including those that are contingent, (ii) all pending proceedings to which we are a party and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors that we engage after the consummation of this offering (such as accountants, lawyers, investment bankers, etc.) and potential target businesses. We intend to have all vendors that we engage after the consummation of this offering and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. Although we have not received any such agreements, the claims that could be made against us should be significantly limited and the likelihood that any claim that would result in any liability extending to the trust is minimal. If our plan of distribution complies with Section 281(b) of the Delaware General Corporation Law, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share or the amount distributed to the stockholder. Our plan of distribution in compliance with Section 281(b) of the Delaware General Corporation Law does not bar stockholder liability for claims not brought in a proceeding before the third anniversary of the dissolution (or such longer period directed by the Delaware Court of Chancery). Accordingly, we cannot assure you that third parties will not seek to recover from our public stockholders amounts owed to them by us.

We will dissolve and liquidate if we do not consummate a business combination, in which case our public stockholders will receive less than $10.00 per share on distribution.

Pursuant to our amended and restated certificate of incorporation, among other things, we must complete a business combination within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). If we do not comply with this requirement, we will dissolve. The foregoing requirements are set forth in Article FIFTH of our amended and restated certificate of incorporation and may not be eliminated without the vote of our board and the vote of at least 80% of the voting power of our outstanding voting stock. Upon dissolution, we will distribute to all of our public stockholders, in proportion to their respective equity interest, an aggregate sum equal to the amount in the trust account (net of taxes payable and that portion of the interest earned previously released to us). Each of our founders has waived their rights to participate in any liquidating distribution with respect to its founders’ common stock and has agreed to vote in favor of any dissolution and plan of distribution which we will present to our stockholders for vote. There will be no distribution from the trust account with respect to our warrants which will expire worthless. We will pay the costs of our dissolution and liquidation of the trust account from our remaining assets outside of the trust fund, and we estimate such costs to be between $75,000 and $125,000, if not done in connection with a shareholder vote with respect to a potential business combination. Upon notice from us, the trustee of the trust account will liquidate the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders as part of our stockholder-approved dissolution and plan of distribution. Concurrently, we shall pay, or reserve for payment, from interest released to us from the trust account if available, our liabilities and obligations, although we cannot give you assurances that there will be sufficient funds for such purpose. The amounts held in the trust account may be subject to claims by third parties, such as vendors, prospective target business or other entities, if we do not obtain waivers in advance from such third parties prior to such parties providing us with services or entering into arrangements with them. We have not received any waiver agreements at this time and we cannot assure you that such waivers will be obtained or will be enforceable by operation of law. Accordingly, upon dissolution and liquidation, the estimated per-share liquidating distribution will be $9.72, which is less than $10.00 per share because of the expenses of this offering, our general and administrative expenses and the planned costs of seeking a business combination.

If we do not consummate a business combination and dissolve, payments from the trust account to our public stockholders may be delayed.

We currently believe that any dissolution and plan of distribution subsequent to the expiration of the 18 and 24 month deadlines would proceed in approximately the following manner:

•	our board of directors will, consistent with its obligations described in our amended and restated certificate of incorporation and Delaware law, consider a resolution for us to dissolve and consider a plan of distribution which it may then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of distribution as well as the board’s recommendation of such plan;

•	upon such deadline, we would file our preliminary proxy statement with the SEC;

•	if the SEC does not review the preliminary proxy statement, then, 10 days following the passing of such deadline, we will mail the proxy statements to our stockholders, and 30 days following the passing of such deadline we will convene a meeting of our stockholders, at which they will either approve or reject our dissolution and plan of distribution; and

•	if the SEC does review the preliminary proxy statement, we currently estimate that we will receive their comments 30 days following the passing of such deadline. We will mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of our stockholders at which they will either approve or reject our dissolution and plan of distribution.

In the event we seek stockholder approval for our dissolution and plan of distribution and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. Pursuant to the terms of our amended and restated certificate of incorporation, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. Pursuant to the trust agreement governing such funds, the funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released (other than in connection with the funding of working capital, a redemption or a business combination as described elsewhere in this prospectus). Consequently, holders of a majority of our outstanding stock must approve our dissolution in order to receive the funds held in our trust account and the funds will not be available for any other corporate purpose.

These procedures, or a vote to reject any dissolution and plan of distribution by our stockholders, may result in substantial delays in the liquidation of our trust account to our public stockholders as part of our plan of distribution.

Since we have not yet selected a particular industry or any target business with which to complete a business combination, you will be unable to currently ascertain the merits or risks of the industry or business in which we may ultimately operate.

We intend to consummate a business combination with a company in the United States or Western Europe in any industry we choose that we believe will provide significant opportunities for growth (although we may decide to pursue an acquisition outside of these geographies if we believe it is an attractive opportunity) and we are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business or businesses with which we may ultimately enter a business combination. Although we will evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risks present in that target business. Even if we properly assess those risks, some of them may be outside of our control or ability to affect. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business.

Your only opportunity to evaluate and affect the investment decision regarding a potential business combination will be limited to voting for or against the business combination submitted to our stockholders for approval.

You will be relying on Mr. Berggruen’s ability to choose a suitable business combination. At the time of your investment in us, you will not be provided with an opportunity to evaluate the specific merits or risks of one or more target businesses. Accordingly, your only opportunity to evaluate and affect the investment decision regarding a potential business combination will be limited to voting for or against the business combination submitted to our stockholders for approval. In addition, a proposal that you vote against could still be approved if a sufficient number of public stockholders vote for the proposed business combination. Alternatively, a proposal that you vote for could still be rejected if a sufficient number of public stockholders vote against the proposed business combination.

We will not be required to obtain a fairness opinion from an independent investment banking firm as to the fair market value of the target business unless the Board of Directors is unable to independently determine the fair market value.

The fair market value of a target business or businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, the values of comparable businesses, earnings and cash flow, and book value. If our board is not able to independently determine that the target business has a sufficient fair market value to meet the threshold criterion, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the NASD with respect to the satisfaction of such criterion. In all other instances, we will have no obligation to obtain or provide you with a fairness opinion.

If we issue capital stock or redeemable debt securities to complete a business combination, your equity interest in us could be reduced or there may be a change in control of our company.

Our amended and restated certificate of incorporation authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option and not including the co-investment), there will be 95,499,998 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants, including the founders’ warrants and sponsors’ warrants) and all of the 1,000,000 shares of preferred stock available for issuance. Upon consummation of the co-investment, there will be 85,499,998 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants, including the founders’ warrants, the sponsors’ warrants and the co-investment warrants). We have no other commitments as of the date of this offering to issue any additional securities. We may issue a substantial number of additional shares of our common stock or may issue preferred stock, or a combination of both, including through redeemable debt securities, to complete a business combination, particularly as we intend to focus primarily on acquisitions of mid-cap companies with valuations between approximately $500 million and $1.5 billion. Our issuance of additional shares of common stock or any preferred stock:

•	may significantly reduce your equity interest in us;

•	may cause a change in control if a substantial number of our shares of common stock are issued, which may among other things limit our ability to use any net operating loss carry forwards we have, and result in the resignation of Mr. Berggruen and our other directors;

•	may, in certain circumstances, have the effect of delaying or preventing a change in control of us; and

•	may adversely affect the then-prevailing market price for our common stock.

The value of your investment in us may decline if any of these events occur.

If we acquire a company by issuing debt securities, our post-combination operating results may decline due to increased interest expense or our liquidity may be adversely affected by an acceleration of our indebtedness.

We may elect to enter into a business combination that requires us to issue debt securities as part of the purchase price for a target business, particularly as we intend to focus primarily on acquisitions of mid-cap companies with valuations between approximately $500 million and $1.5 billion. If we issue debt securities, such issuances may result in:

•	default and foreclosure on our assets if our operating cash flow after a business combination were insufficient to pay our debt obligations;

•	acceleration, even if we are then current in our debt service obligations, if the debt securities have covenants that require us to meet certain financial ratios or maintain designated reserves, and any such covenants are breached without a waiver or renegotiation;

•	a required immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt securities contain covenants restricting our ability to obtain additional financing.

Our sponsors, Berggruen Holdings and Marlin Equities, currently control us and may influence certain actions requiring a stockholder vote.

Our sponsors, Berggruen Holdings and Marlin Equities, have agreed to act together for the purpose of acquiring, holding, voting or disposing of our shares and will be deemed to be a “group” for reporting purposes under the Exchange Act. Assuming neither of our sponsors purchases units in this offering or in the open market, they will beneficially own, in the aggregate, 19.7% of our issued and outstanding shares of common stock when this offering is completed (27.0%, in the aggregate, upon consummation of the co-investment). Mr. Berggruen and Mr. Franklin will each be deemed to beneficially own 9.9% of the then issued and outstanding shares of our common stock (13.5% upon consummation of the co-investment). All of the shares our common stock that they will be deemed to beneficially own and control will be owned indirectly through their respective affiliates. Other than as described in this prospectus, neither of our sponsors has indicated to us that they intend to purchase units in this offering. Our sponsors have agreed that any common stock they acquire in or after this offering will be voted in favor of a business combination that is presented to our public stockholders. Accordingly, shares of common stock acquired by our sponsors in or after this offering will not have the same voting or redemption rights as our public stockholders with respect to a potential business combination, and our sponsors will not be eligible to exercise redemption rights for those shares if a business combination is approved by a majority of our public stockholders.

Because our sponsors will hold warrants to purchase 14,500,001 shares of our common stock immediately prior to our consummation of a business combination (warrants to purchase 19,500,001 shares of our common stock including the co-investment warrants), the exercise of those warrants may increase their ownership in us. This increase could allow our sponsors to influence the outcome of matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions after consummation of our initial business combination. In addition, neither our sponsors nor their affiliates are prohibited from purchasing units in this offering or our common stock in the aftermarket. If they do so, our sponsors will have a greater influence on the vote taken in connection with a business combination.

Mr. Berggruen and our other directors are or may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us, and may have conflicts of interest in allocating their time and business opportunities.

Mr. Berggruen and our other directors are or may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. There is no assurance that Mr. Berggruen, Mr. Franklin or any of our other directors will not become involved in one or more other business opportunities that would present conflicts of interest in the time they allocate to us. Mr. Franklin previously served as a director of another blank check company, but resigned as a director of that company prior to the effectiveness of its registration statement in connection with his discussions to participate in this offering. Neither Mr. Berggruen nor any of our directors is obligated to spend any specified amount of time on our affairs.

Although Mr. Berggruen is the president of Berggruen Holdings, Mr. Berggruen is not on the board of directors of any of the portfolio companies of Berggruen Holdings and therefore does not owe any direct fiduciary duties to such portfolio companies. In addition, during the period while we are pursuing the acquisition of a target business, Mr. Berggruen has agreed to present business combination opportunities that fit within our criteria and guidelines to us. However, we recognize that Mr. Berggruen may be deemed an affiliate of Berggruen Holdings’ portfolio companies and that a conflict of interest could arise if an opportunity is an appropriate fit for one of such companies. Berggruen Holdings’ portfolio companies presently include a sunglasses and non-prescription reading glasses distributor, a print finishing company, a media storage company, a financial services company, a wood treatment company, an enterprise software business and an aerospace parts supplier. Berggruen Holdings may at any time, or from time to time, acquire additional portfolio companies or dispose of existing portfolio companies. Any such newly acquired portfolio company would be covered by this obligation. Although we believe that we have put appropriate procedures in place to eliminate such conflicts for Mr. Berggruen, we cannot assure you that a conflict of interest won’t arise if an opportunity is an appropriate fit for one of such companies.

In addition, although we do not expect our independent directors to present investment and business opportunities to us, they may become aware of business opportunities that may be appropriate for presentation to us. In such instances they may determine to present these business opportunities to other entities with which they are or may be affiliated, in addition to, or instead of, presenting them to us. Due to these existing or future affiliations, Mr. Berggruen and our other directors may have fiduciary obligations to present potential business opportunities to those entities prior to presenting them to us which could cause additional conflicts of interest.

Berggruen Holdings is not obligated to provide us with first review of any business opportunities below $500 million and we have agreed not to pursue any business opportunities that Jarden Corporation might consider.

We have entered into an agreement with Berggruen Holdings that from the date of this prospectus until the earlier of the consummation of our initial business combination or our liquidation, we will have a right of first review that provides that if Berggruen Holdings, or one of its investment professionals, becomes aware of, or involved with, business combination opportunities with an enterprise value of $500 million or more, Berggruen Holdings will first offer the business opportunity to us and will only pursue such business opportunity if our board of directors determines that we will not do so, unless such business combination opportunity is competitive with one of the portfolio companies of Berggruen Holdings in which case it would first be offered to such portfolio company. A business combination opportunity will be considered competitive with a Berggruen Holdings portfolio company if the target company is engaged in the design, development, manufacture, distribution or sale of any products, or the provision of any services, which are the same as, or competitive with, the products or services which a Berggruen Holdings portfolio company designs, develops, manufactures, distributes or sells.

In addition, Mr. Franklin is an executive officer of Jarden Corporation. Jarden’s publicly announced acquisition criteria is to acquire focused, niche consumer product companies. We have entered into an agreement with Mr. Franklin whereby (i) we have acknowledged that Mr. Franklin has committed to Jarden’s Board of Directors that we generally do not intend to seek transactions that fit within Jarden’s publicly announced acquisition criteria and (ii) we will not interfere with Mr. Franklin’s obligations to Jarden. However, in order to avoid the potential for a conflict of interest, Mr. Franklin has further committed to Jarden that he will review any potential target company to determine whether such company fits within Jarden’s publicly announced acquisition criteria. If Mr. Franklin determines that such company fits within such criteria, Mr. Franklin will first confirm with an independent committee of Jarden’s Board of Directors that Jarden is not interested in pursuing a potential business combination opportunity with such company (whether such a transaction was sourced by Mr. Franklin, Mr. Berggruen, another Berggruen investment professional or any other person). If the independent committee concludes that Jarden was interested in that opportunity, we have agreed not to continue with that transaction. Although we do not believe that the potential conflict of interest with Jarden will cause undue difficulty in finding acquisition opportunities for us given the nature of Jarden’s acquisition criteria, Jarden may change its publicly announced acquisition criteria at any time without notice and additional conflicts of interest may arise. We cannot assure you that these conflicts will be resolved in our favor.

Resources could be wasted in researching acquisitions that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

It is anticipated that the investigation of each specific target business and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision is made not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate the business combination for any number of reasons including those beyond our control such as that more than 19.99% of our public stockholders vote against the business combination and opt to have us redeem their stock for a pro rata share of the trust account even if a majority of our stockholders approve the business combination. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

Each of our founders may have a conflict of interest in deciding if a particular target business is a good candidate for a business combination.

Each of our founders has agreed to waive its right to receive distributions with respect to its founders’ common stock purchased by it before this offering if we dissolve and liquidate because we fail to complete a business combination. Berggruen Holdings and Marlin Equities will purchase an aggregate of 4,500,000 sponsors’ warrants immediately prior to the consummation of this offering, and will also agree to purchase an aggregate of 5,000,000 co-investment units immediately prior to our consummation of a business combination. Each of our founders who are also directors owns 42,667 founders’ units. The shares of common stock and warrants owned by our founders will be worthless if we do not consummate a business combination. Furthermore, the $4.5 million purchase price of the sponsors’ warrants will be included in the working capital that is distributed to our public stockholders in the event of our dissolution and liquidation. Our directors’ and officer’s desire to avoid rendering their common stock and warrants worthless may result in a conflict of interest when they determine whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Unless we complete a business combination, Mr. Berggruen and our other directors will not receive reimbursement for any out-of-pocket expenses they incur if such expenses exceed the amount not in the trust account. Therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the public stockholders’ best interest.

Mr. Berggruen and our other directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount not required to be retained in the trust account unless the business combination is consummated. Mr. Berggruen and our other directors may, as part of any such combination, negotiate the repayment of some or all of any such expenses. If the target business’ owners do not agree to such repayment, this could cause our management to view such potential business combination unfavorably, thereby resulting in a conflict of interest. The financial interest of Mr. Berggruen and our other directors could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest. In addition, the proceeds we receive from the co-investment may be used to repay the expenses for which Mr. Berggruen and our other directors may negotiate repayment as part of our business combination.

We estimate that the amount of funds that will be available to us for expenses and working capital will be $3.9 million, consisting of interest that will be paid out of the trust account. If we do not consummate a business combination within the 24 months following this offering, we expect our primary liquidity requirements during that period to include approximately $1,700,000 for expenses for the due diligence and investigation of a target business or businesses; approximately $1,700,000 for legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination; an aggregate of up to $240,000 for administrative services and support payable to Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, representing $10,000 per month for up to 24 months beginning upon consummation of this offering; $125,000 as a reserve for liquidation expenses; $34,000 for legal and accounting fees relating to our SEC reporting obligations; and approximately $101,000 for general working capital that will be used for miscellaneous expenses and reserves.

We will probably complete only one business combination with the proceeds of this offering, meaning our operations will depend on a single business that is likely to operate in a non-diverse industry or segment of an industry.

The net proceeds from this offering and the offering of the sponsors’ warrants will provide us with approximately $389.0 million (approximately $446.7 million if the underwriters’ over-allotment option is exercised in full) that we may use to complete a business combination ($439.0 million after the consummation of the co-investment (approximately $496.8 million if the underwriters’ over-allotment option is exercised in full)). Our initial business combination must be with a target business or businesses with a fair market value of at least 80% of the sum of the balance in the trust account plus the proceeds of the co-investment at the time of such business combination (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full). We may not be able to acquire more than one target business because of various factors, including the existence of complex accounting issues and the requirement that we prepare and file pro forma financial statements with the SEC that present operating results and the financial condition of several target businesses as if they had been operated on a combined basis. Additionally, we may encounter numerous logistical issues if we pursue multiple target businesses, including the difficulty of coordinating the timing of negotiations, proxy statement disclosure and closings. We may also be exposed to the risk that our inability to satisfy conditions to closing with one or more target businesses would reduce the fair market value of the remaining target businesses in the combination below the required threshold of 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full). Due to these added risks, we are more likely to choose a single target business with which to pursue a business combination than multiple target businesses. Unless we combine with a target business in a transaction in which the purchase price consists substantially of common stock and/or preferred stock, it is likely we will complete only our initial business combination with the proceeds of this offering. Accordingly, the prospects for our success may depend solely on the performance of a single business. If this occurs, our operations will be highly concentrated and we will be exposed to higher risk than other entities that have the resources to complete several business combinations, or that operate in, diversified industries or industry segments.

If we do not conduct an adequate due diligence investigation of a target business with which we combine, we may be required to subsequently take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

In order to meet our disclosure and financial reporting obligations under the federal securities laws, and in order to develop and seek to execute strategic plans for how we can increase the revenues and/or profitability of a target business, realize operating synergies or capitalize on market opportunities, we must conduct a due diligence investigation of one or more target businesses. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will surface all material issues that may be present inside a particular target business, or that factors outside of the target business and outside of our control will not later arise. If our diligence fails to identify issues specific to a target business, industry or the environment in which the target business operates, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our common stock. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing.

We will depend on the limited funds available outside of the trust account and a portion of the interest earned on the trust account balance to fund our search for a target business or businesses and to complete our initial business combination.

Of the net proceeds of this offering, $50,000 will be available to us initially outside the trust account to fund our working capital requirements. We will depend on sufficient interest being earned on the proceeds held in the trust account to provide us with the additional working capital we will need to identify one or more target businesses and to complete our initial business combination. While we are entitled to have released to us for such purposes interest income of up to a maximum of $3.9 million, net of income taxes on such interest, a substantial decline in interest rates may result in our having insufficient funds available with which to structure, negotiate or close an initial business combination. In such event, we would need to borrow additional funds from our sponsors, Mr. Berggruen or our directors to operate or we may dissolve and liquidate.

We may be unable to obtain additional financing if necessary to complete a business combination or to fund the operations and growth of a target business, which could compel us to restructure or abandon a particular business combination.

We may consider a business combination that will require additional financing (in addition to the co-investment), particularly as we intend to primarily focus on acquisitions of mid-cap companies with valuations between approximately $500 million and $1.5 billion. However, we cannot assure you that we will be able to complete a business combination or that we will have sufficient capital with which to complete a combination with a particular target business. If the net proceeds of this offering and the co-investment are not sufficient to facilitate a particular business combination because:

•	of the size of the target business;

•	of the depletion of offering proceeds not in trust or available to us from interest earned on the trust account balance that is expended in search of a target business; or

•	we must redeem for cash a significant number of shares of common stock owned by stockholders who elect to exercise their redemption rights,

we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. If additional financing is unavailable to consummate a particular business combination, we would be compelled to restructure or abandon the combination and seek an alternative target business. Even if we do not need additional financing to consummate a business combination, we may require such financing to operate or grow the target business. If we fail to secure such financing, this failure could have a material adverse effect on the operations or growth of the target business. Other than the co-investment, none of Mr. Berggruen, our directors nor any other party is required to provide any financing to us in connection with, or following, a business combination.

Our founders paid approximately $0.00250 per share for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock (allocating all of the unit purchase price to the common stock and none to the warrant included in the unit) and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and other investors in this offering. The fact that our founders acquired their founders’ shares of common stock at a nominal price significantly contributed to this dilution. Assuming this offering is completed and no value is ascribed to the warrants included in the units, you and the other new investors will incur an immediate and substantial dilution of approximately 29.0% or $2.90 per share (the difference between the pro forma net tangible book value per share after this offering of $7.10, and the initial offering price of $10.00 per unit).

Our outstanding warrants may adversely affect the market price of our common stock and make it more difficult to effect a business combination.

The units being sold in this offering include warrants to purchase 40,000,000 shares of common stock (or 46,000,000 shares of common stock if the over-allotment option is exercised in full). We also have sold or will sell warrants to our founders (including the sponsors’ warrants) to purchase an aggregate 14,500,001 shares of our common stock (19,500,001 including the co-investment warrants). The warrants which have been sold or will be sold to our founders are identical to those warrants sold as part of the units in this offering except that the warrants sold to our founders become exercisable after our consummation of a business combination if and when the last sales price of our common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination, will be non-redeemable so long as they are held by our founders or their permitted transferees and are entitled to registration rights beginning 90 days after our consummation of a business combination. The warrants which have been sold or will be sold to our sponsors are identical to those warrants sold as part of the units in this offering except that our sponsors warrants will be non-redeemable so long as they are held by our sponsors or their permitted transferees and pursuant to the registration rights agreement, the holders of our sponsors’ warrants and the underlying common stock will be entitled to certain registration rights upon the consummation of a business combination. If we issue common stock to conclude a business combination, the potential issuance of additional shares of common stock on exercise of these warrants could make us a less attractive acquisition vehicle to some target businesses. This is because exercise of the warrants will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Our warrants may make it more difficult to complete a business combination or increase the purchase price sought by one or more target businesses. Additionally, the sale or possibility of sale of the shares underlying the warrants could have an adverse effect on the market price for our common stock or our units, or on our ability to obtain other financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

The grant of registration rights to our founders may make it more difficult to complete a business combination, and the future exercise of such rights may adversely affect the market price of our common stock.

Our founders will have certain registration rights with respect to the resale of their shares of common stock at any time after one year from the date we complete a business combination. In addition, our founders will have certain registration rights with respect to the warrants and the underlying shares of common stock that they hold at any time after such warrants become exercisable by their terms. We will bear the cost of registering these securities. If our founders exercise their registration rights in full, there will then be an additional 10,000,001 shares of common stock and 19,500,001 warrants (including 5,000,000 co-investment warrants) and/or up to 19,500,001 shares of common stock issued on exercise of the warrants that are eligible for trading in the public market. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of the registration rights may make a business combination more costly or difficult to conclude. This is because the stockholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our common stock that is expected when the securities owned by our founders are registered.

You will not be able to exercise your warrants if we don’t have an effective registration statement in place when you desire to do so.

No warrants will be exercisable, and we will not be obligated to issue shares of common stock upon exercise of warrants by a holder unless, at the time of such exercise, we have a registration statement under the Securities Act of 1933, as amended, in effect covering the shares of common stock issuable upon the exercise of the warrants and a current prospectus relating to that common stock. We have agreed to use our best efforts to have a registration statement in effect covering shares of common stock issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to that common stock until the warrants expire or are redeemed. However, we cannot assure you that we will be able to do so. In addition, we may determine to exercise our right to redeem the outstanding warrants while a current prospectus relating to the common stock issuable upon exercise of the warrants is not available, in which case the warrants will not be exercisable prior to their redemption. Additionally, we have no obligation to settle the warrants for cash in the absence of an effective registration statement or under any other circumstances. The warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if there is no registration statement in effect covering the shares of common stock issuable upon the exercise of the warrants or the prospectus relating to the common stock issuable upon the exercise of the warrants is not current.

There is currently no market for our securities and a market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

There is currently no market for our securities. Stockholders therefore have no access to information about prior market history on which to base their investment decision. Following this offering, the price of our securities may vary significantly due to our reports of operating losses, one or more potential business combinations, the filing of periodic reports with the SEC, and general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

We may be deemed to be an investment company, as defined under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940, if, following this offering and prior to the consummation of a business combination, we are viewed as engaging in the business of investing in securities or we own investment securities having a value exceeding 40% of our total assets. If we are deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it difficult for us to complete a business combination, including:

•	restrictions on the nature of our investments; and

•	restrictions on our issuance of securities.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated activities will subject us to the Investment Company Act of 1940 as the net proceeds of this offering and sale of warrants in our private placement offering that are to be held in trust may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the trust account to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the Investment Company Act of 1940, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Companies with similar business plans to ours have had limited success in completing a business transaction. There can be no assurance that we will successfully identify a potential target business, or complete a business combination.

Based upon publicly available information as of October 31, 2006, we have identified approximately 71 similarly structured companies which have gone public since 2003, of which nine have actually consummated a business combination. As of such date, the remaining 62 companies have more than $4.2 billion in trust and are seeking to consummate business combinations. Of these companies, 28 have announced that they have entered into definitive agreements for business combinations but not yet consummated these transactions. While some of those companies have specific industries or geographies that they must complete a business combination in, a number of them may consummate a business combination in any industry they choose. We may therefore be subject to competition from these and other companies seeking to consummate a business plan similar to ours, which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours. Further, the fact that only nine of such companies have completed a business combination and 28 of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately-held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

We are dependent upon Mr. Berggruen and Mr. Franklin and the loss of either of them could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, upon Mr. Berggruen and Mr. Franklin. We believe that our success depends on the continued service of Mr. Berggruen and Mr. Franklin, at least until we have consummated a business combination. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. In addition, neither Mr. Berggruen nor Mr. Franklin are required to commit any specified amount of time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. Moreover, Mr. Berggruen does not have experience in acquiring businesses in our specified target range of $500 million to $1.5 billion. We do not have employment agreements with, or key-man insurance on the life of, either of these individuals. The unexpected loss of the services of either of these individuals could have a detrimental effect on us.

The American Stock Exchange may delist our securities which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities have been approved for listing on the American Stock Exchange upon consummation of this offering. Although after giving effect to this offering we expect to meet on a pro forma basis the minimum initial listing standards set forth in Section 101(c) of the AMEX Company Guide, which only requires that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on the American Stock Exchange as we might not meet certain continued listing standards such as income from continuing operations. Additionally, in connection with our business combination, it is likely that the American Stock Exchange may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the American Stock Exchange delists our securities from trading, we could face significant consequences including:

•	a limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

•	limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The determination of the offering price of our units and the size of this offering is more arbitrary than the pricing of securities and size of an offering of an operating company in a particular industry.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the underwriters. In determining the size of this offering, management held customary organizational meetings with representatives of the underwriters, both prior to our inception and thereafter, with respect to the state of capital markets, generally, and the amount the representatives believed they reasonably could raise on our behalf. Factors considered in determining the size of this offering, prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	whether the net proceeds of this offering would be sufficient to allow us to acquire an operating business having a valuation between approximately $500 million and $1.5 billion, assuming the need to raise additional funds, in addition to the co-investment, through a private offering of debt or equity securities;

•	a review of debt to equity ratios in leveraged transactions;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of this offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities of an operating company in a particular industry since we have no historical operations or financial results to compare them to.

Since we may acquire a target business that is located outside the United States, we may encounter risks specific to one or more countries in which we ultimately operate.

As described above, we plan to acquire a business or businesses located in the United States or Western Europe. If we acquire a company that has operations outside the United States, we will be exposed to risks that could negatively impact our future results of operations following a business combination. The additional risks we may be exposed to in these cases include but are not limited to:

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	tax issues, such as tax law changes and variations in tax laws as compared to the U.S.;

•	cultural and language differences;

•	foreign exchange controls;

•	crime, strikes, riots, civil disturbances, terrorist attacks and wars; and

•	deterioration of political relations with the United States.

Because we must furnish our stockholders with target business financial statements prepared in accordance with or reconciled to U.S. generally accepted accounting principles, we may not be able to complete a business combination with some prospective target businesses unless their financial statements are first reconciled to U.S. generally accepted accounting principles.

The federal securities laws require that a business combination meeting certain financial significance tests include historical and pro forma financial statement disclosure in periodic reports and proxy materials submitted to stockholders. Because our initial business combination must be with a target business that has a fair market value of at least 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) at the time of our initial business combination, we will be required to provide historical and pro forma financial information to our stockholders when seeking approval of a business combination with one or more target businesses. These financial statements must be prepared in accordance with, or be reconciled to, U.S. generally accepted accounting principles, or GAAP, and the historical financial statements must be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB. If a proposed target business, including one located outside of the U.S., does not have financial statements that have been prepared in accordance with, or that can be reconciled to, U.S. GAAP and audited in accordance with the standards of the PCAOB, we will not be able to acquire that proposed target business. These financial statement requirements may limit the pool of potential target businesses with which we may combine.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2007. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on management’s evaluation of our system of internal controls. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our:

•	ability to complete a combination with one or more target businesses;

•	success in retaining or recruiting, or changes required in, our officer or directors following a business combination;

•	officer and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving a business combination, as a result of which they would then receive expense reimbursements;

•	potential inability to obtain additional financing to complete a business combination;

•	limited pool of prospective target businesses;

•	potential change in control if we acquire one or more target businesses for stock;

•	public securities’ limited liquidity and trading;

•	failure to list or delisting of our securities from the American Stock Exchange or an inability to have our securities listed on the American Stock Exchange following a business combination;

•	use of proceeds not in trust or available to us from interest income on the trust account balance; or

•	financial performance following this offering.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

USE OF PROCEEDS

We estimate that the net proceeds of this offering and the private placement of the sponsors’ warrants will be as set forth in the following table:

	Without Over-Allotment	With Over-Allotment
	Option Exercised	Option Exercised

Offering gross proceeds	$400,000,000	$460,000,000
Sponsors’ warrants purchased by sponsors	4,500,000	4,500,000

Total gross proceeds(1)	$404,500,000	$464,500,000

Offering expenses:(2)(3) Underwriting discount (7% of Gross proceeds)	$28,000,000	$32,200,000
Legal fees and expenses	300,000	300,000
Printing and engraving expenses	100,000	100,000
Accounting fees and expenses	60,000	60,000
SEC registration fee	49,220	49,220
NASD registration fee	46,500	46,500
American Stock Exchange fees	70,000	70,000
Miscellaneous expenses	74,280	74,280

Total offering expenses	$28,700,000	$32,900,000

Proceeds after offering expenses	$375,800,000	$431,600,000

Net offering proceeds held in trust	$375,750,000	$431,550,000
Deferred underwriting discounts and commissions held in trust	13,200,000	15,180,000

Total held in trust	$388,950,000	$446,730,000

Net offering proceeds not held in trust(3)	$50,000	$50,000

(1)	Excludes $50.0 million of additional proceeds from the sale of 5,000,000 co-investment units to our sponsors to be paid to us immediately prior to our consummation of a business combination.

(2)	The offering expenses will be primarily funded from the proceeds of this offering. All of the offering expenses to date have been paid from advances we received from our founders described below. These advances will be repaid within 60 days from the consummation of this offering. During the 30-day period immediately following the consummation of this offering, interest income on the trust account may be released to us on a weekly basis to fund our working capital requirements.

(3)	Following consummation of this offering, we believe the funds available to us outside of the trust account, together with interest income of up to $3.9 million on the balance of the trust account to be released to us to fund our working capital requirements, will be sufficient to allow us to operate for at least the next 24 months, assuming a business combination is not completed during that time. We expect our primary liquidity requirements during that period to include approximately $1,700,000 for expenses for the due diligence and investigation of a target business or businesses; approximately $1,700,000 for legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination; an aggregate of up to $240,000 for administrative services and support payable to Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, representing $10,000 per month for up to 24 months beginning upon consummation of this offering; $125,000 as a reserve for liquidation expenses; $34,000 for legal and accounting fees relating to our SEC reporting obligations; and approximately $101,000 for general working capital that will be used for miscellaneous expenses and reserves. These expenses are estimates only. Our actual expenditures for some or all of these items may differ from the estimates set forth herein. For example, we may incur greater legal and accounting expenses than our current estimates in connection with negotiating and structuring a business combination based upon the level of complexity of that business combination. We do not anticipate any change in our intended use of proceeds, other than fluctuations among the current categories of allocated expenses, which fluctuations, to the extent they exceed current estimates for any specific category of expenses, would be deducted from our excess working capital. Any such interest income not used to fund our working capital requirements or repay advances from our founders or for due diligence or legal, accounting and non-due diligence expenses will be usable by us to pay other expenses that may exceed our current estimates.

A total of approximately $389.0 million (or approximately $446.7 million if the underwriters’ over-allotment option is exercised in full) of the net proceeds from this offering and the sale of the sponsors’ warrants described in this prospectus, and $13.2 million (or $15.2 million if the underwriters’ over-allotment option is exercised in full) of deferred underwriting discounts and commissions, will be placed in a trust account at Continental Stock Transfer & Trust Company with Continental Stock Transfer & Trust Company, as trustee. Except for a portion of the interest income released to us, the proceeds held in trust will not be released from the trust account until the earlier of the consummation of a business combination or our liquidation. All amounts held in the trust account that are not:

•	distributed to public stockholders who exercise redemption rights,

•	released to us as interest income, or

•	payable to the underwriters for deferred discounts and commissions,

will be released to us on closing of our initial business combination.

Our initial business combination will be with one or more target businesses which have a fair market value of at least 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) at the time of such business combination, subject to:

•	a majority of our public stockholders voting in favor of the business combination and less than 20% of the public stockholders electing to exercise their redemption rights and

•	such deferred underwriting discount and commission having been paid to the underwriters.

If our initial business combination involves a transaction in which we acquire less than a 100% interest in the target company, the value of that interest that we acquire will be equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions) plus the proceeds of the co-investment. In all instances, we would be the controlling shareholder of the target company. The key factors that we will rely on in determining controlling shareholder status would be our acquisition of at least 51% of the voting equity interests of the target company and control of the majority of any governing body of the target company. We will not consider any transaction that does not meet such criteria.

On release of funds from the trust account and after payment of the redemption price to any public stockholders who exercise their redemption rights, the underwriters will receive their deferred underwriting discounts and commissions, and the remaining funds will be released to us and can be used to pay all or a portion of the purchase price of the business or businesses with which our initial combination occurs. If the business combination is paid for using stock or debt securities, we may apply the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination, to fund the purchase of other companies, or for working capital.

Upon the consummation of this offering, we have agreed to pay Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, a total of $10,000 per month for office space, administrative services and secretarial support until the earlier of our consummation of a business combination or our liquidation. This arrangement is being agreed to by Berggruen Holdings, Inc. for our benefit and is not intended to provide Berggruen Holdings, Inc. compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by Berggruen Holdings, Inc. will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. Upon consummation of a business combination or our liquidation, we will cease paying these monthly fees. Prior to the consummation of this offering, Berggruen Holdings has agreed to provide us with office space, administrative services and secretarial support at no charge.

We expect that due diligence of prospective target businesses will be monitored or performed by Mr. Berggruen and the Berggruen Holdings’ investment professionals made available to us. Additionally, we may engage market research firms and/or third party consultants. Mr. Berggruen, his affiliates or associates, will not receive any compensation for their due diligence of prospective target businesses, but would be reimbursed for any out-of-pocket expenses (such as travel expenses) incurred in connection with such due diligence activities. Our audit committee will review and approve all expense reimbursements made to Mr. Berggruen and any expense reimbursements payable to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

We believe that amounts not held in trust and the interest income of up to $3.9 million earned on the trust account balance that may be released to us (as described in more detail below) will be sufficient to pay the costs and expenses to which such proceeds are allocated. This belief is based on the fact that in-depth due diligence will be undertaken only after we have negotiated and signed a letter of intent or other preliminary agreement that addresses the terms of a business combination. However, if our estimate of the costs of undertaking in-depth due diligence and negotiating a business combination is less than the actual amount necessary to do so, we may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. In this event, we could seek such additional capital through loans or additional investments from our sponsors, Mr. Berggruen or our directors, but, except for the co-investment, none of such sponsors, Mr. Berggruen or our directors is under any obligation to advance funds to, or invest in, us.

If we complete a business combination, the out-of-pocket expenses incurred by Mr. Berggruen and our other directors prior to the business combination’s closing will become an obligation of the post-combination business, assuming these out-of-pocket expenses have not been reimbursed prior to the closing. These expenses would be a liability of the post-combination business and would be treated in a manner similar to any other account payable of the combined business. Mr. Berggruen and our other directors may, as part of any such combination, negotiate the repayment of some or all of any such expenses. If the target business’ owners do not agree to such repayment, this could cause Mr. Berggruen and our other directors to view such potential business combination unfavorably and result in a conflict of interest.

As of the date of this prospectus, our sponsors have advanced to us a total of $250,000 which was used to pay a portion of the expenses of this offering referenced in the line items above for the SEC registration fee, NASD registration fee, American Stock Exchange fee and accounting and legal fees and expenses. These advances are non-interest bearing, unsecured and are due within 60 days following the consummation of this offering. The loan will be repaid out of the interest we receive on the balance of the trust account.

The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will be invested only in United States “government securities” (as such term is defined in the Investment Company Act of 1940) and one or more money market funds, selected by us, which invest principally in either short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or short-term tax exempt municipal bonds issued by governmental entities located within the United States, so that we are not deemed to be an investment company under the Investment Company Act. Interest income of up to $3.9 million on the trust account balance is releasable to us from the trust account to fund a portion of our working capital requirements.

Other than the fee for office space and administrative and secretarial services described above, no compensation of any kind (including finder’s and consulting fees) will be paid to any of Mr. Berggruen or our directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, Mr. Berggruen and our other directors will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. To the extent that such expenses exceed the available proceeds not deposited in the trust account and interest income of up to

$3.9 million that is released to us from the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. Since the role of present management after a business combination is uncertain, we have no current ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account, net of taxes payable with respect to such interest, and less interest income released to us from the trust account in the manner described above) only in the event of our liquidation if we fail to complete a business combination within the allotted time or if the public stockholder seeks to have us redeem such shares for cash in connection with a business combination that the public stockholder voted against and that we actually complete. In no other circumstances will a stockholder have any right or interest of any kind in or to funds in the trust account.

On consummation of an initial business combination, the underwriters will receive the deferred underwriters’ discounts and commissions held in the trust account. If we do not complete an initial business combination and the trustee must therefore distribute the balance in the trust account on our liquidation, the underwriters have agreed (i) to forfeit any rights or claims to the deferred underwriting discounts and commissions, together with any accrued interest thereon, in the trust account and (ii) that the trustee is authorized to distribute the deferred underwriting discounts and commissions, together with any accrued interest thereon, net of income taxes payable on such interest, to the public stockholders on a pro rata basis.

DIVIDEND POLICY

Except for the 1 for 3 stock dividend that was effected on December 14, 2006, we have not paid any dividends on our common stock to date and we do not intend to pay cash dividends prior to the consummation of a business combination. After we complete a business combination, the payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after a business combination will be within the discretion of our then-board of directors. Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be redeemed for cash), by the number of outstanding shares of our common stock. The information below assumes the payment in full of the underwriters’ discounts and commissions, including amounts held in the trust account, and no exercise of the over-allotment option.

At October 31, 2006, our net tangible book value was a deficiency of $186,529, or approximately $(0.02) per share of common stock. After giving effect to the sale of 40,000,000 shares of common stock included in the units and the sale of 4,500,000 sponsors’ warrants, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 7,996,000 shares of common stock which may be redeemed for cash) at October 31, 2006 would have been $298,076,176 or $7.10 per share, representing an immediate increase in net tangible book value of $7.12 per share to our founders and an immediate dilution of $2.90 per share or 29.0% to new investors not exercising their redemption rights. After giving effect to the sale of 5,000,000 co-investment shares of common stock included in the co-investment units, our pro forma net tangible book value (as decreased by the value of 7,996,000 shares of common stock which may be redeemed for cash) upon consummation of our business combination will be $348,076,176 or $7.41 per share, representing an increase in net tangible book value of $7.43 per share to our founders and an immediate dilution of $2.59 per share or 25.90% to new investors not exercising their redemption rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $77,751,105 less than it otherwise would have been because if we effect a business combination, the redemption rights of the public stockholders may result in the redemption for cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share redemption price equal to the amount in the trust account as of two business days prior to the proposed consummation of a business combination, inclusive of any interest, net of any taxes due on such interest and net of up to $3.9 million in interest income on the trust account balance previously released to us to fund working capital requirements, divided by the number of shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$10.00
Net tangible book value before this offering	$(0.02)
Increase attributable to new investors	7.12

Pro forma net tangible book value after this offering		7.10

Dilution to new investors		$2.90

The following table sets forth information with respect to our founders and the new investors:

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share

Founders’ shares(1)	10,000,001	20.0	$25,000	.01%	0.00250
New investors	40,000,000	80.0	400,000,000	99.99	10.00

Total	50,000,001	100.0%	$400,025,000	100.00%

(1)	Following the co-investment, our founders will (i) own 15,000,001 shares of our common stock, comprising 29.2% of our common stock purchased and (ii) have paid aggregate consideration of $50,025,000, comprising 12.5% of the total consideration that we received for our outstanding common stock.

The pro forma net tangible book value after this offering is calculated as follows:

Numerator:
Net tangible book value before this offering and sale of sponsors’ warrants	$(186,529)
Proceeds from this offering	389,000,000
Plus: Offering costs accrued for and paid in advance, excluded from tangible book value before this offering	213,810
Less: Deferred underwriter’s fee paid upon consummation of a business combination	(13,200,000)
Less: proceeds held in trust subject to redemption to cash (388,950,000 × .1999)	(77,751,105)

$298,076,176

Denominator:
Shares of common stock outstanding prior to this offering	10,000,001
Shares of common stock included in the units offered	40,000,000
Less: shares subject to redemption (40,000,000 × 19.99%)	(7,996,000)

42,004,001

CAPITALIZATION

The following table sets forth our capitalization on:

•	an actual basis at December 15, 2006;

•	an as adjusted basis to give effect to the sale of our units and the sponsors’ warrants, and the application of the estimated net proceeds derived from the sale of such securities; and

•	a pro forma as adjusted basis to give effect to the sale of our units, the sponsors’ warrants and the co-investment units, and the application of the estimated net proceeds derived from the sale of such securities.

	As of December 15, 2006
			Pro Forma
	Actual	As Adjusted	as Adjusted
	(unaudited)

Notes payable to affiliates(1)	$250,000	$—	$—
Deferred underwriting discounts and commissions	$—	$13,200,000	$13,200,000
Common stock, 0, 7,996,000 and 7,996,000 shares which are subject to possible redemption, shares at redemption value(2)	0	$77,751,105	$77,751,105
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—	$—
Common stock, $0.0001 par value, 200,000,000 shares authorized; 10,000,001 shares issued and outstanding; 42,004,001 shares issued and outstanding (excluding 7,996,000 shares subject to possible redemption), as adjusted; 47,004,001 shares issued and outstanding (excluding 7,996,000 shares subject to possible redemption), pro forma as adjusted	1,000	4,200	4,700
Additional paid-in capital	24,000	298,069,695	348,069,195
Income accumulated during the development stage	2,281	2,281	2,281

Total stockholders’ equity	$27,281	$298,076,176	$348,076,176

Total capitalization	$277,281	$389,027,281	$439,027,281

(1)	Notes payable to affiliates are comprised of promissory notes issued in the amount of $125,000 to Berggruen Holdings and $125,000 to Marlin Equities. The notes are due within 60 days following the consummation of this offering.

(2)	If we consummate a business combination, the redemption rights afforded to our public stockholders may result in the redemption for cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share redemption price equal to the aggregate amount then on deposit in the trust account (initially approximately $9.72 per share), before payment of deferred underwriting discounts and commissions and including accrued interest, net of any income taxes due on such interest, which income taxes, if any, shall be paid from the trust account, and net of interest income previously released to us for working capital requirements, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were formed on June 8, 2006, to effect a merger, stock exchange, asset acquisition, reorganization or similar business combination with an operating business or businesses which we believe have significant growth potential. We do not have any specific business combination under current consideration, and neither we, nor any representative acting on our behalf, has had any contacts with any target businesses regarding a business combination. We intend to effect a business combination using cash from the proceeds of this offering, our capital stock, debt or a combination of cash, stock and debt. The issuance of additional shares of our stock in a business combination:

•	may significantly reduce the equity interest of our stockholders;

•	may cause a change in control if a substantial number of shares of our stock are issued, which may affect, among other things, our ability to use our net operating loss carry-forwards, if any, and may also result in the resignation or removal of Mr. Berggruen or one or more of our other present directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, debt securities issued by us in a business combination may result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants requiring the maintenance of certain financial ratios or reserves and any such covenant was breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such debt security was outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for this offering. Following this offering, we will not generate any operating revenues until consummation of a business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents after this offering.

Liquidity and Capital Resources

Our liquidity needs have been satisfied to date through receipt of $25,000 from the sale of 10,000,001 units to our founders, and advances from our founders that are more fully described below. Please see “Description of Securities” for additional information concerning such units. We estimate that the net proceeds from (i) the sale of the units in this offering, after deducting approximately $15.5 million to be applied to underwriting discounts, offering expenses and working capital and $13.2 million of deferred underwriting discounts (or $15.2 million if the underwriters’ over-allotment option is exercised in full) and (ii) the sale of the sponsors’ warrants for a purchase price of $4.5 million, will be approximately $375.8 million (or $431.6 million if the underwriters’ over-allotment option is exercised in full). Approximately $389.0 million (or approximately $446.7 million if the underwriters’ over-allotment option is exercised in full), will be held in trust, which includes $13.2 million (or $15.2 million if the underwriters’ over-allotment option is exercised in full) of deferred underwriting discounts and commissions. The remaining $50,000 will not be held in trust.

We will use substantially all of the net proceeds of this offering to acquire one or more target businesses, including identifying and evaluating prospective target businesses, selecting one or more target businesses, and structuring, negotiating and consummating the business combination. If the business combination is paid for using stock or debt securities, we may apply the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination, to fund the purchase of other companies, or for working capital.

Following consummation of this offering, we believe the funds available to us outside of the trust account, together with interest income of up to $3.9 million on the balance of the trust account to be released to us for working capital requirements, will be sufficient to allow us to operate for at least the next 24 months, assuming a business combination is not completed during that time. We expect our primary liquidity requirements during that period to include approximately $1,700,000 for expenses for the due diligence and investigation of a target business or businesses; approximately $1,700,000 for legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination; an aggregate of up to $240,000 for office space, administrative services and secretarial support payable to Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, representing $10,000 per month for up to 24 months beginning upon consummation of this offering; $125,000 as a reserve for liquidation expenses; $34,000 for legal and accounting fees relating to our SEC reporting obligations; and approximately $101,000 for general working capital that will be used for miscellaneous expenses and reserves. These expenses are estimates only. Our actual expenditures for some or all of these items may differ from the estimates set forth herein. If our estimate of the costs of undertaking in-depth due diligence and negotiating a business combination is less than the actual amount necessary to do so, we may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. In this event, we could seek such additional capital through loans or additional investments from our sponsors, Mr. Berggruen or our directors, but, except for the co-investment, none of such sponsors, Mr. Berggruen or our directors is under any obligation to advance funds to, or invest in, us. Any such interest income not used to fund our working capital requirements or repay advances from our founders or for due diligence or legal, accounting and non-due diligence expenses will be usable by us to pay other expenses that may exceed our current estimates.

We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds, in addition to the co-investment, through a private offering of debt or equity securities if such funds were required to consummate a business combination. Such debt securities may include a working capital revolving debt facility or a longer term debt facility. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of a business combination.

We intend to focus on potential target businesses with valuations between $500 million and $1.5 billion. We believe that our available working capital following this offering, together with the issuance of additional equity and/or the issuance of debt, would support the acquisition of such a target business. Such debt securities may include a long term debt facility, a high-yield notes offering or mezzanine debt financing, and depending upon the business of the target company, inventory, receivable or other secured asset-based financing. The mix of additional equity and/or debt would depend on many factors. The proposed funding for any such business combination would be disclosed in the proxy statement relating to the required shareholder approval. We would only consummate such financing simultaneously with the consummation of a business combination that was approved in connection with the stockholder approval of the business combination. We will only seek stockholder approval of such financing as an item separate and apart from the approval of the overall transaction if such separate approval was required by applicable securities laws or the Rules of the American Stock Exchange or other similar body.

Related Party Transaction

As of the date of this prospectus, each of Berggruen Holdings and Marlin Equities has advanced on our behalf a total of $125,000 and $125,000, respectively, for payment of offering expenses. These advances are non-interest bearing, unsecured and are due within 60 days following the consummation of this offering. The loans will be repaid out of the proceeds of this offering not placed in trust. Please see “Certain Transactions” for further information concerning such advances.

PROPOSED BUSINESS

Introduction

We are a Delaware blank check company formed on June 8, 2006 to complete a business combination with one or more operating businesses. Our efforts in identifying a prospective target business will not be limited to a particular industry. We do not have any specific merger, stock exchange, asset acquisition, reorganization or other business combination under consideration or contemplation and we have not, nor has anyone on our behalf, contacted, or been contacted by, any potential target business or had any discussions, formal or otherwise, with respect to such a transaction. To date our efforts have been limited to organizational activities as well as activities related to this offering.

Business Strategy

We have identified the following criteria and guidelines that we believe are important in evaluating prospective target businesses. We will use these criteria and guidelines in evaluating acquisition opportunities. However, we may decide to enter into a business combination with a target business that do not meet these criteria and guidelines.

•	Established Companies with Proven Track Records. We will seek to acquire established companies with sound historical financial performance. We will typically focus on companies with a history of strong operating and financial results and we do not intend to acquire start-up companies.

•	Companies with Strong Free Cash Flow Characteristics. We will seek to acquire companies that have a history of strong, stable free cash flow generation. We will focus on companies that have predictable, recurring revenue streams and an emphasis on low working capital and capital expenditure requirements.

•	Strong Competitive Industry Position. We will seek to acquire businesses that operate within industries that have strong fundamentals. The factors we will consider include growth prospects, competitive dynamics, level of consolidation, need for capital investment and barriers to entry. Within these industries, we will focus on companies that have a leading market position. We will analyze the strengths and weaknesses of target businesses relative to their competitors, focusing on product quality, customer loyalty, cost impediments associated with customers switching to competitors, patent protection and brand positioning. We will seek to acquire businesses that demonstrate advantages when compared to their competitors, which may help to protect their market position and profitability and deliver strong free cash flow.

•	Experienced Management Team. We will seek to acquire businesses that have strong, experienced management teams. We will focus on management teams with a proven track record of driving revenue growth, enhancing profitability and generating strong free cash flow. We believe that the operating expertise of our founding shareholders will complement, not replace the target’s management team.

•	Diversified Customer and Supplier Base. We will seek to acquire businesses that have a diversified customer and supplier base. Companies with a diversified customer and supplier base are generally better able to endure economic downturns, industry consolidation, changing business preferences and other factors that may negatively impact their customers, suppliers and competitors.

Competitive Advantages

We believe that we have the following competitive advantages over other entities with business objectives similar to ours:

Management Expertise

We believe Berggruen Holdings is well positioned to source a business combination as a result of its extensive infrastructure which includes eight offices and a network of investment professionals worldwide. Although none of these investment professionals, other than Mr. Berggruen, will be employees of ours, and although we have no offices located outside of New York, Berggruen Holdings has agreed to make four investment professionals located at the Berggruen Holdings’ offices in New York, Los Angeles and London available at no cost to us to actively source an acquisition for us. Berggruen Holdings is industry opportunistic and has a bias towards positive cash flow with respect to the investment opportunities that it sources. In addition, Berggruen Holdings has over 20 years experience sourcing and executing investment opportunities in businesses through leveraged buyouts, public market securities, distressed situations and balance sheet restructurings. We expect the strength of Berggruen Holdings’ sourcing network to create unique opportunities for non-auction sourced deals. In connection with such acquisitions, Berggruen Holdings was not subject to the conflict of interest procedures described elsewhere in this prospectus that we will be subject to.

Marlin Equities is an investment vehicle majority owned by its managing member, Martin E. Franklin, the chairman of our board of directors, and Ian G.H. Ashken the other principal member who has been Mr. Franklin’s business partner for over 15 years. Mr. Franklin has over 20 years of experience in numerous businesses and has been involved in originating, structuring, negotiating, managing and consummating more than 75 transactions. Mr. Franklin is the chairman and chief executive officer of Jarden Corporation, a broad based consumer products company. At Jarden, Mr. Franklin has overseen more than 10 acquisitions, ranging in size from less than $10 million to approximately $850 million, with combined revenues as of December 31, 2005 of over $3 billion. We have entered into an agreement with Mr. Franklin whereby we have acknowledged that Mr. Franklin has committed to Jarden’s Board of Directors that we will be seeking transactions outside of those that fit within Jarden’s publicly announced acquisition criteria and that we will not interfere with Mr. Franklin’s obligations to Jarden. Mr. Franklin also committed to Jarden’s Board of Directors that in order to avoid the potential for a conflict, prior to us pursuing any acquisition transaction that Jarden might consider, Mr. Franklin would first confirm with an independent committee of Jarden’s Board of Directors that Jarden was not interested in pursuing the potential acquisition opportunity. If the independent committee concludes that Jarden was interested in that opportunity, we would not continue with that transaction.

Prior to their involvement with Jarden, Messrs. Franklin and Ashken had extensive executive experience in running public companies. Mr. Franklin held the positions of Chairman and CEO of Lumen Technologies, Inc. (formerly BEC Group, Inc.), an NYSE listed company, from May 1996 to March 1998, and of its predecessor, Benson Eyecare Corporation, from October 1992 to May 1996, of which he was also President from November 1993 to May 1996. In 1992, Benson Eyecare Corporation was the highest performing stock on the American Stock Exchange and posted positive returns every year prior to its sale in 1996. Mr. Franklin was also Executive Chairman of Lumen Technologies from March 1998 until its sale in December 1998. Mr. Franklin served as executive chairman of Bollé Inc., an American Stock Exchange listed company, from July 1997 until its sale in February 2000. Both Lumen Technologies and Bollé were spin-offs from Benson Eyecare. In addition, during the last five years Mr. Franklin served as a non-executive director of Specialty Catalog Corp., from 1994 to 2004, of Bally Total Fitness from March 2003 to April 2004, and of Guideline, Inc. from November 2001 to December 2005. Mr. Franklin currently serves on the boards of Apollo Investment Corp. and Kenneth Cole Productions, Inc. Marlin Equities does not have any portfolio companies. Therefore, Mr. Franklin does not have any potential conflict of interests with any entity other than Jarden Corporation, the conflict of interests procedures for which are described elsewhere in this prospectus.

None of Mr. Berggruen, Mr. Franklin or any individuals and entities associated with them are required to commit any specified amount of time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring or performing the related due diligence.

Established deal sourcing network

We believe that the extensive network of private equity sponsor relationships as well as relationships with management teams of public and private companies, investment bankers, attorneys and accountants developed by the principals of Berggruen Holdings and Marlin Equities, and their respective investment professionals or members described below, should provide us with significant business combination opportunities. However, in each of these cases, our ability to benefit from these extensive relationships will be limited by the conflict of interest procedures which require that (i) if a business opportunity is competitive with a Berggruen Holdings portfolio company, it must first be presented to such company before it is made available to us and (ii) if a business opportunity fits within Jarden Corporation’s publicly announced acquisition criteria, it must first be presented to Jarden before it is made available to us. Since Marlin Equities is a newly formed investment vehicle whose first investment will be in us, it does not have any operations and its network, relationships and contacts that we expect to benefit from will be the network, relationships and contacts of Mr. Franklin.

Disciplined Acquisition Approach

Our sponsors will use the same disciplined approach in acquiring target businesses on our behalf as they use in connection with their private equity investing. Accordingly, we will seek to reduce the risks posed by the acquisition of a target business by:

•	focusing on companies with leading market positions and strong cash flow;

•	engaging in extensive due diligence from the perspective of a long-term investor; and

•	investing at low price to cash flow multiples.

Assistance from Berggruen Holdings’ Employees

In addition to Mr. Berggruen and Mr. Franklin, we expect the Berggruen Holdings’ employees noted below to help identify target companies and assist with the due diligence of the target company for us. None of these individuals are required to commit any specified amount of time to our affairs. Berggruen Holdings has agreed to make these individuals available at no cost to us. Pursuant to this agreement, supporting us is part of the employment duties of such individuals to Berggruen Holdings.

Jared S. Bluestein has served as the Chief Operating Officer of Berggruen Holdings since June 1996 and has been involved in the execution and oversight of over 40 direct investments in the United States and Europe. He plays a key role in Berggruen’s buyout activities, investment sourcing, portfolio oversight and firm administration. Mr. Bluestein also serves on the board of directors of Bonded Services Inc., Desa International, Hoover Treated Wood Products, Inc., FGX International Holdings Limited and Apex Design Technology. Mr. Bluestein holds degrees in Finance and International Business from Pennsylvania State University.

William Hallisey joined Berggruen Holdings in March 2004. He previously managed private equity and venture investments for companies in the ING Group based in New York including ING Capital and ING Direct. These investments encompass a broad range of industries including financial services, health care, technology, media and telecom. Prior to that, Mr. Hallisey was a senior executive with investment banking and management responsibilities at both Furman Selz and ING Barings. Earlier he had private equity, real estate and fixed income asset management responsibilities for companies in the Xerox Financial Services group (Xerox Life, Van Kampen mutual funds and Xerox Credit). Mr. Hallisey led acquisitions for the GE Capital Services consumer area. He also has strategic consulting experience with the LEK partnership in Boston. He graduated from Stanford University and holds an MBA from Harvard Business School.

Eric Hanson joined Hanson PLC (no relation) where he was the VP of acquisitions in the USA until 1986. After leaving Hanson, he became President of International Proteins Corporation, a company which he built through acquisitions before selling off the various parts. In 1992 he joined MacAndrews & Forbes where he was involved in a number of M & A transactions. He led the management buyout of the MasterCraft Boat Company, and joined Berggruen Holdings in May 2000. He is a director of Hoover Treated Wood Products, Inc., Bonded Services Ltd and Global Supply Chain Finance AG. Mr. Hanson holds a MA from Cambridge University and a Masters in Business Administration from INSEAD.

Jennifer D. Stewart joined Berggruen Holdings in 2005. She was previously a founding partner of The 180 Group where she invested $110 million of equity capital in a diverse range of industries, including health care practice management, aerospace, specialty retail, and both branded and unbranded consumer goods. Prior to The 180 Group, Ms. Stewart worked at Bear Stearns Merchant Banking and was involved in the group’s investment, portfolio oversight, and institutional fundraising activities. Prior to Bear Stearns Merchant Banking, Ms. Stewart held several operating positions at Exxon. Ms. Stewart earned her BS Chemical Engineering degree, with Honors and High Distinction, from The Pennsylvania State University and MBA from Harvard

Business School. She is currently a director of The Mexmil Company, Lee Cooper, and Apex Design Technology.

Effecting a Business Combination

General

We are not presently engaged in, and we will not engage in, any operations for an indefinite period of time following this offering. We intend to utilize the cash proceeds of this offering, our capital stock, debt or a combination of these as the consideration to be paid in a business combination. While substantially all of the net proceeds of this offering are allocated to completing a business combination, the proceeds are not otherwise designated for more specific purposes. Accordingly, prospective investors will at the time of their investment in us not be provided an opportunity to evaluate the specific merits or risks of one or more target businesses. If the business combination is paid for using stock or debt securities, we may apply the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination, to fund the purchase of other companies, or for working capital. We may engage in a business combination with a company that does not require significant additional capital but is seeking a public trading market for its shares, and which wants to merge with an already public company to avoid the uncertainties associated with undertaking its own public offering. These uncertainties include time delays, compliance and governance issues, significant expense, a possible loss of voting control, and the risk that market conditions will not be favorable for an initial public offering at the time this offering is ready to be sold. We may seek to effect a business combination with more than one target business, although our limited resources may serve as a practical limitation on our ability to do so. Additionally, although it is unlikely that we will do so, we may seek to effect a business combination with a publicly traded mid-cap company. In this event, we would face higher legal, printing and solicitation agent fees than we would if we were to effect a business combination with a private company.

We do not have any specific business combination under consideration and we have not, nor has anyone on our behalf, contacted, or been contacted by, any potential target business or had any substantive discussions, formal or otherwise, with respect to such a transaction. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate, to conduct any research or take any measures, directly or indirectly, to locate or contact a target business.

Prior to consummation of a business combination, we will seek to have all vendors, prospective target businesses or other entities that we may engage, which we refer to as potential contracted parties or a potential contracted party, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders. There is no assurance that we will be able to get waivers from our vendors and there is no assurance that such waivers will be enforceable by operation of law or that creditors would be prevented from bringing claims against the trust. In the event that a potential contracted party were to refuse to execute such a waiver, we will execute an agreement with that entity only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to execute such a waiver. Examples of instances where we may engage a third party that refused to execute a waiver would be the engagement of a third party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or a situation where management does not believe it would be able to find a provider of required services willing to provide the waiver. If a potential contracted party refuses to execute such a waiver, Mr. Berggruen and Mr. Franklin have agreed that they will be personally liable to cover the potential claims made by such party but only if, and to the extent, that the claims would otherwise reduce the trust account proceeds payable to our public stockholders in the event of a liquidation. Under these circumstances, our board of directors, a majority of which are independent directors, would have a fiduciary obligation to our stockholders to bring a claim against Messrs. Berggruen and Franklin to enforce their liability obligation.

Subject to the requirement that a target business or businesses have a fair market value of at least 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) at the time of our initial business combination, we have virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses. Accordingly, there is no current basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. Although our management will assess the risks inherent in a particular target business with which we may combine, we cannot assure you that this assessment will result in our identifying all risks that a target business may encounter. Furthermore, some of those risks may be outside of our control, meaning that we can do nothing to control or reduce the chances that those risks will adversely impact a target business.

We intend to focus on potential target businesses with valuations between $500 million and $1.5 billion. We believe that our available working capital following this offering, together with the issuance of additional equity and/or the issuance of debt, would support the acquisition of such a target business. The mix of additional equity and/or debt would depend on many factors. The proposed funding for any such business combination would be disclosed in the proxy statement relating to the required shareholder approval.

Sources of target businesses

We anticipate that target businesses may be brought to our attention from various unaffiliated parties such as investment banking firms, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and similar sources. We may also identify a target business through management’s contacts within the private equity industry. We will not acquire an entity that is either a portfolio company of, or has otherwise received a financial investment from, our sponsors or their affiliates. Neither we, Mr. Berggruen nor our directors have given, or will give, any consideration to entering into a business combination with companies affiliated with our founders, Mr. Berggruen or our directors. While Mr. Berggruen is not committed to spending any specified amount of time on our business and our directors have no commitment to spend any specified amount of time in identifying or performing due diligence on potential target businesses, Mr. Berggruen and Mr. Franklin believe that the relationships they have developed over their careers in the private equity industry may generate a number of potential target businesses that will warrant further investigation.

We may pay fees or compensation to third parties for their efforts in introducing us to potential target businesses. Such payments are typically, although not always, calculated as a percentage of the dollar value of the transaction. We have not anticipated use of a particular percentage fee, but instead will seek to negotiate the smallest reasonable percentage fee consistent with the attractiveness of the opportunity and the alternatives, if any, that are then available to us. We may make such payments to entities we engage for this purpose or entities that approach us on an unsolicited basis. Payment of finders’ fees is customarily tied to consummation of a transaction and certainly would be tied to a completed transaction in the case of an unsolicited proposal. Although it is possible that we may pay finders’ fees in the case of an uncompleted transaction, we consider this possibility to be extremely remote. In no event will we pay any of Mr. Berggruen or our directors or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. Any such fees or compensation would be paid out of interest earned on the trust account balance. In addition, none of Mr. Berggruen or our directors will receive any finder’s fee, consulting fees or any similar fees from any person or entity in connection with any business combination involving us. Following such business combination, however, Mr. Berggruen and our other directors may receive compensation or fees including compensation approved by the board of directors for Mr. Berggruen if he remains an officer following such business combination or customary director’s fees for our directors that remain following such business combination. Mr. Berggruen and our other directors have advised us that they will not take an offer regarding their compensation or fees following a business combination into consideration when determining which target businesses to pursue.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) at the time of such business combination, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. If our initial business combination involves a transaction in which we acquire less than a 100% interest in the target company, the value of that interest that we acquire will be equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions) plus the proceeds of the co-investment. In all instances, we would be the controlling shareholder of the target company. The key factors that we will rely on in determining controlling shareholder status would be our acquisition of at least 51% of the voting equity interests of the target company and control of the majority of any governing body of the target company. We will not consider any transaction that does not meet such criteria.

In evaluating a prospective target business, our management will primarily consider the criteria and guidelines set forth above under the caption “Proposed Business — Business Strategy.” In addition, our management will consider, among other factors, the following:

•	financial condition and results of operations;

•	growth potential;

•	brand recognition and potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry by competitors;

•	stage of development of the business and its products or services;

•	existing distribution arrangements and the potential for expansion;

•	degree of current or potential market acceptance of the products or services;

•	proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

•	impact of regulation on the business;

•	regulatory environment of the industry;

•	seasonal sales fluctuations and the ability to offset these fluctuations through other business combinations, introduction of new products, or product line extensions; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management to our business objective. In evaluating a prospective target business, we expect to conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, as well as review of financial and other information which will be made available to us.

The time required to select and evaluate a target business and to structure and complete the business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination. We will not pay any finders or consulting fees to Mr. Berggruen or our directors, or any of their respective affiliates, for services rendered to or in connection with a business combination.

Fair market value of target business or businesses

The initial target business or businesses with which we combine must have a collective fair market value equal to at least 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) at the time of such business combination.

In contrast to many other companies with business plans similar to ours that must combine with one or more target businesses that have a fair market value equal to 80% or more of the acquiror’s net assets, we will not combine with a target business or businesses unless the fair market value of such entity or entities meets a minimum valuation threshold of 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full). We have used this criterion to provide investors and our management team with greater certainty as to the fair market value that a target business or businesses must have in order to qualify for a business combination with us. The determination of net assets requires an acquiror to have deducted all liabilities from total assets to arrive at the balance of net assets. Given the on-going nature of legal, accounting, stockholder meeting and other expenses that will be incurred immediately before and at the time of a business combination, the balance of an acquiror’s total liabilities may be difficult to ascertain at a particular point in time with a high degree of certainty. Accordingly, we have determined to use the valuation threshold of 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) for the fair market value of the target business or businesses with which we combine so that our management team will have greater certainty when selecting, and our investors will have greater certainty when voting to approve or disapprove a proposed combination with, a target business or businesses that will meet the minimum valuation criterion for our initial business combination.

The fair market value of a target business or businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, the values of comparable businesses, earnings and cash flow, and book value. If our board is not able to independently determine that the target business has a sufficient fair market value to meet the threshold criterion, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the NASD with respect to the satisfaction of such criterion. Any such opinion will be included in our proxy soliciting materials furnished to our stockholders in connection with a business combination, and that such independent investment banking firm will be a consenting expert. We will not be required to obtain an opinion from an investment banking firm as to the fair market value of the business if our board of directors independently determines that the target business or businesses has sufficient fair market value to meet the threshold criterion.

Although there is no limitation on our ability to raise funds privately or through loans that would allow us to acquire a company with a fair market value greater than 80% of the sum of the balance in the trust account plus the proceeds of the co-investment, no such financing arrangements have been entered into or contemplated with any third parties to raise such additional funds through the sale of securities or otherwise.

Issuance of additional debt or equity

Although not required to do so, we intend to focus on potential target businesses with valuations between $500 million and $1.5 billion. We determined to value this offering at $400 million in order to facilitate a transaction in our targeted range. We believe that our available working capital following this offering would support the acquisition of such a target business. To consummate such an acquisition we would need to raise additional equity and/or incur additional debt financing. As the valuation of the proposed target business moves from the lower end to the higher end of that range, a greater amount of such additional equity or debt would be required. The mix of debt or equity would be dependent on nature of the potential target business, including its historical and projected cash flow and its projected capital needs. It would also depend on general market conditions at the time including prevailing interest rates and debt to equity coverage ratios. For example, capital intensive businesses usually require more equity and mature businesses with steady historical cash flow may sustain higher debt levels than growth companies.

We believe that it is typical for private equity firms and other financial buyers to use leverage to acquire operating businesses. Such debt is often in the form of both senior secured debt as well as subordinated debt, which may be available from a variety of sources. Banks and other financial institutions may provide senior or senior secured debt based on the target company’s cash flow. Mezzanine debt funds or similar investment vehicles may provide additional funding on a basis that is subordinate to the senior or secured lenders. Such instruments typically carry higher interest rates and are often accompanied by equity coverage such as warrants. We cannot assure you that such financing would be available on acceptable terms, if at all. The proposed funding for any such business combination would be disclosed in the proxy statement relating to the required shareholder approval.

Lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with one or more target businesses whose collective fair market value is at least equal to 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) at the time of such business combination, as discussed above. Consequently, we expect to complete only a single business combination, although this may entail a simultaneous combination with several operating businesses at the same time. At the time of our initial business combination, we may not be able to acquire more than one target business because of various factors, including complex accounting or financial reporting issues. For example, we may need to present pro forma financial statements reflecting the operations of several target businesses as if they had been combined historically.

A simultaneous combination with several target businesses also presents logistical issues such as the need to coordinate the timing of negotiations, proxy statement disclosure and closings. In addition, if conditions to closings with respect to one or more of the target businesses are not satisfied, the fair market value of the business could fall below the required fair market value threshold of 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full).

Accordingly, while it is possible that we may attempt to effect our initial business combination with more than one target business, we are more likely to choose a single target business if all other factors appear equal. This means that for an indefinite period of time, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after a business combination, and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

If we complete a business combination structured as a merger in which the consideration is our stock, we would have a significant amount of cash available to make add-on acquisitions following our initial business combination.

Limited ability to evaluate the target business’ management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination with that business, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of Mr. Berggruen and our other directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that Mr. Berggruen and our other directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Limited available information for privately-held target companies

In accordance with our acquisition strategy, we will likely seek a business combination with one or more privately-held companies. Generally, very little public information exists about these companies, and we will be required to rely on the ability of Mr. Berggruen and our other directors to obtain adequate information to evaluate the potential returns from investing in these companies. If we are unable to uncover all material information about these companies, then we may not make a fully informed investment decision, and we may lose money on our investments.

Limited resources and significant competition for business combinations

We will encounter intense competition from entities having a business objective similar to ours, including private equity groups and leveraged buyout funds, as well as operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience in identifying and completing business combinations. A number of these competitors possess greater technical, financial, human and other resources than we do. Our limited financial resources may have a negative effect on our ability to compete in acquiring certain sizable target businesses. Further, because we must obtain stockholder approval of a business combination, this may delay the consummation of a transaction, while our obligation to redeem for cash the shares of common stock held by public stockholders who elect redemption may reduce the financial resources available for a business combination. Our outstanding warrants and the future dilution they potentially represent may not be viewed favorably by certain target businesses. In addition, if our initial business combination entails a simultaneous purchase of several operating businesses owned by different sellers, we may be unable to coordinate a simultaneous closing of the purchases. This may result in a target business seeking a different buyer and our being unable to meet the threshold requirement that the target business has, or target businesses collectively have, a fair market value equal to at least 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) at the time of such combination.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of these factors, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will dissolve and liquidate.

Opportunity for stockholder approval of business combination

Prior to the consummation of our initial business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. If a majority of the shares of our common stock are not voted in favor of a proposed initial business combination, we may continue to seek other target businesses with which to effect our initial business combination that meet the criteria set forth in this prospectus until the expiration of 18 months from consummation of this offering (or 24 months if a letter of intent, agreement in principle or definitive agreement has been executed within such 18 month period but as to which a combination is not yet complete). In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Exchange Act, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the target business based on United States generally accepted accounting principles.

In connection with the vote required for any business combination, each of our founders has agreed to vote its respective shares of common stock acquired by it prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. As a result, if a majority of the shares of stock voted by the public stockholders are voted for the business combination, our founders may not exercise their redemption rights with respect to common stock acquired before this offering. Each of our founders has also agreed that it will vote any shares it purchases in the open market in or after this offering in favor of a business combination. As a result, if our founders acquire shares in or after this offering, they must vote those shares in favor of the proposed initial business combination with respect to those shares, and will therefore not be eligible to exercise redemption rights for those shares. We will proceed with the business combination only if a majority of the shares of our common stock are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their redemption rights. Voting against the business combination alone will not result in redemption of a stockholder’s shares for a pro rata share of the trust account. To do so, a stockholder must have also exercised the redemption rights described below. In addition, if within 90 days before the expiration of such 18 or 24 month period, as the case may be, we seek approval from our stockholders to consummate a business combination, the proxy statement related to such business combination will also seek stockholder approval for our board’s recommended dissolution and plan of distribution in the event our stockholders do not approve such business combination or if such business combination is not consummated for other reasons. The requirements that we seek stockholder approval before effecting our initial business combination and not consummate our initial business combination if public stockholders owning 20% or more of the shares sold in this offering exercise their redemption rights below, are set forth in Article FIFTH of our amended and restated certificate of incorporation, which requires, in addition to the vote of our board of directors required by Delaware law, the affirmative vote of at least 80% of the voting power of our outstanding voting stock to amend. Management will not request that the board consider such a proposal to eliminate or amend this provision. In addition, we will not seek stockholder approval to extend this 18 or 24 month period, as the case may be.

Redemption rights

Each public stockholder has the right to have such stockholder’s shares of common stock redeemed for cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share redemption price will be equal to the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including accrued interest, net of any income taxes on such interest, which shall be paid from the trust account, and net of interest income of up to $3.9 million previously released to us to fund our working capital requirements (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. The initial per-share redemption price would be approximately $9.72, or $0.28 less than the per-unit offering price of $10.00. The proceeds held in trust may be subject to claims which would take priority over the claims of our public stockholders and, as a result, the per-share liquidation price could be less than $9.72 due to claims of such creditors. If our founders acquire shares in or after this offering, each of our founders has agreed that it must vote such shares in favor of a business combination, meaning that Mr. Berggruen and our other directors cannot exercise redemption rights that are exercisable by our public stockholders. An eligible stockholder may request redemption at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. If a stockholder votes against the business combination but fails to properly exercise its redemption rights, such stockholder will not have its shares of common stock redeemed for its pro rata distribution of the trust account. Any request for redemption, once made, may be withdrawn at any time up to the date of the meeting. The funds to be distributed to stockholders who elect redemption will be distributed as promptly as practicable after consummation of a business combination. Public stockholders who cause us to redeem their stock into their share of the trust account will still have the right to exercise the warrants that they received as part of the units. We will not complete our proposed initial business combination if public stockholders owning 20% or more of the shares sold in this offering exercise their redemption rights. We intend to structure and consummate any potential business combination in a manner such that 19.99% of our public stockholders voting against our initial business combination could cause us to redeem their shares of common stock for a pro rata share of the aggregate amount then on deposit in the trust account, and the business combination could still go forward.

The initial redemption price will be approximately $9.72 per share. As this amount is lower than the $10.00 per unit offering price and it may be less than the market price of the common stock on the date of redemption, there may be a disincentive on the part of public stockholders to exercise their redemption rights.

Dissolution and liquidation if no business combination

Pursuant to the terms of the trust agreement between us and Continental Stock Transfer & Trust Company, if we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will dissolve and as promptly as practicable return and liquidate all funds from our trust account only to our public stockholders, as part of our dissolution and plan of distribution and in accordance with the applicable provisions of the Delaware General Corporation Law. The liquidating distribution to public stockholders will consist of an aggregate sum equal to the amount in the trust fund, inclusive of any interest not previously released to us less the amount of taxes paid, if any, on interest earned and will be made in proportion to our public stockholders’ respective equity interests. In the event we seek stockholder approval for our dissolution and plan of distribution and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. Pursuant to the terms of our amended and restated certificate of incorporation, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. Pursuant to the trust agreement governing such funds, the funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released (other than in connection with the funding of working capital, a redemption or a business combination as described elsewhere in this prospectus). Consequently, holders of a majority of our outstanding stock must approve our dissolution in order to receive the funds held in our trust account and, other than in connection with a redemption or a business combination, the funds will not be available for any other corporate purpose. As promptly as practicable upon the later to occur of (i) the approval by our stockholders of our plan of distribution or (ii) the effective date of such approved plan of distribution, we will liquidate our trust account to our public stockholders. Concurrently, we shall pay, or reserve for payment, from interest released to us from the trust account if available, our liabilities and obligations. As more fully described below, each of Mr. Berggruen and Mr. Franklin has agreed that, if we dissolve prior to the consummation of a business combination, they will be personally liable to ensure that the proceeds in the trust account are not reduced by such liabilities and obligations.

Each of our founders has agreed to waive its rights to participate in any liquidation of our trust account or other assets with respect to its founders’ common stock and to vote their founders’ common stock in favor of any dissolution and plan of distribution which we submit to a vote of stockholders. There will be no distribution from the trust account with respect to our warrants, which will expire worthless if we are liquidated. As the proceeds from the sale of the co-investment units will not be received by us until immediately prior to our consummation of a business combination, these proceeds will not be deposited into the trust account and will not be available for distribution to our public stockholders in the event of a dissolution and liquidation.

We estimate that our total costs and expenses for implementing and completing a stockholder-approved dissolution and plan of distribution will be between $75,000 and $125,000. This amount includes all costs and expenses relating to filing our dissolution in the State of Delaware, the winding up of our company, printing and mailing a proxy statement, holding a stockholders’ meeting relating to the approval by our stockholders of our dissolution and plan of distribution, legal fees and other filing fees. We believe that there should be sufficient funds available from the interest earned on the trust account and released to us as working capital, to fund the $75,000 to $125,000 in costs and expenses.

If we were unable to conclude an initial business combination and expended all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, net of income taxes payable on such interest and net of up to $3.9 million in interest income on the trust account balance previously released to us to fund working capital requirements, the initial per-share liquidation price would be $9.72, or $0.28 less than the per-unit offering price of $10.00. The per share liquidation price includes approximately $13.2 million in deferred underwriting discounts and commissions (or $15.2 million if the underwriters’ over-allotment option is exercised in full) that would also be distributable to our public stockholders.

The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would be prior to the claims of our public stockholders. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason.

Each of Mr. Berggruen and Mr. Franklin has agreed that, if we dissolve prior to the consummation of a business combination, they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or contracted for or products sold to us, or claims of other parties with which we have contracted, including the claims of any prospective target that has not executed a waiver and with which we have entered into a written letter of intent,confidentiality or non-disclosure agreement with respect to a failed business combination with such prospective target. However, we cannot assure you that either Mr. Berggruen or Mr. Franklin will be able to satisfy those obligations. Under these circumstances, our board of directors, a majority of which are independent directors, would have a fiduciary obligation to our stockholders to bring a claim against

Messrs. Berggruen and Franklin to enforce their liability obligation. Neither Mr. Berggruen nor Mr. Franklin will be personally liable to pay any of our debts and obligations except as provided above. Accordingly, we cannot assure you that due to claims of creditors the actual per-share liquidation price will not be less than $9.72, plus interest, net of income taxes payable on such interest and net of interest income of up to $3.9 million on the trust account balance previously released to us to fund working capital requirements. Additionally, if we do not complete an initial business combination and the trustee must distribute the balance of the trust account, the underwriters have agreed that (i) on our liquidation they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the trust account and (ii) the deferred underwriting discounts and commission will be distributed on a pro rata basis among the public stockholders, together with any accrued interest thereon and net of income taxes payable on such interest.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, we will be dissolved and liquidated as described in the first paragraph of this subsection. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. Our instruction to the trustee will be given promptly after the later to occur of (i) the approval by our stockholders of our dissolution and plan of distribution or (ii) the effective date of such approved dissolution and plan of distribution.

Our public stockholders shall be entitled to receive funds from the trust account only in the event of our dissolution or if the stockholders seek to have us redeem their respective shares for cash upon a business combination which the stockholder voted against and which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account. Prior to our completing an initial business combination or liquidating, we are permitted only to have released from the trust account interest income to pay taxes and of up to $3.9 million to fund our working capital requirements.

If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, and we apply to the Court of Chancery for approval of such reasonable provisions of claims, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred if a proceeding with respect to such claim is not brought by the third anniversary of the dissolution (or such longer period directed by the Delaware Court of Chancery). Although we will seek stockholder approval for our dissolution and plan of distribution providing for the liquidation of the trust account to our public stockholders, we do not intend to comply with the procedures set forth in Section 280 of the Delaware General Corporation Law. Because we will not be complying with Section 280, we will seek stockholder approval of a plan of distribution complying with Section 281(b) of the Delaware General Corporation Law that will reasonably provide for our payment, based on facts known to us at such time, of (i) all existing claims, including those that are contingent, (ii) all pending proceedings to which we are a party and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors that we engage after the consummation of this offering (such as accountants, lawyers, investment bankers, etc.) or potential target businesses. As described above, we intend to have all vendors that we engage after the consummation of this offering, prospective target businesses and other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result, the claims that could be made against us should be significantly limited and the likelihood that any claim that would result in any liability extending to the trust is minimal.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due them.

We expect that all costs associated with the implementation and completion of our dissolution and plan of distribution (currently estimated to be between $75,000 and $125,000 if not done in connection with a shareholder vote with respect to a potential business combination) as well as funds for payments to creditors, if any, will be funded by the interest earned on the trust account released to us, although we cannot give you assurances that there will be sufficient funds for such purposes.

We currently believe that any dissolution and plan of distribution subsequent to the expiration of the 18 and 24 month deadlines would proceed in approximately the following manner:

•	our board of directors will, consistent with its obligations described in our amended and restated certificate of incorporation and Delaware law, consider a resolution for us to dissolve and consider a plan of distribution which it may then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of distribution as well as the board’s recommendation of such plan;

•	upon such deadline, we would file our preliminary proxy statement with the SEC;

•	if the SEC does not review the preliminary proxy statement, then, 10 days following the passing of such deadline, we will mail the proxy statements to our stockholders, and 30 days following the passing of such deadline we will convene a meeting of our stockholders, at which they will either approve or reject our dissolution and plan of distribution; and

•	if the SEC does review the preliminary proxy statement, we currently estimate that we will receive their comments 30 days following the passing of such deadline. We will mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of our stockholders at which they will either approve or reject our dissolution and plan of distribution.

In the event we seek stockholder approval for a plan of distribution and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. Pursuant to the terms of our amended and restated certificate of incorporation, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. If no proxy statement seeking the approval of our stockholders for a business combination has been filed 60 days prior to the date which is 18 months from the consummation of this offering (or 60 days prior to the date which is 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period), our board will, prior to such date, convene, adopt and recommend to our stockholders a plan of dissolution and distribution, and on such date file a proxy statement with the SEC seeking stockholder approval for such plan. Pursuant to the trust agreement governing such funds, the funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released (other than in connection with the funding of working capital, a redemption or a business combination as described elsewhere in this prospectus). Consequently, holders of a majority of our outstanding stock must approve our dissolution in order to receive the funds held in our trust account and the funds will not be available for any other corporate purpose other than with respect to redemption and a business combination.

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation sets forth certain requirements and restrictions relating to this offering that apply to us until the consummation of a business combination. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

•	prior to the consummation of a business combination, we shall submit such business combination to our stockholders for approval;

•	we may consummate the business combination if approved and public stockholders owning less than 20% of the shares sold in this offering exercise their redemption rights;

•	if a business combination is approved and consummated, public stockholders who voted against the business combination may exercise their redemption rights and receive their pro rata share of the trust account;

•	if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus, then our purpose and powers will be limited to dissolving, liquidating and winding up; provided, however, that we will reserve our rights under Section 278 of the Delaware General Corporation Law to bring or defend any action, suit or proceeding brought by or against us;

•	our management take all actions necessary to liquidate our trust account to our public stockholders as part of our plan of distribution if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus; and

•	our stockholders’ rights to receive a portion of the trust fund are limited such that they may only receive a portion of the trust fund upon liquidation of our trust account to our public stockholders as part of our plan of distribution or upon the exercise of their redemption rights.

The above-referenced requirements and restrictions included in our amended and restated certificate of incorporation may only be amended prior to consummation of a business combination with the vote of our board of directors and the affirmative vote of at least 80% of the voting power of our outstanding voting stock. In light of the requirement that we obtain the approval of at least 80% of the voting power of our stockholders, we do not anticipate any changes to such requirements and restrictions prior to our consummation of a business combination, if any.

Comparison of This Offering to Those of Blank Check Companies Subject to Rule 419

The following table compares the terms of this offering to the terms of an offering by a blank check company subject to the provisions of Rule 419. This comparison assumes that the gross proceeds, underwriting discounts and underwriting expenses of our offering would be identical to those of an offering undertaken by a company subject to Rule 419, and that the underwriters will not exercise their over-allotment option. None of the provisions of Rule 419 apply to our offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Escrow of offering proceeds	Approximately $389.0 million of the net offering proceeds, including $13.2 million in deferred underwriting discounts and commissions, will be deposited into a trust account at Continental Stock Transfer & Trust Company maintained by Continental Stock Transfer & Trust Company, as trustee.	$389.0 million of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds	The $389.0 million of net offering proceeds held in trust will only be invested in U.S. “government securities,” as defined under	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of

	Terms of Our Offering	Terms Under a Rule 419 Offering

	the Investment Company Act of 1940, and one or more money market funds, selected by us, which invest principally in either short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or short-term tax exempt municipal bonds issued by governmental entities located within the United States.	the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.
Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of $13.2 million) at the time of such acquisition.	The fair value or net assets of a target business must represent at least 80% of the maximum offering proceeds.
Trading of securities issued	The units will begin trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin separate trading five business days (or as soon as practicable thereafter) following the earlier to occur of expiration of the underwriters’ over- allotment option or their exercise in full, subject to our having filed the Current Report on Form 8-K described below and having issued a press release announcing when such separate trading will begin.	No trading of the units or the underlying common stock and warrants would be permitted until the consummation of a business combination. During this period, the securities would be held in the escrow or trust account.
In no event will the common stock and warrants be traded separately until we have filed a Current Report on Form 8-K with the SEC containing an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file the Current Report on Form 8-K upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus.
Exercise of the warrants	The warrants cannot be exercised until the later of the consummation of a business combination or one year from the date of this prospectus (assuming in each case that there is an effective registration statement covering the shares of common stock underlying the warrants in effect) and, accordingly, will only be exercised after the trust account has been terminated and distributed.	The warrants could be exercised prior to the consummation of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.
Election to remain an investor	Stockholders will have the opportunity to vote on the initial business combination. Each stockholder will be sent a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to cause us to redeem his, her or its shares for a pro rata share of the trust account, before	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of a post-effective

	Terms of Our Offering	Terms Under a Rule 419 Offering

	payment of deferred underwriting discounts and commissions and including accrued interest, net of income taxes on such interest and net of interest income of up to $3.9 million previously released to us to fund our working capital requirements. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds from the trust account. If a majority of the shares of common stock voted by the public stockholders are not voted in favor of a proposed initial business combination but 18 months has not yet passed since the consummation of this offering, we may seek other target businesses with which to effect our initial business combination that meet the criteria set forth in this prospectus. If at the end of such 18 month period (or 24 months if a letter of intent, agreement in principle or definitive agreement has been executed within such 18 month period but as to which a combination is not yet complete) we have not obtained stockholder approval for an alternate initial business combination, we will dissolve and liquidate and promptly distribute the proceeds of the trust account, including accrued interest, net of income taxes on such interest and net of interest income of up to $3.9 million previously released to us to fund our working capital requirements.	amendment to the company’s registration statement, to decide if he, she or it elects to remain a stockholder of the company or require the return of his, her or its investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account are automatically returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all funds on deposit in the escrow account must be returned to all of the investors and none of the securities are issued.
Business combination deadline	Our initial business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination is executed before the 18-month period ends; if our initial business combination does not occur within these time frames and we are dissolved as described herein, funds held in the trust account, including deferred underwriting discounts and commissions, will be returned to investors as promptly as practicable, including accrued interest, net of income taxes on such interest and net of interest income of up to $3.9 million previously released to us to fund our working capital requirements.	If an acquisition has not been consummated within 18 months after the effective date of the company’s registration statement, funds held in the trust or escrow account are returned to investors.
Release of funds	Except with respect to interest income released to you, as described elsewhere in this prospectus, the proceeds held in the trust account are not released until the earlier of the consummation of our initial business combination or the failure to complete our	The proceeds held in the escrow account are not released until the earlier of the consummation of a business combination or the failure to effect a business combination within the allotted time.

	Terms of Our Offering	Terms Under a Rule 419 Offering

initial business combination within the allotted time.
Interest earned on funds in trust account	Up to $3.9 million of interest earned on the trust account will be released to us to fund our working capital requirements. Stockholders who redeem their common stock for cash in connection with a business combination will not receive any portion of that amount that has been previously released to us; upon our liquidation, stockholders shall be entitled to a portion of the interest earned on funds held in trust, if any, not previously released to us to fund our working capital requirements, net of taxes payable on such funds held in trust.	The interest earned on proceeds held in trust (net of taxes payable) would be held for the sole benefit of investors, and we would be unable to access such interest for working capital purposes.

Competition

In identifying, evaluating and selecting a target business for a business combination, we may encounter intense competition from other entities having a business objective similar to ours including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. While we believe there are numerous potential target businesses with which we could combine, our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore:

•	our obligation to seek stockholder approval of our initial business combination or obtain necessary financial information may delay the consummation of a transaction;

•	our obligation to redeem for cash shares of common stock held by our public stockholders who vote against the business combination and exercise their redemption rights may reduce the resources available to us for a business combination;

•	our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses; and

•	the requirement to acquire an operating business that has a fair market value equal to at least 80% of the sum of the balance of the trust account plus the proceeds of the co-investment at the time of the acquisition (excluding deferred underwriting discounts and commissions of $13.2 million or $15.2 million if the underwriters’ over-allotment option is exercised in full) could require us to acquire the assets of several operating businesses at the same time, all of which sales would be contingent on the closings of the other sales, which could make it more difficult to consummate the business combination.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

Facilities

We currently maintain our executive offices at 1114 Avenue of the Americas, 41st Floor, New York, New York 10036. The cost for this space will be included in the $10,000 per-month fee described above that Berggruen Holdings, Inc. will charge us for office space, administrative services and secretarial support from the consummation of this offering until the earlier offer consummation of a business combination or our liquidation. Prior to the consummation of this offering, Berggruen Holdings has agreed to provide us with office space, administrative services and secretarial support at no charge. We believe, based on rents and fees for similar services in the New York City metropolitan area that the fee that will be charged by Berggruen Holdings, Inc. is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

We currently have only one officer. This individual is not obligated to devote any specific number of hours to our business and intends to devote only as much time as he deems necessary to our business. We do not intend to have any full-time employees prior to the consummation of a business combination.

Periodic Reporting and Financial Information

We have registered our securities under the Exchange Act and after this offering will have public reporting obligations, including the filing of annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual report will contain financial statements audited and reported on by our independent registered public accounting firm and our quarterly reports will contain financial statements reviewed by our independent registered public accounting firm.

We will not acquire a target business if we cannot obtain audited financial statements based on United States generally accepted accounting principles for such target business. We will provide these financial statements in the proxy solicitation materials sent to stockholders for the purpose of seeking stockholder approval of our initial business combination. Our management believes that the need for target businesses to have, or be able to obtain, audited financial statements may limit the pool of potential target businesses available for acquisition.

We may be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2007. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Legal Proceedings

There is no material litigation currently pending against us, Mr. Berggruen or any of our directors in their capacity as such.

MANAGEMENT

Directors and Executive Officer

Our directors and executive officer as of the date of this prospectus are as follows:

Name	Age	Position

Nicolas Berggruen	45	President, Chief Executive Officer and Director
Martin E. Franklin	42	Chairman of the Board
James N. Hauslein	47	Director
William P. Lauder	46	Director
Herbert A. Morey	65	Director

Nicolas Berggruen has been our president, chief executive officer and a member of our board of directors since our inception in June 2006. Mr. Berggruen founded what became Berggruen Holdings, Inc. in 1984 to act as investment advisor to a Berggruen family trust that has made over 50 control and non-control direct investments in operating businesses over the last 20 years. Mr. Berggruen has served as the president of Berggruen Holdings, Inc. since its inception. In 1984 he also co-founded Alpha Investment Management, a multi-billion dollar hedge fund management company that was sold to Safra Bank in 2004. Prior to co-founding Alpha Investment Management and Berggruen Holdings, Inc., Mr. Berggruen served as an analyst on the real estate side of the family-held investment firm Bass Brothers Enterprises, and an associate of Jacobson and Co., Inc., a leveraged buyout company. Mr. Berggruen obtained a Bachelor of Science in Finance and International Business from New York University.

Martin E. Franklin has been the chairman of our board of directors since our inception in June 2006. Mr. Franklin has served as chairman and chief executive officer of Jarden Corporation, a broad based consumer products company, since 2001. Prior to joining Jarden Corporation, Mr. Franklin served as chairman and a director of Bollé, Inc. from 1997 to 2000, chairman of Lumen Technologies from 1996 to 1998, and as chairman and chief executive officer of its predecessor, Benson Eyecare Corporation from 1992 to 1996. Mr. Franklin also serves on the board of directors of Apollo Investment Corporation and Kenneth Cole Productions, Inc. Mr. Franklin also serves as a director and trustee of a number of private companies and charitable institutions.

James N. Hauslein has been a member of our board of directors since July 2006. Mr. Hauslein has also served as President of Hauslein & Company, Inc., a private equity firm, since May 1991. From July 1991 until April 2001, Mr. Hauslein served as Chairman of the Board of Sunglass Hut International, Inc., the world’s largest specialty retailer of non-prescription sunglasses. Mr. Hauslein also served as Sunglass Hut’s Chief Executive Officer from May 1997 to February 1998 and again from January 2001 to May 2001. During Mr. Hauslein’s tenure at Sunglass Hut International, he led the growth of its revenues from approximately $35 million to approximately $680 million for fiscal 2000 prior to its acquisition by Luxottica Group (NYSE: LUX) in April 2001. At the time of Luxottica Group’s acquisition, Sunglass Hut International (previously NASDAQ: RAYS) operated approximately 2,000 company-owned Sunglass Hut International, Watch Station, Watch World and combination stores in the United States, Canada, the Caribbean, Europe, Asia, Australia and New Zealand. Mr. Hauslein is also currently a member of the Board of Directors of two private growth companies. Mr. Hauslein serves on several philanthropic boards and foundations and is a member of several Alumni Advisory Boards at Cornell University. Mr. Hauslein received his M.B.A., with Distinction, from Cornell University’s Johnson Graduate School of Management and his B.S. in chemical engineering from Cornell University.

William P. Lauder has been a member of our board of directors since July 2006. Mr. Lauder has been the President and Chief Executive Officer of The Estée Lauder Companies Inc. since July 1, 2004. Mr. Lauder has also served as Chief Operating Officer of The Estée Lauder Companies Inc. from January 2003 through June 2004, and Group President of The Estée Lauder Companies Inc. from July 2001 through 2002, where he was responsible for the worldwide business of Clinique and Origins and the company’s retail store and online operations. From 1998 to 2001, Mr. Lauder was President of Clinique Laboratories. Prior to then, he was

President of Origins Natural Resources Inc.; he had been the senior officer of the Origins brand since its creation in 1990. He joined The Estée Lauder Companies in 1986 as Regional Marketing Director of Clinique U.S.A. in the New York Metro area. Mr. Lauder then spent two years at Prescriptives as Field Sales Manager. Prior to joining The Estée Lauder Companies, he completed Macy’s executive training program in New York City and became Associate Merchandising Manager of the New York Division/Dallas store at the time of its opening in September 1985. Mr. Lauder graduated from the Wharton School of the University of Pennsylvania in 1983 with a Bachelor of Science degree in Economics. He is a member of the Board of Trustees of The University of Pennsylvania and the Boards of Directors of the Fresh Air Fund, the 92nd Street Y and the Partnership for New York City. He is also a member of the Boards of The Estée Lauder Companies Inc. and True Temper Corporation.

Herbert A. Morey has been a member of our board of directors since July 2006. Mr. Morey was a client-handling senior partner of Ernst & Young LLP until his retirement in 2000, at which time he became a consultant to that firm in the M&A Due Diligence Group until December 2002. Since December 2002, Mr. Morey has stayed active in business matters through his board service discussed below, real estate ownership and managing his personal investment portfolio. During his forty year career with Ernst & Young LLP and Arthur Young & Company, a predecessor firm, Mr. Morey provided audit services to a broad range of companies, including consumer products, manufacturing, and publishing companies, many of which were owned by foreign entities, and coordinated numerous other services provided to his clients. Mr. Morey has significant experience with acquisitions, restructurings and reorganizations, reconciliation or conversion of foreign accounting principles to U.S. generally accepted accounting principles, and SEC accounting and reporting. Mr. Morey chairs the Audit Committee of the board of directors of Fedders Corporation, serves as Treasurer and a board member of the Harrison-Rye Realty Corporation, and has similar responsibilities for a not-for-profit theatrical organization in New York City.

Number and Terms of Office of Directors

Upon consummation of this offering, our board of directors will consist of five directors. These individuals will play a key role in evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. Collectively, through their positions described above, our directors have extensive experience in the private equity business. Other than Mr. Franklin, none of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan and none of these individuals is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to target businesses, and their ideas, contacts, and acquisition expertise should enable them to successfully assist us in completing a business combination. However, there is no assurance such individuals will, in fact, be successful in doing so.

Executive Officer and Director Compensation

Neither Mr. Berggruen nor any of our other directors has received any cash compensation for services rendered. Each of our independent directors purchased 42,667 units (after giving effect to our reverse stock split and stock dividend) for a purchase price of $106. While Messrs Lauder, Hauslein and Morey were offered the opportunity to purchase these units prior to the filing of this Registration Statement on the same terms as management, none of them will serve as officers of ours nor receive any compensation for serving in such role, other than reimbursement of actual out-of-pocket expenses. As the price paid was fair market value at the time, we do not consider the value of the units at the offering price to be compensation. Rather, we believe that because they own such shares, no compensation (other than reimbursement of out of pocket expenses) is necessary and such persons agreed to serve in such role without compensation.

We have agreed to pay Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, a total of $10,000 per month for office space, administrative services and secretarial support from the consummation of this offering until the earlier of our consummation of a business combination or our liquidation. This arrangement is being agreed to by Berggruen Holdings, Inc. for our benefit and is not intended to provide Berggruen Holdings, Inc.

compensation in lieu of a management fee. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

Other than this $10,000 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to Mr. Berggruen, our directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals and the sponsors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After a business combination, Mr. Berggruen and any of our directors who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Director Independence

Our board of directors has determined that each of Mr. Hauslein, Mr. Lauder and Mr. Morey are “independent directors” as such term is defined in Rule 10A-3 of the Exchange Act and the rules of the American Stock Exchange.

Board Committees

Prior to the consummation of this offering, our board of directors will form an audit committee, a compensation committee and a governance and nominating committee. Each committee will be comprised of three directors.

Audit Committee

On consummation of this offering, our audit committee will consist of each of Mr. Hauslein, Mr. Lauder and Mr. Morey, all of whom have been determined to be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the American Stock Exchange. Our board of directors has determined that each of the members of our audit committee satisfies the financial literacy and experience requirements of the American Stock Exchange and the rules of the SEC such that each member is an “audit committee financial expert”. The responsibilities of our audit committee will include:

•	meeting with our management periodically to consider the adequacy of our internal control over financial reporting and the objectivity of our financial reporting;

•	appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•	overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

•	meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•	reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval;

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and, if applicable, the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	following the consummation of this offering, preparing the report required by the rules of the SEC to be included in our annual proxy statement; and

•	reviewing and approving all expense reimbursements made to Mr. Berggruen and our other directors, provided that any expense reimbursements payable to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

On consummation of this offering, our compensation committee will consist of each of Mr. Hauslein, Mr. Lauder and Mr. Morey, all of whom have been determined to be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the American Stock Exchange. The functions of our compensation committee will include:

•	establishing overall compensation policies and recommending to our board of directors major compensation programs;

•	subsequent to our consummation of a business combination, reviewing and approving the compensation of Mr. Berggruen and our directors, including salary and bonus awards;

•	administering any employee benefit, pension and equity incentive programs;

•	reviewing officer and director indemnification and insurance matters; and

•	following the consummation of this offering, preparing an annual report on executive compensation for inclusion in our proxy statement.

Governance and Nominating Committee

On consummation of this offering, our governance and nominating committee will consist of each of Mr. Hauslein, Mr. Lauder and Mr. Morey, all of whom have been determined to be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the American Stock Exchange. The functions of our governance and nominating committee will include:

•	recommending qualified candidates for election to our board of directors;

•	evaluating and reviewing the performance of existing directors;

•	making recommendations to our board of directors regarding governance matters, including our certificate of incorporation, bylaws and charters of our committees; and

•	developing and recommending to our board of directors governance and nominating guidelines and principles applicable to us.

Code of Ethics and Committee Charters

We will adopt a code of ethics that applies to Mr. Berggruen and our other directors. We have filed copies of our code of ethics and our board committee charters as exhibits to the registration statement of which this prospectus is a part. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Conflicts of Interest

General

Potential investors should be aware of the following potential conflicts of interest:

•	Neither Mr. Berggruen nor any of our other directors are required to commit any specified amount of time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our officer and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. Accordingly, we do not expect our independent directors to present investment and business opportunities to us. For a complete description of our management’s other affiliations, see the previous section entitled “Directors and Executive Officer.”

•	Mr. Berggruen and our other directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•	Our directors may have a conflict of interest in determining whether a particular target business is appropriate for us and our stockholders since two of our directors, Messrs. Berggruen and Franklin, are affiliated with our sponsors. Each of our sponsors will be subject to the lock-up agreement, which only terminates following our consummation of a business combination. The personal and financial interests of our directors may influence his/their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of founders’ common stock.

•	In the event we elect to make a substantial down payment, or otherwise incur significant expenses, in connection with a potential business combination, our expenses could exceed the remaining proceeds not held in trust. Mr. Berggruen and our other directors may have a conflict of interest with respect to evaluating a particular business combination if we incur such excess expenses. Specifically, Mr. Berggruen and our other directors may tend to favor potential business combinations with target businesses that offer to reimburse any expenses in excess of our available proceeds not held in trust as well as the interest income of up to $3.9 million earned on the trust account balance that may be released to us.

•	Mr. Berggruen and our other directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of Mr. Berggruen and any such other directors were included by a target business as a condition to any agreement with respect to a business combination. We have been advised by Mr. Berggruen and our directors that they will not take retaining their positions into consideration in determining which acquisition to pursue.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, Mr. Berggruen and our other directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities and we do not expect our independent directors to present investment and business opportunities to us. In addition, conflicts of interest may arise when our board of directors evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

Mr. Berggruen and each of our other directors has, or may come to have, to a certain degree, other fiduciary obligations. Mr. Berggruen and a majority of our other directors have fiduciary obligations to other companies on whose board of directors they presently sit, or may have obligations to companies whose board of directors they may join in the future. To the extent that they identify business opportunities that may be suitable for us or other companies on whose board of directors they may sit, our directors will honor those fiduciary obligations. Accordingly, they may not present opportunities to us that come to their attention in the performance of their duties as directors of such other entities unless the other companies have declined to accept such opportunities or clearly lack the resources to take advantage of such opportunities.

Additionally, Mr. Berggruen and our other directors may become aware of business opportunities that may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. As set forth above, we do not expect our independent directors to present investment and business opportunities to us.

Conflict of Interest Procedures with Respect to Mr. Berggruen

Although Mr. Berggruen is the president of Berggruen Holdings, Mr. Berggruen is not on the board of directors of any of the portfolio companies of Berggruen Holdings and therefore does not owe any direct fiduciary duties to such portfolio companies. In addition, during the period while we are pursuing the acquisition of a target business, Mr. Berggruen has agreed to present business combination opportunities that fit within our criteria and guidelines to us.

We recognize that Mr. Berggruen may be deemed an affiliate of Berggruen Holdings’ portfolio companies and that a conflict of interest could arise if an opportunity is an appropriate fit for one of such companies. We believe that the procedures established with respect to the sourcing of a deal by the employees of Berggruen Holdings, whereby a potential business combination opportunity with a company that is competitive with any portfolio company of Berggruen Holdings will not be presented to us until after such individual has presented the opportunity to such portfolio company and such portfolio company has determined not to proceed, eliminates such conflict for Mr. Berggruen. Berggruen Holdings’ portfolio companies presently include a sunglasses and non-prescription reading glasses distributor, a print finishing company, a media storage company, a financial services company, a wood treatment company, an enterprise software business and an aerospace parts supplier. Berggruen Holdings may at any time, or from time to time, acquire additional portfolio companies or dispose of existing portfolio companies. Any such newly acquired portfolio company would be covered by this obligation.

Conflict of Interest Procedures with Respect to Berggruen Holdings’ Employees

None of the investment professionals that are being made available to us by Berggruen Holdings owe any fiduciary duty to us, and none of them is required to commit any specified amount of time to our affairs. These individuals will only help identify target companies and assist with the due diligence of the target company. Each of those individuals has agreed with us that such individual will not present us with a potential business combination opportunity with a company (i) with which such individual has had any discussions, formal or otherwise, with respect to a business combination with another company prior to the consummation of this offering or (ii) that is competitive with any portfolio company of Berggruen Holdings until after such individual has presented the opportunity to such portfolio company and such portfolio company has determined not to proceed with that opportunity. A business combination opportunity will be considered competitive with a Berggruen Holdings portfolio company if the target company is engaged in the design, development, manufacture, distribution or sale of any products, or the provision of any services, which are the same as, or competitive with, the products or services which a Berggruen Holdings portfolio company designs, develops, manufactures, distributes or sells.

Conflict of Interest Procedures with Respect to Berggruen Holdings

We have entered into an agreement with Berggruen Holdings that from the date of this prospectus until the earlier of the consummation of our initial business combination or our liquidation, we will have a right of first review that provides that if Berggruen Holdings, or one of its investment professionals, becomes aware of, or involved with, business combination opportunities with an enterprise value of $500 million or more, Berggruen Holdings will first offer the business opportunity to us and will only pursue such business opportunity if our board of directors determines that we will not do so, unless such business combination opportunity is competitive with one of the portfolio companies of Berggruen Holdings in which case it would first be offered to such portfolio company. We will not have any such right of first review with respect to business combination opportunities with an enterprise value of less than $500 million.

Conflict of Interest Procedures with Respect to Mr. Franklin and Jarden Corporation

Mr. Franklin is an executive officer of Jarden Corporation. Jarden’s publicly announced acquisition criteria is to acquire focused, niche consumer product companies. We have entered into an agreement with Mr. Franklin whereby (i) we have acknowledged that Mr. Franklin has committed to Jarden’s Board of Directors that we generally do not intend to seek transactions that fit within Jarden’s publicly announced acquisition criteria and (ii) we will not interfere with Mr. Franklin’s obligations to Jarden. However, in order to avoid the potential for a conflict of interest, Mr. Franklin has further committed to Jarden that he will review any potential target company to determine whether such company fits within Jarden’s publicly announced acquisition criteria. If Mr. Franklin determines that such company fits within such criteria, Mr. Franklin will first confirm with an independent committee of Jarden’s Board of Directors that Jarden is not interested in pursuing a potential business combination opportunity with such company (whether such a transaction was sourced by Mr. Franklin, Mr. Berggruen, another Berggruen investment professional or any other person). If the independent committee concludes that Jarden was interested in that opportunity, we have agreed not to continue with that transaction. We do not believe that the potential conflict of interest with Jarden will cause undue difficulty in finding acquisition opportunities for us given the nature of Jarden’s acquisition criteria.

Other Conflict of Interest Limitations

To further minimize potential conflicts of interest, we will not acquire an entity that is either a portfolio company of, or has otherwise received a financial investment from, our sponsors or their affiliates. In addition, we will not enter into a business combination with any underwriters or selling group members or any of their affiliates, unless we obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. that a business combination with such target business is fair to our stockholders from a financial point of view. Any such opinion will be included in our proxy solicitation materials, furnished to stockholders in connection with their vote on such a business combination.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus, and assuming no purchase of units in this offering, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	Mr. Berggruen and each of our other directors; and

•	Mr. Berggruen and all our other directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the co-investment common stock, or the founders’ warrants, the sponsors’ warrants and the co-investment warrants as these warrants are not exercisable within 60 days of the date of this prospectus.

	Number of Shares	Approximate Percentage of
	of Common Stock	Outstanding Common Stock
	Beneficially	Before	After
Name and Address of Beneficial Owner(1)	Owned	Offering	Offering

Berggruen Holdings North America Ltd.	4,936,000	49.4%	9.9	%(4)
Marlin Equities	4,936,000	49.4	9.9	(4)
Nicolas Berggruen(2)	4,936,000	49.4	9.9	(4)
Martin E. Franklin(3)	4,936,000	49.4	9.9	(4)
James N. Hauslein	42,667	*	*
William P. Lauder	42,667	*	*
Herbert A. Morey	42,667	*	*
All directors and executive officer as a group (5 individuals)	10,000,001	100.0%	20.0%

*	Less than 1%

(1)	The business address of Marlin Equities and Mr. Franklin is 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10058. The business address of Berggruen Holdings, Mr. Berggruen and each of the other individuals is c/o Freedom Acquisition Holdings, Inc., 1114 Avenue of the Americas, 41st Floor, New York New York 10036.

(2)	Mr. Berggruen is the president of Berggruen Holdings and may be considered to have beneficial ownership of Berggruen Holdings’ interests in us. Mr. Berggruen disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(3)	Mr. Franklin is the majority owner and managing member of Marlin Equities and may be considered to have beneficial ownership of Marlin Equities’ interests in us. Mr. Franklin disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(4)	Upon consummation of the co-investment, each of Berggruen Holdings and Marlin Equities and Messrs. Berggruen and Franklin will beneficially own 13.5% of our outstanding shares. All of the shares of our common stock that Mr. Berggruen and Mr. Franklin will be deemed to beneficially own and control will be owned indirectly through their respective affiliates. Neither Mr. Berggruen nor Mr. Franklin directly owns or controls any of our shares of common stock.

If the underwriters determine the size of the offering should be increased or decreased, a stock dividend, stock combination or a contribution back to capital, as applicable, would be effectuated in order to maintain our existing stockholders’ ownership at a percentage of the number of shares to be sold in this offering.

Our sponsors have agreed to act together for the purpose of acquiring, holding, voting or disposing of our shares and will be deemed to be a “group” for reporting purposes under the Exchange Act. Neither Mr. Berggruen nor any of our directors has indicated to us that he or she intends to purchase units in this offering. Immediately after this offering, Berggruen Holdings, Marlin Equities, Mr. Berggruen and Mr. Franklin will beneficially own 19.7% of the then issued and outstanding shares of our common stock. Because of this ownership block, they may be able to effectively influence the outcome of all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination. All of the shares of our common stock that Mr. Berggruen and Mr. Franklin will be deemed to beneficially own and control will be owned indirectly through their respective affiliates. Neither Mr. Berggruen nor Mr. Franklin directly owns or controls any of our shares of common stock.

On July 20, 2006, each of Berggruen Holdings, which is controlled by Mr. Berggruen, and Marlin Equities, which is controlled by Mr. Franklin, entered into an agreement with us to purchase in equal amounts (i) an aggregate of 4,500,000 warrants at a price of $1.00 per warrant ($4.5 million in the aggregate) in a private placement that will occur immediately prior to this offering, and (ii) an aggregate of 5,000,000 units at a price of $10.00 per unit ($50.0 million in the aggregate) in a private placement that will occur immediately prior to our consummation of a business combination, which will not occur until after the signing of a definitive business combination agreement and the approval of that business combination by a majority of our public stockholders. The $4.5 million of proceeds from the sale of the sponsors’ warrants will be added to the proceeds of this offering and will be held in the trust account pending our consummation of a business combination on the terms described in this prospectus. If we do not complete such a business combination, then the $4.5 million proceeds from the sale of the sponsors’ warrants will be part of the liquidating distribution to our public stockholders, and the warrants will expire worthless. As the proceeds from the sale of the co-investment units will not be received by us until immediately prior to our consummation of a business combination, these proceeds will not be deposited into the trust account and will not be available for distribution to our public stockholders in the event of a dissolution and liquidating distribution. The sponsors’ warrants, the underlying shares of common stock and the co-investment units are entitled to registration rights as described under “Description of Securities.”

In addition, in connection with the vote required for our initial business combination, each of our founders has agreed to vote the shares of common stock acquired by it before this offering in accordance with the majority of the shares of common stock voted by the public stockholders. Each of our founders has also agreed to vote any shares acquired by it in or after this offering in favor of our initial business combination. Therefore, if such entity acquires shares in or after this offering, it must vote such shares in favor of the proposed business combination and has, as a result, waived the right to exercise redemption rights for those shares in the event that our initial business combination is approved by a majority of our public stockholders.

CERTAIN TRANSACTIONS

On July 20, 2006, Berggruen Holdings, which is controlled by Mr. Berggruen, purchased 4,936,000 of our units (after giving effect to our reverse stock split and stock dividend) for an aggregate purchase price of $12,340 and Marlin Equities, which is controlled by Mr. Franklin, purchased 4,936,000 of our units (after giving effect to our reverse stock split and stock dividend) for an aggregate purchase price of $12,340. In addition, on July 20, 2006, each of our directors purchased 42,667 units (after giving effect to our reverse stock split and stock dividend) for a purchase price of $106. The units are identical to those sold in this offering, except that:

•	each of our founders has agreed to vote its founders’ common stock in the same manner as a majority of the public stockholders who vote at the special or annual meeting called for the purpose of approving our initial business combination. As a result, they will not be able to exercise redemption rights (as described below) with respect to the founders’ common stock if our initial business combination is approved by a majority of our public stockholders;

•	the warrants underlying such units become exercisable after our consummation of a business combination if and when the last sales price of our common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination; and

•	the warrants underlying such units are non-redeemable for so long as they are held by our founders or their permitted transferees.

On July 20, 2006, Berggruen Holdings agreed to invest $2.25 million in us in the form of sponsors’ warrants to purchase 2,250,000 shares of our common stock at a price of $1.00 per warrant. Berggruen Holdings is obligated to purchase such sponsors’ warrants from us immediately prior to the consummation of this offering.

On July 20, 2006, Berggruen Holdings agreed to invest $25.0 million in us in the form of co-investment units at a price of $10.00 per unit (after giving effect to our reverse stock split). Berggruen Holdings is obligated to purchase such co-investment units from us immediately prior to the consummation of a business combination.

On July 20, 2006, Marlin Equities agreed to invest $2.25 million in us in the form of sponsors’ warrants to purchase 2,250,000 shares of our common stock at a price of $1.00 per warrant. Marlin Equities is obligated to purchase such sponsors’ warrants from us immediately prior to the consummation of this offering.

On July 20, 2006, Marlin Equities agreed to invest $25.0 million in us in the form of co-investment units at a price of $10.00 per unit (after giving effect to our reverse stock split). Marlin Equities is obligated to purchase such co-investment units from us immediately prior to the consummation of a business combination.

Pursuant to a registration rights agreement between us and our founders, our founders will be entitled to certain registration rights. Specifically, (i) the sponsors’ warrants and the underlying common stock, and the co-investment warrants and the underlying common stock, will be entitled to certain registration rights upon the consummation of a business combination; (ii) the founders’ warrants and the underlying common stock will be entitled to certain registration rights 90 days after the consummation of a business combination; and (iii) the founders’ units, founders’ common stock, co-investment units and co-investment common stock will be entitled to certain registration rights one year after the consummation of a business combination. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of our common stock or any voting rights until such holders exercise their respective warrants and receive shares of our common stock. Certain persons and entities that receive any of the above described securities from our founders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

Upon the consummation of this offering, we have agreed to pay Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, a total of $10,000 per month for office space, administrative services and secretarial support until the earlier of our consummation of a business combination or our liquidation. This arrangement is being agreed to by Berggruen Holdings, Inc. for our benefit and is not intended to provide Berggruen Holdings, Inc. compensation in lieu of a management fee. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party. Prior to the consummation of this offering, Berggruen Holdings has agreed to provide us with office space, administrative services and secretarial support at no charge.

Each of our sponsors has advanced $125,000 to us ($250,000 in the aggregate) as of the date of this prospectus to cover expenses related to this offering. These advances are non-interest bearing, unsecured and are due within 60 days following the consummation of this offering. The loans will be repaid out of the proceeds of this offering not placed in trust.

We will reimburse Mr. Berggruen and our directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. Subject to availability of proceeds not placed in the trust account and interest income of up to $3.9 million on the balance in the trust account, there is no limit on the amount of out-of-pocket expenses that could be incurred. The cap on the amount of out-of-pocket expenses that may be paid from interest on amounts in the trust account was intended to match the amount of the warrant purchase. The amount was a result of a negotiation between us and the underwriters and was meant to help maximize the amount of money in the trust account that would be returned to the investors if we do not consummate a business combination within the permitted time. Our audit committee will review and approve all expense reimbursements made to Mr. Berggruen and our directors and any expense reimbursements payable to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination.

Other than the $10,000 per month administrative fees and reimbursable out-of-pocket expenses payable to Mr. Berggruen and our directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to Mr. Berggruen or any of our other directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

After a business combination, Mr. Berggruen and any of our other directors who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between us and Mr. Berggruen and any of our directors or their respective affiliates, including loans by Mr. Berggruen and our directors, will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors, to the extent we have independent directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

During the period while we are pursuing the acquisition of a target business, Mr. Berggruen has agreed to present business combination opportunities that fit within our criteria and guidelines to us.

Berggruen Holdings has agreed to make four investment professionals located at the Berggruen Holdings’ offices in New York, Los Angeles and London available at no cost to us to actively source an acquisition for us. Each of these investment professionals has agreed with us that such individual will not present us with a potential business combination opportunity with a company (i) with which such individual has had any discussions, formal or otherwise, with respect to a business combination with another company prior to the consummation of this offering or (ii) that is competitive with any portfolio company of Berggruen Holdings until after such individual has presented the opportunity to such portfolio company and such portfolio company has determined not to proceed with that opportunity.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. Assuming no exercise of the underwriters’ over-allotment option, 50,000,001 shares of our common stock will be outstanding following this offering (55,000,001 upon issuance of the co-investment common stock). No shares of preferred stock are or will be outstanding immediately following this offering. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law.

Units

Public Stockholders’ Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants comprising the units will begin separate trading five business days (or as soon as practicable thereafter) following the earlier to occur of expiration of the underwriters’ over-allotment option or their exercise in full, subject to our having filed the Current Report on Form 8-K described below and having issued a press release announcing when such separate trading will begin.

In no event will the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering.

Founders’ Units

On July 20, 2006, Berggruen Holdings, Marlin Equities and our three independent directors purchased an aggregate of 10,000,001 of our units (after giving effect to our reverse stock split and stock dividend) for an aggregate purchase price of $25,000 in a private placement. Each unit consisted of one share of common stock and one warrant. The founders’ units are identical to those sold in this offering, except that:

•	each of our founders has agreed to vote its founders’ common stock in the same manner as a majority of the public stockholders who vote at the special or annual meeting called for the purpose of approving our initial business combination. As a result, they will not be able to exercise redemption rights (as described below) with respect to the founders’ common stock if our initial business combination is approved by a majority of our public stockholders;

•	the founders’ warrants will become exercisable after our consummation of a business combination if and when the last sales price of our common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination; and

•	the founders’ warrants will be non-redeemable so long as they are held by our founders or their permitted transferees.

Pursuant to a registration rights agreement between us and our founders, the holders of our founders’ units and founders’ common stock will be entitled to certain registration rights one year after the consummation of a business combination and the holders of our founders’ warrants and the underlying common stock will be entitled to certain registration rights 90 days after the consummation of a business combination.

Each of our founders has agreed, subject to certain exceptions described below, not to sell or otherwise transfer any of its founders’ units, founders’ common stock or founders’ warrants (including the common stock to be issued upon exercise of the founders’ warrants) for a period of one year from the date of the consummation of a business combination.

Each of our founders is permitted to transfer its founders’ units, founders’ common stock or founders’ warrants (including the common stock to be issued upon exercise of the founders’ warrants) to our officer and our directors, and other persons or entities associated with such founder, but the transferees receiving such securities will be subject to the same agreement as our founders.

Co-Investment Units

Immediately prior to our consummation of a business combination, our sponsors will purchase in equal amounts an aggregate of 5,000,000 of our units at a price of $10.00 per unit for an aggregate purchase price of $50.0 million. Each unit will consist of one share of common stock and one warrant.

The co-investment units will be identical to the units sold in this offering. However, as the proceeds from the sale of the co-investment units will not be received by us until immediately prior to our consummation of a business combination, these proceeds will not be deposited into the trust account and will not be available for distribution to our public stockholders in the event of a dissolution and liquidating distribution. Our sponsors will not receive any additional carried interest (in the form of additional units, common stock, warrants or otherwise) in connection with the co-investment.

Pursuant to the registration rights agreement, the holders of our co-investment units and co-investment common stock will be entitled to certain registration rights one year after the consummation of a business combination.

Each of our sponsors has agreed, subject to certain exceptions described below, not to sell or otherwise transfer any of its co-investment units, co-investment common stock or co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) for a period of one year from the date of the consummation of a business combination.

Each of our sponsors will be permitted to transfer its co-investment units, co-investment common stock or co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) to our officer and our directors, and other persons or entities associated with such sponsor, but the transferees receiving such securities will be subject to the same agreement as our sponsors.

Each of our sponsors has agreed to provide our audit committee, on a quarterly basis, with evidence that such sponsor has sufficient net liquid assets available to consummate the co-investment. Such net liquid assets will include cash and marketable securities held by Mr. Berggruen and Mr. Franklin. In the event that a sponsor is unable to consummate the co-investment when required to do so, such sponsor has agreed to surrender and forfeit its founders’ units to us.

Common Stock

As of the date of this prospectus, there were 10,000,001 shares of our common stock outstanding held by five stockholders of record. Upon closing of this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 50,000,001 shares of our common stock outstanding (55,000,001 upon issuance of the co-investment common stock). Except for such voting rights that may be given to one or more series of preferred stock issued by the board of directors pursuant to the blank check power granted by our amended and restated certification of incorporation or required by law, holders of common stock will have exclusive voting rights for the election of our directors and all other matters requiring stockholder action. Holders of common stock will be entitled to one vote per share on matters to be voted on by stockholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. After a business combination is concluded, if ever, and upon our dissolution, our public stockholders will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

In connection with the vote required for our initial business combination, each of our founders has agreed to vote the shares of common stock owned by it immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders. Furthermore, each of our founders has agreed that it will vote any shares of common stock acquired by it in or after this offering in favor of a proposed business combination. As a result, if our founders acquire shares in or after this offering, they must vote in favor of the proposed business combination with respect to those shares, and will therefore waive the right to exercise the redemption rights granted to public stockholders. In connection with the vote required for our initial business combination, a majority of our issued and outstanding common stock (whether or not held by public stockholders) will constitute a quorum. Our founders have agreed to act together for the purpose of voting our shares. If any matters are voted on by our stockholders at an annual or special meeting, our founders may vote all their shares, whenever acquired, as they see fit. On consummation of our initial business combination, the underwriters will be entitled to receive the deferred underwriters’ discounts and commissions then held in the trust account, exclusive of interest thereon.

We will proceed with the business combination only if a majority of the shares of our common stock voted are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their redemption rights discussed below. Voting against the business combination alone will not result in redemption of a stockholder’s shares for a pro rata share of the trust account. A stockholder must have also exercised the redemption rights described below for a redemption to be effective.

If we liquidate prior to a business combination, we have agreed in the trust agreement governing the trust account that our public stockholders are entitled to share ratably in the trust account, inclusive of any interest not previously released to us to fund working capital requirements, and net of any income taxes due on such interest, which income taxes, if any, shall be paid from the trust fund, and any assets remaining available for distribution to them after payment of liabilities. Liquidation expenses will only be paid from funds held outside of the trust account. If we do not complete an initial business combination and the trustee must distribute the balance of the trust account pursuant to the trust agreement, the underwriters have agreed that: (i) they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the trust account and (ii) the deferred underwriters’ discounts and commission will be distributed on a pro rata basis among the public stockholders, together with any accrued interest thereon and net of income taxes payable on such interest. Each of our founders has agreed to waive its respective rights to participate in any liquidating distribution occurring upon our failure to consummate a business combination with respect to all shares of common stock owned by it before this offering.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock redeemed for cash equal to their pro rata share of the trust account plus any interest if they vote against the business combination and the business combination is approved and completed. Public stockholders who cause us to redeem their common stock for their pro rata share of the trust account will retain the right to exercise any warrants they own if they previously purchased units or warrants.

The payment of dividends, if ever, on the common stock will be subject to the prior payment of dividends on any outstanding preferred stock, of which there is currently none.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants

Public Stockholders’ Warrants

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $7.50 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the consummation of a business combination; or

•	one year from the date of this prospectus,

provided in each case that there is an effective registration statement covering the shares of common stock underlying the warrants in effect.

The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York time. Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole but not in part,

•	at a price of $0.01 per warrant,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established these redemption criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue notice of redemption of the warrants, each warrant holder shall be entitled to exercise his or her warrant prior to the scheduled redemption date. However, there can be no assurance that the price of the common stock will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement and the amendments thereto, which have been filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of common stock issuable on exercise of the warrants will not be adjusted for issuances of common stock at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise we have a registration statement under the Securities Act in effect covering the shares of common stock issuable upon the exercise of the warrants and a current prospectus relating to that common stock. Under the warrant agreement, we have agreed that prior to the commencement of the exercise period, we will file a registration statement with the SEC for the registration of the common stock issuable upon exercise of the warrants, use our best efforts to cause the registration statement to become effective on or prior to the commencement of the exercise period and to maintain a current prospectus relating to the common stock issuable upon the exercise of the warrants until the warrants expire or are redeemed. However, we cannot assure you that we will be able to be able to keep the prospectus included in such registration statement current. The warrants may be deprived of any value and the market for the warrants may be limited if there is no registration statement in effect covering the shares of the common stock issuable upon the exercise of the warrants or if the prospectus relating to the common stock issuable on the exercise of the warrants is not current.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up the number of shares of common stock to be issued to the warrant holder to the nearest whole number of shares.

Founders’ Warrants

The founders’ warrants are substantially similar to those being issued in this offering, except that the founders’ warrants will:

•	become exercisable after our consummation of a business combination if and when the last sales price of our common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination; and

•	be non-redeemable so long as they are held by our founders or their permitted transferees.

Pursuant to the registration rights agreement, no later than 90 days after the consummation of a business combination, we have agreed to file a registration statement with the SEC for the registration of the common stock issuable upon exercise of the founders’ warrants, use our best efforts to cause the registration statement to become effective on or prior to the commencement of the exercise period and to maintain a current prospectus relating to the common stock issuable upon the exercise of the founders’ warrants until these warrants expire.

Each of our founders has agreed, subject to certain exceptions, not to sell or otherwise transfer any of its founders’ warrants (including the common stock to be issued upon exercise of the founders’ warrants) for a period of one year from the date of the consummation of a business combination.

Sponsors’ Warrants

The sponsors’ warrants will have terms and provisions that are substantially similar to the warrants included in the units being sold in this offering, except that these warrants (including the common stock to be issued upon exercise of these warrants) (i) will not be transferable or salable by our sponsors or their permitted transferees until one year after we consummate a business combination, and (ii) will be non-redeemable so long as our sponsors or their permitted transferees hold such warrants. Our sponsors will be permitted to transfer sponsors’ warrants (including the common stock to be issued upon exercise of the sponsors’ warrants) in certain limited circumstances, such as to our officer and our directors, and other persons or entities associated with such sponsor, but the transferees receiving such sponsors’ warrants will be subject to the same sale restrictions imposed on our sponsors. The proceeds from the sale of the sponsors’ warrants will be part of the funds distributed to our public stockholders in the event we are unable to complete a business combination. Pursuant to the registration rights agreement, as promptly as practicably after the consummation of a business combination (but not earlier than one year from the date of the consummation of this offering), we have agreed to file a registration statement with the SEC for the registration of the common stock issuable upon exercise of the sponsors’ warrants, use our best efforts to cause the registration statement to become effective on or prior to the commencement of the exercise period and to maintain a current prospectus relating to the common stock issuable upon the exercise of the sponsors’ warrants until these warrants expire.

Co-Investment Warrants

The co-investment warrants will have terms and provisions that are substantially similar to the warrants included in the units being sold in this offering, except that these warrants (including the common stock to be issued upon exercise of these warrants) (i) will not be transferable or salable by our sponsors or their permitted transferees until one year after we complete a business combination and (ii) will be non-redeemable so long as our sponsors or their permitted transferees hold such warrants. Our sponsors will be permitted to transfer co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) in certain limited circumstances, such as to our officer and our directors, and other persons or entities associated with such sponsor, but the transferees receiving such co-investment warrants will be subject to the same sale restrictions imposed on our sponsors. Pursuant to the registration rights agreement, as promptly as practicably after the consummation of a business combination (but not earlier than one year from the date of the consummation of this offering), we have agreed to file a registration statement with the SEC for the registration of the common stock issuable upon exercise of the co-investment warrants, use our best efforts to cause the registration statement to become effective on or prior to the commencement of the exercise period and to maintain a current prospectus relating to the common stock issuable upon the exercise of the co-investment warrants until these warrants expire. To the extent that the co-investment warrants are exercised, we anticipate that the proceeds will be used for working capital.

Dividends

Except for the 1 for 3 stock dividend that was effected on December 14, 2006, we have not paid any dividends on our common stock to date and we do not intend to pay cash dividends prior to the consummation of a business combination. After we complete a business combination, the payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after a business combination will be within the discretion of our then-board of directors. Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Certain Anti-takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws

Upon the closing of this offering, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our board of directors. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation provides that our stockholders will not be able to take any action by written consent subsequent to the consummation of this offering, but will only be able to take action at duly called annual or special meetings of stockholders. Our bylaws further provide that special meetings of our stockholders may be only called by our board of directors with a majority vote of our board of directors, by our chief executive officer or our chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the first annual meeting of stockholders after the closing of this offering, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into or will enter into agreements with Mr. Berggruen and our other directors to provide contractual indemnification in addition to the indemnification provided in our amended and restated certificate of incorporation. We believe that these provisions and agreements are necessary to attract qualified directors. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We intend to purchase a policy of directors’ and officers’ liability insurance that insures Mr. Berggruen and our other directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify Mr. Berggruen and our other directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Securities Eligible for Future Sale

Upon consummation of this offering (assuming no exercise of the underwriters’ over-allotment option) we will have 50,000,001 shares of our common stock outstanding (55,000,001 upon issuance of the co-investment common stock). Of these shares, the 40,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 10,000,001 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares will be eligible for sale under Rule 144 prior to          , 2007.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the total number of shares of common stock then outstanding, which will equal 568,750 shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC position on Rule 144 sales

The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as “underwriters” under the Securities Act when reselling the securities of a blank check company. Based on that position, Rule 144 would not be available for resale transactions despite technical compliance with the requirements of Rule 144, and such securities can be resold only through a registered offering.

Registration Rights

Upon consummation of this offering, our founders will hold 10,000,001 issued and outstanding shares of our common stock (15,000,001 upon issuance of the co-investment common stock) and the right to purchase 10,000,001, 4,500,000 and 5,000,000 shares of common stock underlying the founders’ warrants, the sponsors’ warrants and the co-investment warrants, respectively. Pursuant to a registration rights agreement between us and our founders, our founders will be entitled to certain registration rights. Specifically, (i) the sponsors’ warrants and the underlying common stock, and the co-investment warrants and the underlying common stock, will be entitled to certain registration rights upon the consummation of a business combination; (ii) the founders’ warrants and the underlying common stock will be entitled to certain registration rights 90 days after the consummation of a business combination; and (iii) the founders’ units, founders’ common stock, co-investment units and co-investment common stock will be entitled to certain registration rights one year after the consummation of a business combination. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of our common stock or any voting rights until such holders exercise their respective warrants and receive shares of our common stock. Certain persons and entities that receive any of the above described securities from our founders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

Listing

Our units have been approved for listing upon consummation of this offering on the American Stock Exchange under the symbol “FRH.U” and, once the common stock and warrants begin separate trading, our common stock and warrants will be listed on the American Stock Exchange under the symbols “FRH” and “FRH.WS,” respectively. Although after giving effect to this offering we expect to meet on a pro forma basis the minimum initial listing standards set forth in Section 101(c) of the AMEX Company Guide, which only requires that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on the American Stock Exchange as we might not meet certain continued listing standards such as income from continuing operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

This is a general summary of certain United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our units if you are a beneficial owner other than:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source;

•	a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election under applicable Treasury regulations to be treated as a United States person; or

•	if you are otherwise subject to U.S. federal income taxation on a net income tax basis in respect of the units.

This summary does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States federal income tax laws (such as a “controlled foreign corporation,” “passive foreign investment company,” or a company that accumulates earnings to avoid United States federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities or former United States citizen or resident). This summary does not discuss any aspect of state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (“IRS”) and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

If a partnership holds our units, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-UNITED STATES HOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF OUR SECURITIES.

Dividends

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for United States federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of common stock.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale or Other Disposition of Securities

You generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of your units or their component securities unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain);

•	you are an individual, you hold your units, common stock or warrants as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition of your holding period for your units, common stock or warrants, more than 5% of our common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States federal income tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding tax on dividends you receive on your shares of common stock if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-United States person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your units, common stock or warrants outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your units, common stock or warrants through a United States broker or the United States office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting also would apply if you sell your units, common stock or warrants through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States.

Any amounts withheld with respect to your securities under the backup withholding rules will be refunded to you or credited against your United States federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

Securities owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for United States federal estate tax purposes and therefore may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Legislation enacted in 2001 reduces the maximum federal estate tax rate over an 8-year period beginning in 2002 and eliminates the tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, these amendments will expire and the federal estate tax provisions in effect immediately prior to 2002 will be restored for estates of decedents dying after December 31, 2010.

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole bookrunning manager of this offering and representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase and we have agreed to sell to that underwriter, the number of units set forth opposite the underwriter’s name.

Number of
Underwriters	Units

Citigroup Global Markets Inc.
Ladenburg Thalmann & Co. Inc.

Total	40,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the units included in this offering are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the units if they purchase any of the units.

The underwriters propose to offer some of the units directly to the public at the public offering price set forth on the cover page of this prospectus and some of the units to dealers at the public offering price less a concession not to exceed $      per unit. The underwriters may allow, and dealers may reallow, a concession not to exceed $      per unit on sales to other dealers. If all of the units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. Citigroup Global Markets Inc. has advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of units offered by them.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 6,000,000 additional units at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional units approximately proportionate to that of the underwriter’s initial purchase commitment.

We have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any units, shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

In addition, our founders and directors have agreed, subject to certain exceptions, not to sell or otherwise transfer any of the their rights as stockholders of ours for a period of one year from the date we complete a business combination.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of our units described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the units that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of units described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of units through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the units as contemplated in this prospectus. Accordingly, no purchaser of the units, other than the underwriters, is authorized to make any further offer of the units on behalf of the underwriters or us.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the units described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the units has been or will be

•	released, issued, distributed or caused to be released, issued or distributed to the public in France or

•	used in connection with any offer for subscription or sale of the units to the public in France.

Such offers, sales and distributions will be made in France only

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties or

•	in a transaction that, in accordance with article L.411-2-II-1º-or-2º-or 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The units may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Prior to this offering, there has been no public market for our units. Consequently, the initial public offering price for the units was determined by negotiations among us and the underwriters. Among the factors considered in determining the initial public offering price were our future prospects, our markets, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our units, common stock or warrants will develop and continue after this offering.

Our units have been approved for listing upon consummation of this offering on the American Stock Exchange under the symbol “FRH.U” and, once the common stock and warrants begin separate trading, our common stock and warrants will be listed on the American Stock Exchange under the symbols “FRH” and “FRH.WS,” respectively. Although after giving effect to this offering we expect to meet on a pro forma basis the minimum initial listing standards set forth in Section 101(c) of the AMEX Company Guide, which only requires that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on the American Stock Exchange as we might not meet certain continued listing standards such as income from continuing operations.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional units.

Paid by
Freedom Acquisition Holdings, Inc.
	No Exercise	Full Exercise

Per Unit	$	$
Total	$	$

The amounts paid by us in the table above include $13.2 million in deferred underwriting discounts and commissions ($15.2 million if the underwriters’ over-allotment option is exercised in full), an amount equal to 3.3% of the gross proceeds of this offering, which will be placed in trust until our consummation of an initial business combination as described in this prospectus. At that time, the deferred underwriting discounts and commissions will be released to the underwriters out of the balance held in the trust account. If we do not complete an initial business combination and the trustee must distribute the balance of the trust account, the underwriters have agreed that (i) on our liquidation they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the trust account and (ii) the deferred underwriting discounts and commissions will be distributed on a pro rata basis among the public stockholders, together with any accrued interest thereon and net of income taxes payable on such interest.

In connection with this offering, Citigroup Global Markets Inc. on behalf of the underwriters, may purchase and sell units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of units in excess of the number of units to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of units made in an amount up to the number of units represented by the underwriters’ over-allotment option. In determining the source of units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of units in the open market while this offering is in progress.

The underwriters may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the units. They may also cause the price of the units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the American Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering payable by us will be $700,000, exclusive of underwriting discounts and commissions.

The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available by one or more of the underwriters on a website maintained by one or more of the underwriters. Citigroup Global Markets Inc. may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. Citigroup Global Markets Inc. will allocate units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, units may be sold by the underwriters to securities dealers who resell units to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Other Terms

We are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so. However, we may pay the underwriters of this offering or any entity with which they are affiliated a finder’s fee or other compensation for services rendered to us in connection with the consummation of a business combination. In addition, any of the underwriters may assist us in raising additional capital in the future for which they will be entitled to receive customary fees.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Greenberg Traurig, LLP, New York, New York. In connection with this offering, Cleary Gottlieb Steen & Hamilton LLP, New York, New York, is acting as counsel to the underwriters.

EXPERTS

Our financial statements at October 31, 2006 and for the period from June 8, 2006 (date of inception) through October 31, 2006 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report of Rothstein, Kass & Company, P.C., independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon consummation of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Index to Financial Statements

FREEDOM ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Freedom Acquisition Holdings, Inc.

We have audited the accompanying balance sheet of Freedom Acquisition Holdings, Inc. (a corporation in the development stage) (the “Company”) as of October 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the period from June 8, 2006 (date of inception) to October 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Freedom Acquisition Holdings, Inc. (a corporation in the development stage) as of October 31, 2006, and the results of its operations and its cash flows for the period from June 8, 2006 (date of inception) to October 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/  ROTHSTEIN, KASS & COMPANY, P.C.

Roseland, New Jersey
December 15, 2006

FREEDOM ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

BALANCE SHEET
October 31, 2006

ASSETS
Current asset, cash	$78,721
Other assets deferred offering costs	213,810

$292,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$250
Accrued offering costs	15,000
Notes payable, stockholders	250,000

Total current liabilities	265,250

Commitments

Stockholders’ equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued
Common stock, $.0001 par value, authorized 200,000,000 shares; 10,000,001 shares issued and outstanding	1,000
Additional paid-in capital	24,000
Income accumulated during the development stage	2,281

Total stockholders’ equity	27,281

$292,531

See accompanying notes to financial statements

FREEDOM ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

STATEMENT OF OPERATIONS

For the Period
from June 8, 2006
(date of inception)
to October 31, 2006

Interest income	$2,681

Formation and operating costs	400

Net income	2,281

Weighted average number of common shares outstanding, basic and diluted	10,000,001

Net income per common share, basic and diluted	$—

See accompanying notes to financial statements

FREEDOM ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from June 8, 2006 (date of inception) to October 31, 2006

				Income
				Accumulated
			Additional	During the	Total
	Common		Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Common shares issued	10,000,001	$1,000	$24,000	$—	$25,000
Net income				2,281	2,281

Balances, at October 31, 2006	10,000,001	$1,000	$24,000	$2,281	$27,281

See accompanying notes to financial statements

FREEDOM ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

STATEMENT OF CASH FLOWS

For the Period
from June 8,
2006 (date of
inception) to
October 31, 2006

Cash flows from operating activities
Net income	$2,281
Adjustment to reconcile net income to net cash used in operating activities:
Change in operating assets and liabilities:
Accrued expenses	250

Net cash provided by operating activities	2,531

Cash flows from financing activities
Proceeds from notes payable, stockholders	250,000
Proceeds from issuance of common stock	25,000
Payments for deferred offering costs	(198,810)

Net cash provided by financing activities	76,190

Net increase in cash	78,721
Cash, beginning of period
Cash, end of period	$78,721

Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$15,000

See accompanying notes to financial statements

Freedom Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements

NOTE A — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Freedom Acquisition Holdings, Inc. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on June 8, 2006. The Company was formed to acquire an operating business through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. The Company has neither engaged in any operations nor generated revenue to date. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year end.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of a proposed offering of Units (as defined in Note C below) (the “Proposed Offering”), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) an operating business (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, at least 96% of the gross proceeds, after payment of certain amounts to the underwriters, will be held in a trust account (“Trust Account”) and invested in either short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or short-term tax exempt municipal bonds issued by governmental entities located within the United States and otherwise meeting the condition under Rule 2a-7 promulgated under the Investment Company Act of 1940, until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 20% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Proposed Offering) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. Public stockholders voting against a Business Combination will be entitled to convert their stock into a pro rata share of the Trust Account (including the additional 3.3% fee of the gross proceeds payable to the underwriters upon the Company’s consummation of a Business Combination), including any interest earned (net of taxes payable and the amount distributed to the Company to fund its working capital requirements) on their pro rata share, if the Business Combination is approved and consummated. However, voting against the Business Combination alone will not result in an election to exercise a stockholder’s conversion rights. A stockholder must also affirmatively exercise such conversion rights at or prior to the time the Business Combination is voted upon by the stockholders. All of the Company’s stockholders prior to the Proposed Offering, including all of the directors of the Company will agree to vote all of the shares of common stock held by them in accordance with the vote of the majority in interest of all other stockholders of the Company.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied, the proceeds held in the Trust Account will be distributed to the Company’s public stockholders, excluding the existing stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note C).

NOTE B —	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development stage company:

The Company complies with the reporting requirements of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Common Stock:

On November 29, 2006, the Company effected a four-fifths (4/5) reverse stock split. On December 14, 2006, the Company effected a (i) one-for-three stock dividend for each issued and outstanding share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) one-for-three unit dividend for each issued and outstanding unit (the “Units”) of the Company (collectively, the “Dividend”). All transactions and disclosures in the financial statements, related to the Company’s Common Stock and Units, have been adjusted to reflect the effect of the stock and unit, reverse split and dividend.

Net income per common share:

Income per common share is based on the weighted average number of common shares outstanding. The Company complies with SFAS No. 128, “Earnings Per Share,” which requires dual presentation of basic and diluted earnings per share on the face of the statements of operations, which the Company has adopted. Basic income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if convertible debentures, options and warrants were to be exercised or converted or otherwise resulted in the issuance of common stock that then shared in the earnings of the entity.

Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceeds the Federal depository insurance coverage of $100,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximates the carrying amounts represented in the balance sheet.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred offering costs:

The Company complies with the requirements of the SEC Staff Accounting Bulletin (SAB) Topic 5A “Expenses of Offering.” Deferred offering costs consist principally of legal costs of $50,000, accounting costs of $25,000, and other offering costs of $138,810 incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the completion of the Proposed Offering or charged to expense if the Proposed Offering is not completed.

Income tax:

The Company complies with SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

NOTE C — PROPOSED OFFERING

The Proposed Offering calls for the Company to offer for public sale up to 40,000,000 units (“Units”). Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“Warrant”). The expected public offering price will be $10.00 per unit. Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.50 commencing on the later of (a) one year from the date of the final prospectus for the Proposed Offering or (b) the completion of a Business Combination with a target business, and will expire five years from the date of the prospectus. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no cash settlement of the warrants and the warrants will expire worthless.

NOTE D — RELATED PARTY TRANSACTIONS

Each of Berggruen Holdings North America Ltd. (“Berggruen Holdings”), Marlin Equities II, LLC (“Marlin Equities”) and three independent directors have purchased an aggregate of 10,000,001 of the Company’s founders’ units for an aggregate price of $25,000 in a private placement. The units are identical to those sold in the Proposed Offering, except that each of the founders will agree to vote its founders’ common stock in the same manner as a majority of the public stockholders who vote at the special or annual meeting called for the purpose of approving the Company’s initial business combination. As a result, they will not be able to exercise conversion rights with respect to the founders’ common stock if the Company’s initial business combination is approved by a majority of its public stockholders. The founders’ common stock included therein will not participate with the common stock included in the units sold in the Proposed Offering in any liquidating distribution. The founders’ warrants included therein will become exercisable after the Company’s consummation of a business combination, if and when the last sales price of the Company’s common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination and will be non-redeemable so long as they are held by the Company’s founders or their permitted transferees.

The Company issued two $125,000 unsecured promissory notes, one each, to Berggruen Holdings and Marlin Equities. These advances are non-interest bearing, unsecured and are due within 60 days following the consummation of the Proposed Offering. A portion of the loans will be repaid out of the proceeds of the Proposed Offering not placed in trust and the balance of the loans will be repaid out of the interest we receive on the balance of the trust account.

The Company presently occupies office space provided by Berggruen Holdings, Inc. Berggruen Holdings, Inc. has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $10,000 per month for such services.

Berggruen Holdings and Marlin Equities collectively have agreed to purchase directly from the Company, in a private placement, 4,500,000 warrants immediately prior to the Proposed Offering at a price of $1 per warrant (an aggregate purchase price of approximately $4,500,000) from the Company and not as part of the

Proposed Offering. They have also agreed that these warrants purchased by them will not be sold or transferred until at least one year after the completion of a Business Combination.

In addition, Berggruen Holdings and Marlin Equities, collectively have agreed to purchase 5,000,000 units at a price of $10 per unit (an aggregate price of $50,000,000) from the Company in a private placement that will occur immediately prior to the Company’s consummation of a business combination. These private placement units will be identical to the units sold in the Proposed Offering. They have also agreed that these units will not be sold, transferred, or assigned until at least one year after the completion of the Business Combination.

NOTE E — COMMITMENTS

The Company is committed to pay an underwriting discount of 3.7% of the public unit offering price to the underwriters at the closing of the Proposed Offering, with an additional 3.3% fee of the gross offering proceeds payable upon the Company’s consummation of a Business Combination.

The Company expects to grant the underwriters a 30-day option to purchase up to 6,000,000 additional units to cover the over-allotment. The over-allotment option will be used only to cover a net short position resulting from the initial distribution.

NOTE F — PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

$400,000,000

Freedom Acquisition Holdings, Inc.

40,000,000 Units

PROSPECTUS

           , 2006

Citigroup

Ladenburg Thalmann & Co. Inc.

Until           , 2007, (25 days after the date of this prospectus) federal securities law may require all dealers selling our securities, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

References to “the company,” “the Registrant,” “we,” “us,” “our” and similar expressions in this Part II refer to Freedom Acquisition Holdings, Inc.

Item 13.	Other Expenses Of Issuance And Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with this offering of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers Inc. filing fee and the American Stock Exchange fee.

SEC registration fee	$49,220
NASD filing fee	46,500
Accounting fees and expenses	60,000
Legal fees and expenses	300,000
Printing and engraving expenses	100,000
American Stock Exchange Fees	70,000
Miscellaneous	74,280

Total	$700,000

Item 14.	Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that will be in effect upon the consummation of this offering that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers and directors to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that:

•	we must indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we must advance expenses to our directors and officers and may advance to our employees and agents in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered or will enter into contractual indemnity agreements with our directors and officer which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnity agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officer against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnity agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act, and reimbursement of expenses incurred in connection with such liabilities.

We have agreed to indemnify the several underwriters against specific liabilities, including liabilities under the Securities Act of 1933.

Item 15.	Recent Sales of Unregistered Securities

All information in this Item 15 has been adjusted to reflect (i) a four-fifths (4/5) reverse stock split that was effected on November 29, 2006 and (ii) a 1 for 3 stock dividend that was effected on December 14, 2006.

On July 20, 2006, Berggruen Holdings North America Ltd. purchased 4,936,000 of our units for an aggregate purchase price of $12,340 in a private placement.

On July 20, 2006, Marlin Equities II, LLC purchased 4,936,000 of our units for an aggregate purchase price of $12,340 in a private placement.

On July 20, 2006, Herbert A. Morey purchased 42,667 of our units for an aggregate purchase price of $106.66 in a private placement.

On July 20, 2006, William P. Lauder purchased 42,667 of our units for an aggregate purchase price of $106.66 in a private placement.

On July 20, 2006, James N. Hauslein purchased 42,667 of our units for an aggregate purchase price of $106.66 in a private placement.

On July 20, 2006, Berggruen Holdings North America Ltd. agreed to purchase 2,225,000 of our warrants to purchase one share of our common stock at a price of $1.00 per warrant. Berggruen Holdings North America Ltd. is obligated to purchase such warrants from us immediately prior to the consummation of this offering.

On July 20, 2006, Marlin Equities II, LLC agreed to purchase 2,225,000 of our warrants to purchase one share of our common stock at a price of $1.00 per warrant. Marlin Equities is obligated to purchase such warrants from us immediately prior to the consummation of this offering.

On July 20, 2006, Berggruen Holdings North America Ltd. agreed to purchase 2,500,000 of our units for an aggregate purchase price of $25,000,000 at a price of $10.00 per unit. Berggruen Holdings North America Ltd. is obligated to purchase such units from us immediately prior to our consummation of a business combination.

On July 20, 2006, Marlin Equities II, LLC agreed to purchase 2,500,000 of our units for an aggregate purchase price of $25,000,000 at a price of $10.00 per unit. Marlin Equities is obligated to purchase such units from us immediately prior to our consummation of a business combination.

The sales of the above securities were deemed to be exempt from the registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In each such transaction, such entity represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit
No.	Description

1.1*	Form of Underwriting Agreement
3.1*	Form of Amended and Restated Certificate of Incorporation
3.2*	Bylaws
4.1*	Specimen Unit Certificate
4.2*	Specimen Common Stock Certificate
4.3*	Warrant Agreement dated July 20, 2006 between Continental Stock Transfer & Trust Company and the Registrant
4.4*	Specimen Public Warrant Certificate (included in Exhibit 4.3)
4.5*	Specimen Private Warrant Certificate (included in Exhibit 4.3)
4.6*	First Amendment dated as of November 9, 2006 to Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant
4.7*	Second Amendment dated as of November 29, 2006 to Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1*	Opinion of Greenberg Traurig, LLP
10.1*	Form of Registration Rights Agreement among the Registrant and the Founders
10.2*	Founders’ Units Subscription Agreement dated as of July 20, 2006 among the Registrant and Berggruen Holdings
10.3*	Founders’ Units Subscription Agreement dated as of July 20, 2006 among the Registrant and Marlin Equities
10.4*	Founders’ Units Subscription Agreement dated as of July 20, 2006 among the Registrant and James N. Hauslein
10.5*	Founders’ Units Subscription Agreement dated as of July 20, 2006 among the Registrant and William P. Lauder
10.6*	Founders’ Units Subscription Agreement dated as of July 20, 2006 among the Registrant and Herbert A. Morey
10.7*	Sponsors’ Warrant and Co-Investment Units Subscription Agreement dated as of July 20, 2006 among the Registrant and Berggruen Holdings
10.8*	Sponsors’ Warrant and Co-Investment Units Subscription Agreement dated as of July 20, 2006 among the Registrant and Marlin Equities
10.9*	Form of Investment Management Trust Agreement by and between the Registrant and Continental Stock Transfer & Trust Company
10.10*	Letter Agreement dated as of July 20, 2006 among the Registrant, Citigroup Global Markets Inc. and Berggruen Holdings
10.11*	Letter Agreement dated as of July 20, 2006 among the Registrant, Citigroup Global Markets Inc. and Marlin Equities
10.12*	Letter Agreement dated as of July 20, 2006 among the Registrant, Citigroup Global Markets Inc. and Nicolas Berggruen
10.13*	Letter Agreement dated as of July 20, 2006 among the Registrant, Citigroup Global Markets Inc. and Martin E. Franklin
10.14*	Letter Agreement dated as of July 20, 2006 among the Registrant, Citigroup Global Markets Inc. and James N. Hauslein

Exhibit
No.	Description

10.15*	Letter Agreement dated as of July 20, 2006 among the Registrant, Citigroup Global Markets Inc. and William P. Lauder
10.16*	Letter Agreement dated as of July 20, 2006 among the Registrant, Citigroup Global Markets Inc. and Herbert A. Morey
10.17*	Form of Letter Agreement among the Registrant and Berggruen Holdings, Inc. providing office space to the Registrant
10.18*	Promissory Note, dated June 14, 2006, issued to Berggruen Holdings
10.19*	Promissory Note, dated June 14, 2006, issued to Marlin Equities
10.20*	Amended Letter Agreement dated as of November 30, 2006 among the Registrant, Citigroup Global Markets Inc. and Berggruen Holdings
10.21*	Amended Letter Agreement dated as of November 30, 2006 among the Registrant, Citigroup Global Markets Inc. and Marlin Equities
10.22*	Amended Letter Agreement dated as of November 30, 2006 among the Registrant, Citigroup Global Markets Inc. and Nicolas Berggruen
10.23*	Amended Letter Agreement dated as of November 30, 2006 among the Registrant, Citigroup Global Markets Inc. and Martin E. Franklin
10.24*	Amended Letter Agreement dated as of November 30, 2006 among the Registrant, Citigroup Global Markets Inc. and James N. Hauslein
10.25*	Amended Letter Agreement dated as of November 30, 2006 among the Registrant, Citigroup Global Markets Inc. and William P. Lauder
10.26*	Amended Letter Agreement dated as of November 30, 2006 among the Registrant, Citigroup Global Markets Inc. and Herbert A. Morey
10.27*	Form of Berggruen Holdings’ Employee Letter Agreement
10.28*	Second Amended Letter Agreement dated as of December 15, 2006 among the Registrant, Citigroup Global Markets Inc. and Berggruen Holdings
10.29*	Second Amended Letter Agreement dated as of December 15, 2006 among the Registrant, Citigroup Global Markets Inc. and Marlin Equities
10.30*	Second Amended Letter Agreement dated as of December 15, 2006 among the Registrant, Citigroup Global Markets Inc. and Nicolas Berggruen
10.31*	Second Amended Letter Agreement dated as of December 15, 2006 among the Registrant, Citigroup Global Markets Inc. and Martin E. Franklin
23.1	Consent of Rothstein, Kass & Company, P.C.
23.2*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature page to this registration statement)
99.1*	Form of Code of Ethics
99.2*	Form of Charter of Audit Committee
99.3*	Form of Charter of Governance and Nominating Committee
99.4*	Form of Charter of Compensation Committee

*	Previously filed.

(b) No financial statement schedules are required to be filed with this Registration Statement.

Item 17.	Undertakings.

(a) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of December, 2006.

FREEDOM ACQUISITION HOLDINGS, INC.

/s/  NICOLAS BERGGRUEN
Nicolas Berggruen
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ NICOLAS BERGGRUEN Nicolas Berggruen	President, Chief Executive Officer and Director (principal executive officer, principal financial officer and principal accounting officer)	December 21, 2006

* Martin E. Franklin	Director	December 21, 2006

* James N. Hauslein	Director	December 21, 2006

* William P. Lauder	Director	December 21, 2006

* Herbert A. Morey	Director	December 21, 2006

The undersigned, by signing his name, hereto, does sign and execute this Amendment pursuant to the Power of Attorney executed by the above named officer and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officer and directors.

*By:	/s/ NICOLAS BERGGRUEN Nicolas Berggruen	Attorney-in-Fact	December 21, 2006